     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MARCH 10, 2000


                                            REGISTRATION STATEMENT NO. 333-92677
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------


                               AMENDMENT NO. 6 TO


                                    FORM S-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------
                                FAIRMARKET, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

            DELAWARE                           7389                          04-3351937
(STATE OR OTHER JURISDICTION OF    (PRIMARY STANDARD INDUSTRIAL           (I.R.S. EMPLOYER
 INCORPORATION OR ORGANIZATION)    CLASSIFICATION CODE NUMBER)          IDENTIFICATION NO.)

                             500 UNICORN PARK DRIVE
                                WOBURN, MA 01801
                                 (781) 376-5600
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                    REGISTRANT'S PRINCIPAL EXECUTIVE OFFICE)
                            ------------------------

                                SCOTT T. RANDALL
                     PRESIDENT AND CHIEF EXECUTIVE OFFICER
                                FAIRMARKET, INC.
                             500 UNICORN PARK DRIVE
                                WOBURN, MA 01801
                                 (781) 376-5600
 (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)
                            ------------------------
                                   COPIES TO:

              DAVID F. DIETZ, P.C.                            DANIEL S. EVANS, ESQ.
          GOODWIN, PROCTER & HOAR LLP                          DAVID B. WALEK, ESQ.
                 EXCHANGE PLACE                                    ROPES & GRAY
        BOSTON, MASSACHUSETTS 02109-2881                     ONE INTERNATIONAL PLACE
                 (617) 570-1000                          BOSTON, MASSACHUSETTS 02110-2624
                                                                  (617) 951-7000

                            ------------------------
        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
  As soon as practicable after this Registration Statement becomes effective.

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [ ]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] ---------------

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] ---------------

     If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] ---------------

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]
                            ------------------------


------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------
TITLE OF EACH CLASS OF                               PROPOSED MAXIMUM        PROPOSED MAXIMUM
SECURITIES TO BE               AMOUNT TO BE         OFFERING PRICE PER      AGGREGATE OFFERING          AMOUNT OF
REGISTERED                    REGISTERED(1)              SHARE(2)                 PRICE              REGISTRATION FEE
------------------------------------------------------------------------------------------------------------------------
Common Stock, par value      5,750,000 shares             $15.00               $86,250,000               $22,770
  $.001 per share.......
------------------------------------------------------------------------------------------------------------------------



(1) Includes 750,000 shares of Common Stock that the underwriters have the option to purchase to cover over-allotments, if any.



(2) Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(a) under the Securities Act of 1933.



(3) A registration fee of $16,698 was previously paid and the balance of $6,072 is being filed herewith.


     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SEC, ACTING PURSUANT TO SECTION 8(a), MAY DETERMINE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

      THE INFORMATION IN THIS PRELIMINARY PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THESE SECURITIES MAY NOT BE SOLD UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PRELIMINARY PROSPECTUS IS NOT AN OFFER TO SELL NOR DOES IT SEEK AN OFFER TO BUY THESE SECURITIES IN ANY JURISDICTION WHERE THE OFFER OR SALE IS NOT PERMITTED.


SUBJECT TO COMPLETION, DATED MARCH 10, 2000


[fairmarket LOGO]

--------------------------------------------------------------------------------
5,000,000 Shares
Common Stock
--------------------------------------------------------------------------------

This is the initial public offering of FairMarket, Inc. We are offering 5,000,000 shares of our common stock.


Prior to this offering, there has been no public market for FairMarket's common stock. We currently estimate that the initial public offering price per share will be between $13.00 and $15.00. We have applied for quotation of the common stock on the Nasdaq National Market under the symbol "FAIM."


SEE "RISK FACTORS" BEGINNING ON PAGE 4 TO READ ABOUT FACTORS YOU SHOULD CONSIDER BEFORE BUYING SHARES OF OUR COMMON STOCK.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                                              PER SHARE       TOTAL
Initial public offering price                                 $             $
Underwriting discount                                         $             $
Proceeds, before expenses, to FairMarket                      $             $

If the underwriters sell more than 5,000,000 shares of common stock, the underwriters have the option to purchase up to an additional 750,000 shares from FairMarket at the initial public offering price less the underwriting discount.

The underwriters expect to deliver the shares to purchasers on           , 2000.

DEUTSCHE BANC ALEX. BROWN
                     ROBERTSON STEPHENS
                                            U.S. BANCORP PIPER JAFFRAY

PROSPECTUS DATED           , 2000.

Inside Front Cover Graphics


Text: Who we are. FairMarket SM provides outsourced, networked online auction services for companies that desire to develop or enhance their Internet marketplaces.


[Logo of FairMarket]


Text: What we do. We develop, host and maintain private-label online auction sites for business merchants, Internet portal sites and other companies that have a presence on the web. We host these auction sites on our central operating system, which gives us the ability to aggregate listings of goods and services available for sale on each of our customers' auction sites and make those listings available for display and sale on auction sites of other FairMarket customers. We refer to this network of customer auction sites as the FairMarket Network.


Gatefold Graphics

Text: The customers depicted on this page are representative of our customers based on contribution to revenue. No single customer has accounted for more than 10% of our revenue in 1999 or 2000.


[Logo of FairMarket in the center of the page. The FairMarket logo is surrounded by the logos of our clients: Lycos, Alloy Online, msn, CBS SportsLine, Vh1.com, citysearch.com. Zones@auction, Xoom.com, Quokkasports, Outpost.com, New Line Cinema, CompUSA, autobytel.com, Excite and boston.com.

                               PROSPECTUS SUMMARY

     You should read the following summary together with the more detailed information and FairMarket's financial statements and the notes to those statements appearing elsewhere in this prospectus.

                                FAIRMARKET, INC.

     FairMarket provides outsourced, networked online auction services for companies that desire to develop or enhance their Internet marketplaces. Our primary service offering consists of the development, hosting and maintenance of private-label online auction sites for business merchants, Internet portal sites and other companies that have a presence on the web. We host these auction sites on our central operating system, which gives us the ability to aggregate listings of goods and services available for sale on each of our customers' auction sites and make those listings available for display and sale on auction sites of other FairMarket customers. We refer to this network of customer auction sites as the FairMarket Network. For example, a computer listed for auction by a merchant like CompUSA appears not only on CompUSA's auction site but also on other community auction sites in the FairMarket Network. Similarly, listings posted by a seller on a community auction site in the FairMarket Network automatically appear on other FairMarket Network community auction sites.

     Our primary sources of revenue are service fees and network fees. Service fees include one-time auction site set-up fees and monthly fees for hosting and maintaining customers' auction sites and providing customer support services. Network fees include success fees charged to sellers upon a completed sale, listing fees and merchandising fees, which are fees charged for the prominent display of a particular seller or listing.

     Today, over 90 businesses and several top Internet portal sites are members of the FairMarket Network. A representative list of our customers appears on page 40.

     Our goal is to become a leading provider of outsourced, networked e-commerce services. Key elements of our strategy include:

     - expanding the number of customers for whom we host e-commerce applications;

     - increasing traffic and transactions across the FairMarket Network of customer sites;

     - continuing to provide new e-commerce service offerings;

     - expanding into additional international markets; and

     - applying our expertise to further penetrate the business-to-business market.

     We are a Delaware corporation. We were formed in February 1997 and therefore have a limited operating history in the highly competitive market for e-commerce services. We have incurred net losses since we were formed. For the year ended December 31, 1999, we recognized total revenue of approximately $2.1 million and incurred a net loss of approximately $16.5 million. We have not yet achieved profitability and as of December 31, 1999, we had an accumulated deficit of approximately $18.5 million. In addition, we have received a report from our independent accountants containing an explanatory paragraph stating that our historical losses, negative cash flows from operations and net capital deficiency as of December 31, 1999 raise substantial doubt about our ability to continue as a going concern. Our executive offices are located at 500 Unicorn Park Drive, Woburn, Massachusetts 01801 and our telephone number is (781) 376-5600. Our web site is located at www.fairmarket.com. The information contained on our web site does not constitute part of this prospectus.

     The names FairMarket, FairMarket Network, AuctionPlace, AutoMarkdown, Quick Win and our logo are names and service marks that belong to us. We claim rights in other names and marks. This prospectus also contains the trademarks and trade names of other entities which are the property of their respective owners.

                                    THE OFFERING

Shares offered by FairMarket.......  5,000,000 shares

Common stock to be outstanding
  after this offering..............  26,556,111 shares(1)


Estimated net proceeds to
  FairMarket.......................  $63,800,000


Use of proceeds....................  For general corporate purposes, including working capital, hiring personnel, capital expenditures, expansion of sales and marketing activities and development of technology.

Proposed Nasdaq National Market
  symbol...........................  FAIM

Risk factors.......................  See "Risk Factors" for a discussion of factors you should carefully consider
                                     before deciding to invest in shares of our
                                     common stock.
-------------------------

(1) The number of shares of our common stock that will be outstanding after this offering is based on 5,243,226 shares of common stock and 16,312,885 shares of convertible preferred stock (which will convert into a total of 16,312,885 shares of common stock at the closing of this offering) outstanding as of December 31, 1999. It excludes:

     - any shares of common stock to be issued upon exercise of the overallotment option granted to the underwriters;

     - 3,711,249 shares of common stock issuable upon exercise of employee stock options outstanding as of December 31, 1999;

     - 188,487 shares of common stock available for future grant under our employee stock option plans as of December 31, 1999;

     - 5,225,000 shares of common stock issuable upon exercise of warrants outstanding as of December 31, 1999 that are currently exercisable; and

     - 595,000 shares of common stock issuable upon exercise of a performance warrant outstanding as of December 31, 1999 that is not currently exercisable.

                             SUMMARY FINANCIAL DATA
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

     The tables below present summary financial data of FairMarket which should be read together with our financial statements and related notes and "Management's Discussion and Analysis of Financial Condition and Results of Operations" presented elsewhere in this prospectus.

     The following table sets forth our statement of operations data for the periods presented. The unaudited pro forma information in the following table gives effect, as of December 31, 1999, to the issuance of 16,312,885 shares of common stock upon the conversion of all of our outstanding preferred stock into common stock immediately prior to the closing of this offering.

                                                                       YEAR ENDED
                                                                      DECEMBER 31,
                                                              ----------------------------
                                                              1997(1)    1998       1999
                                                              -------   -------   --------
STATEMENT OF OPERATIONS DATA:
Revenue.....................................................  $    3    $     4   $  2,121
Operating expenses:
  Cost of revenue, exclusive of $83 reported below as equity
    related charges.........................................      --         --      1,051
  Sales and marketing, exclusive of $4,734 reported below as
    equity related charges..................................     232        675      3,341
  Advertising expense.......................................      47          8      4,782
  Development and engineering, exclusive of $330 reported
    below as equity related charges.........................      94        314      1,960
  General and administrative, exclusive of $175 reported
    below as equity related charges.........................     234        426      2,690
  Equity related charges....................................      --         --      5,322
                                                              ------    -------   --------
    Total operating expenses................................     607      1,423     19,146
                                                              ------    -------   --------
Loss from operations........................................    (604)    (1,419)   (17,025)
Interest income, net........................................       3         31        516
                                                              ------    -------   --------
Net loss....................................................  $ (601)   $(1,388)  $(16,509)
                                                              ======    =======   ========
Basic and diluted net loss per share........................  $(0.15)   $ (0.30)  $  (3.30)
                                                              ======    =======   ========
Shares used in computing basic and diluted net loss per
  share.....................................................   4,073      4,571      5,010
Unaudited pro forma basic and diluted net loss per share....                      $  (1.07)
                                                                                  ========
Shares used in computing pro forma basic and diluted net
  loss per share............................................                        15,449

-------------------------
(1) Period from February 20, 1997 (date of inception) to December 31, 1997.

The following table sets forth a summary of our balance sheet at December 31, 1999:

     - on an actual basis;

     - on a pro forma basis giving effect to: (1) the issuance of 16,312,885 shares of common stock upon the conversion of all of our outstanding preferred stock into common stock immediately prior to the closing of this offering; (2) the expiration of a put option on 2,500,000 shares of our Series D Convertible Preferred Stock (which will convert into 2,500,000 shares of common stock) upon the closing of this offering; and
       (3) the receipt of $5.0 million from Excite, Inc. due upon the closing of this offering. See Note 6 to the financial statements included elsewhere in the prospectus; and


     - on a pro forma as adjusted basis to reflect the preceding pro forma adjustments and the sale of 5,000,000 shares of common stock in this offering, assuming an initial public offering price of $14.00 per share and after deducting underwriting discounts and commissions and our estimated offering expenses of $6.2 million.



                                                                        DECEMBER 31, 1999
                                                              -------------------------------------
                                                                                         PRO FORMA
                                                              ACTUAL      PRO FORMA     AS ADJUSTED
                                                              -------    -----------    -----------
                                                                                (UNAUDITED)
BALANCE SHEET DATA:
Cash, cash equivalents and marketable securities............  $13,079      $18,079        $81,879
Working capital.............................................   12,304       17,304         81,104
Total assets................................................   20,071       25,071         88,871
Total stockholders' equity..................................   (1,118)      21,382         85,182

                                  RISK FACTORS

     You should carefully consider the following risks and all other information contained in this prospectus before purchasing our common stock. Although we have described below all risks we consider material, additional risks and uncertainties not known to us or that we now believe to be unimportant could also impair our business. If any of the following risks occur, our business, results of operations or financial condition could be harmed. In that case, the trading price of our common stock could decline, and you could lose all or part of your investment.

                         RISKS RELATED TO OUR BUSINESS

WE HAVE ONLY BEEN IN BUSINESS FOR A SHORT TIME AND YOUR BASIS FOR EVALUATING US IS LIMITED.

     We were formed in February 1997. Because of our limited operating history, you have limited operating and financial data about our business upon which to base an evaluation of our performance and an investment in our common stock. An investor in our common stock should consider the following risks, expenses and difficulties that we will face as a company seeking to develop a new Internet-based service:

     - if we fail to maintain and upgrade our technology to keep pace with the rapidly growing Internet market we serve we may be unable to compete effectively;

     - if we fail to expand our sales force and attract and retain engineering and other qualified personnel we may be unable to maintain and expand our business;

     - if we fail to attract and retain customers we may be unable to generate sufficient revenue to support our business; and

     - if we fail to raise additional capital if and when we need it we may be unable to develop or sustain our business.

WE EXPECT TO CONTINUE TO INCUR SUBSTANTIAL OPERATING LOSSES.

     For the year ended December 31, 1999, we incurred a net loss of approximately $16.5 million, which represented approximately 779% of our revenue for the same period. As of December 31, 1999, we had an accumulated deficit of approximately $18.5 million. We have not achieved profitability and we will continue to incur net losses until we can produce sufficient revenues to cover our costs, which may not occur. Even if we do achieve profitability, we may be unable to sustain or increase our profitability in the future because we intend to invest heavily in the marketing and promotion of our service offerings and further development of our service offerings, technology and operating infrastructure. Any such investment will depend on the availability of funds.

WE EXPECT TO CONTINUE TO HAVE NEGATIVE OPERATING CASH FLOW WHICH MAY REQUIRE US TO SEEK ADDITIONAL FINANCING, WHICH COULD BE DIFFICULT TO OBTAIN.

     We expect to continue to experience significant negative operating cash flows for the foreseeable future because we intend to continue hiring personnel, acquiring equipment and expanding our facilities in anticipation of receiving revenues in future periods. We also expect that we will increase expenditures for our sales and marketing efforts and development of technology. We expect that we will use available cash and the proceeds of this offering to pay for these expenditures.

     We have received a report from our independent accountants for our fiscal year ended December 31, 1999 containing an explanatory paragraph that describes the uncertainty as to our ability to continue as a going concern due to our historical losses, negative cash flows from operations and net capital deficiency as of December 31, 1999. Upon completion of this offering, we believe that we will have sufficient capital to meet our anticipated cash needs for working capital and capital expenditures for at least the next 12 months. However, we cannot assure you that we will achieve profitable operations.

     Depending on future cash flow, we may need to raise additional capital in the future to meet our cash requirements. We may not be able to find additional financing, if required, on favorable terms or at all. Furthermore, if we raise additional funds through the issuance of equity, equity-related or debt securities, these securities may have rights, preferences or privileges senior to those of our common stock, and our stockholders may experience additional dilution to their equity ownership.

WE MAY NOT BE ABLE TO CONTINUE ATTRACTING NEW CUSTOMERS.

     The success of our business model depends in large part on our continued ability to increase the number of customers in the FairMarket Network. The market for our services may grow more slowly than anticipated or become saturated with competitors. Some potential customers may not want to join the FairMarket Network because they are concerned about the possibility of their products being listed together with their competitors' products. If we cannot continue to bring new customers to the FairMarket Network or maintain our existing customer base, we may be unable to offer the benefits of the network model at levels sufficient to attract and retain customers and sustain our business.

OUR CUSTOMERS MAY NOT SUCCESSFULLY DRIVE USER TRAFFIC FROM THEIR MAIN WEB SITES TO THEIR AUCTION SITES.

     Our success will also depend in part on increasing the amount of traffic and the number of transactions across the FairMarket Network. For this to occur, our existing customers must drive sufficient numbers of users to their auction sites, they must devote sufficient resources to making their sites attractive to buyers and sellers and there must be demand for the products being offered on those sites. There can be no assurance that our customers will be successful in accomplishing any of these objectives and their failure to do so could impede our growth and adversely affect our business.

BUYERS AND SELLERS MIGHT NOT ADOPT ONLINE AUCTIONS OR OTHER ONLINE PRICING SOLUTIONS AS A MEANS FOR BUYING AND SELLING GOODS AND SERVICES.

     Online auctions and other pricing solutions, such as our classified advertisements service and our AutoMarkdown service, which is used for selling multiple items and in which the price of an item decreases over time and each bid results in a purchase, are relatively new methods of buying and selling that market participants may not adopt at levels sufficient to sustain our business. Traditional purchasing is often based on long-standing relationships or familiarity with sellers. For online auctions and other pricing solutions to succeed, buyers and sellers must adopt new purchasing practices. Buyers must be willing to rely less upon traditional relationships in making purchasing decisions, and merchants and Internet communities must be willing to offer products for sale through online auctions and other pricing solutions. We cannot assure you that buyers, merchants or Internet communities will choose to utilize online market pricing solutions at levels sufficient to sustain our business.

OUR BUSINESS MAY SUFFER IF AUCTION USERS DO NOT MAKE PAYMENTS OR DELIVER GOODS.

     Our future success will depend to some extent upon sellers on customer auction sites reliably delivering and accurately representing their listed goods and buyers paying the agreed purchase price. Our customers have received in the past, and we anticipate that they will receive in the future, communications from sellers and buyers who did not receive the purchase price or the goods that were to have been exchanged. Neither we nor our customers have the ability to require end-users to make payments or deliver goods or otherwise make end-users whole. Our customers also periodically receive complaints from buyers as to the quality of the goods purchased. We estimate that approximately 4% of the emails sent by end-users to our auction site customer support center contain complaints related to these types of matters. We are unaware of any complaints that have materially impacted our customers' businesses in a detrimental manner. Neither we nor our customers have the ability to determine the level of such complaints that are made directly between buyers and sellers. We expect that our customers will continue to receive requests from end-users requesting reimbursement or threatening legal action if no reimbursement is made. We expect that such requests and complaints will continue to be made and that customers or their end-users may threaten legal action against us if no reimbursement is made.

WE MAY HAVE DIFFICULTY MANAGING THE EXPANSION OF OUR OPERATIONS.

     We are undergoing rapid growth in the number of our employees and the scope of our operations and anticipate that further expansion will be required to address potential growth in our customer base and market opportunities. Such rapid expansion could place a significant strain on our senior management team and operational and financial resources. To manage the expected growth of our operations and personnel, we will need to:

     - continue to upgrade our business processes and controls;

     - expand, train and manage our growing employee base; and

     - expand our finance, administrative and operations staff.

There can be no assurance that:

     - our current and planned systems, business processes and controls will be adequate to support our future operations;

     - we will be able to hire, train, retain, motivate and manage required personnel; or

     - we will be able to identify, manage and benefit from existing and potential customer relationships and market opportunities.

     Difficulties in effectively managing the budgeting, forecasting and other process control issues presented by such a rapid expansion could have a material adverse effect on our business, results of operations and financial condition by leading to increased costs, reduced margins and lower revenue. If we are unable to undertake new business due to a shortage of staff or technology resources, our growth will be impeded. Therefore, there may be times when our opportunities for revenue growth may be limited by the capacity of our internal resources rather than by the absence of market demand.

THE LOSS OF OUR CHIEF EXECUTIVE OFFICER WOULD SIGNIFICANTLY DISRUPT OUR
BUSINESS.

     We rely on the leadership and vision of our President, Chief Executive Officer and founder, Scott T. Randall, who created FairMarket and has been instrumental in the management and growth of our business. The loss of Mr. Randall could significantly disrupt our growth, result in lost revenues or otherwise materially adversely affect our business.

BECAUSE OUR INDUSTRY IS HIGHLY COMPETITIVE AND HAS LOW BARRIERS TO ENTRY, WE MAY NOT BE ABLE TO EFFECTIVELY COMPETE.

     The U.S. market for e-commerce services is extremely competitive. We expect competition to intensify as current competitors expand their product offerings and new competitors enter the market. In addition to competition from internally-developed solutions by individual organizations, our primary direct competitors are the following providers of hosted auction services: auctions.net, bid.com, Bidland, DealDeal.com and OpenSite. We also face competition for customers from third party providers in the following areas:

     - software and application service providers: Auction Broker, Moai Technologies, OpenSite and TradingDynamics;

     - destination auction sites: Amazon.com, eBay and Yahoo! Auctions; and

     - companies with specific market pricing mechanisms: Mercata and Respond.com.

     The principal competitive factors are the quality and breadth of services provided, potential for successful transaction activity and price. E-commerce markets are characterized by rapidly changing technologies and frequent new product and service introductions. We may fail to introduce new online auction or other market pricing formats on a timely basis or at all. If we fail to introduce new service offerings or to improve our existing service offerings in response to industry developments, or if our prices are not competitive, we could lose customers, which could lead to a loss of revenues.

     Because there are relatively low barriers to entry in the e-commerce market, competition from other established and emerging companies may develop in the future. Many of our competitors may also have well-established relationships with our existing and prospective customers. Increased competition is likely to result in fee reductions, reduced margins, longer sales cycles for our services and a decrease or loss of our market share, any of which could harm our business, operating results or financial condition.

     Many of our competitors have, and new potential competitors may have, more experience developing Internet-based software applications and integrated purchasing solutions, larger technical staffs, larger customer bases, more established distribution channels, greater brand recognition and greater financial, marketing and other resources than we have. In addition, competitors may be able to develop products and services that are superior to ours or that achieve greater customer acceptance. We cannot assure you that the e-commerce solutions offered by our competitors now or in the future will not be perceived as superior to ours by merchants, Internet communities or individual buyers and sellers.

WE MAY NOT BE ABLE TO SUCCESSFULLY EXPAND INTO INTERNATIONAL MARKETS.

     A component of our strategy is to expand internationally by attracting customers outside the United States. During the fourth quarter of 1999, we entered into contracts with our first customers in Australia and the United Kingdom. Revenue under these contracts to date has not been material. We believe that significant opportunities exist in international markets, and it is our intention to compete in these markets. Primary target markets include the United Kingdom, Western Europe and Asia Pacific. Expansion into international markets will require management attention and resources. We have limited experience in localizing our services, and some of our competitors are also undertaking expansion into foreign markets. There can be no assurance that we will be successful in expanding into international markets.

     In addition to the uncertainty regarding our ability to generate revenues from foreign operations and expand our international presence, there are risks inherent in doing business internationally, including, among others:

     - regulatory requirements;

     - difficulties in staffing and managing foreign operations;

     - longer payment cycles;

     - different accounting practices;

     - fluctuating currency exchange rates;

     - problems in collecting accounts receivable;

     - legal uncertainty regarding liability, ownership and protection of intellectual property;

     - tariffs and other trade barriers;

     - seasonal reductions in business activity;

     - potentially adverse tax consequences; and

     - political instability.

     Any of the above factors could adversely affect the success of our international operations. While we believe that the international risks we currently face are minimal, to the extent we expand our international operations, we will become more exposed to the above risks. To the extent we have increasing portions of our international revenues denominated in foreign currencies, we will become subject to increased risks relating to foreign currency exchange rate fluctuations. There can be no assurance that one or more of the factors discussed above will not have a material adverse effect on our future international operations and, consequently, on our ability to expand our business and increase our revenue.

WE MAY HAVE TO MAKE MINIMUM PAYMENTS TO TWO OF OUR CUSTOMERS UNDER OUR SERVICE CONTRACTS.

     Our agreements with Microsoft Corporation and Excite, Inc. provide that if these companies drive more than a specified number of Internet users to the FairMarket Network through their Internet portal sites, we will guarantee them a minimum level of transaction revenue regardless of actual transaction fee revenue earned by the companies.

     Actual revenue is determined as follows:

     - All auction transactions are recorded in our auction system.

     - We collect, on behalf of our customers, transaction fees that our customers charge to sellers registered on their auction sites upon a completed sale.

     - On a monthly or quarterly basis, depending on the contract terms, we remit the fees collected to the customer, net of any amount owed to us.

     The customer's share of all such fees is aggregated and measured against the minimum annual guarantee.

     The agreements with Microsoft and Excite currently provide for aggregate annual minimum guaranteed revenue starting at up to approximately $5.8 million in 2000 and increasing to up to approximately $28.4 million in 2004. Our obligations to make the minimum guaranteed annual payments are directly linked to the minimum annual traffic guarantees provided by Microsoft and Excite. If Microsoft and/or Excite meet their minimum annual traffic guarantees but the increase in traffic does not produce sufficient revenue to meet the minimum guaranteed revenue, we will have a financial obligation to Microsoft and/or Excite. This obligation will be an amount equal to

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

the difference between the minimum guaranteed revenue and their portion of the transaction fees actually collected, and may therefore be material.

     Any payments we have to make to satisfy the minimum guaranteed revenue levels under these agreements could have a material adverse effect on our business, financial condition and results of operations.

OUR BUSINESS MAY SUFFER IF WE ARE NOT ABLE TO PROTECT IMPORTANT INTELLECTUAL PROPERTY.

     Our ability to compete effectively against other companies in our industry will depend, in part, on our ability to protect our proprietary technology and systems designs relating to our auction and other market pricing technologies and the FairMarket Network. While we have attempted to safeguard and maintain our proprietary rights, we do not know whether we have been or will be completely successful in doing so. Further, our competitors may independently develop or patent technologies that are substantially equivalent or superior to ours.

     We applied for patents on aspects of our technology and processes in November 1999 and those applications are pending with the U.S. Patent and Trademark Office. We do not know whether any patents will be issued. In addition, even if some or all of these patents are issued, we cannot assure you that they will not be successfully challenged by others or invalidated, that they will adequately protect our technology and processes or that they will result in commercial advantages for us. We have also applied for trademark registrations for some of our brand names and our marketing materials are copyrighted, but these protections may not be adequate. In addition, effective patent, trademark, service mark, copyright and trade secret protection may not be available in every country where we provide services. We may, at times, have to incur significant legal costs and spend time defending our copyrights and, if issued, our service marks and patents. Any defense efforts, whether successful or not, would divert both time and resources from the operation and growth of our business.

WE MAY NOT BE ABLE TO MAINTAIN THE CONFIDENTIALITY OF OUR PROPRIETARY KNOWLEDGE.

     We rely, in part, on contractual provisions to protect our trade secrets and proprietary knowledge. These agreements may be breached, and we may not have adequate remedies for any breach. Our trade secrets may also be known without breach of such agreements or may be independently developed by competitors. Our inability to maintain the proprietary nature of our technology could harm our business, results of operations and financial condition by adversely affecting our ability to compete.

OTHERS MAY ASSERT THAT OUR TECHNOLOGY INFRINGES THEIR INTELLECTUAL PROPERTY RIGHTS.

     We believe that we do not infringe the proprietary rights of others and, to date, no third parties have asserted an infringement claim against us, but we may be subject to infringement claims in the future. The defense of any claims of infringement made against us by third parties could involve significant legal costs and require our management to divert time from our business operations. Either of these consequences of an infringement claim could have a material adverse effect on our operating results. If we are unsuccessful in defending any claims of infringement, we may be forced to obtain licenses or to pay royalties to continue to use our technology. We may not be able to obtain any necessary licenses on commercially reasonable terms or at all. If we fail to obtain necessary licenses or other rights, or if these licenses are costly, our operating results may suffer either from reductions in revenues through our inability to serve customers or from increases in costs to license third-party technologies.

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

OUR BUSINESS MAY BE ADVERSELY AFFECTED IF WE ARE UNABLE TO CONTINUE TO LICENSE SOFTWARE THAT IS NECESSARY FOR OUR SERVICE OFFERING.

     Through distributors, we license a variety of commercially-available Microsoft technologies, including our database software and Internet server software, which is used in our services and systems to perform key functions. As a result, we are to a certain extent dependent upon Microsoft continuing to maintain these technologies. There can be no assurance that we would be able to replace the functionality provided by the Microsoft technologies on commercially reasonable terms or at all. The absence of or any significant delay in the replacement of that functionality could have a material adverse effect on our business, financial condition and results of operations.

OUR SYSTEMS INFRASTRUCTURE MAY NOT KEEP PACE WITH THE DEMANDS OF OUR CUSTOMERS.

     Interruptions of service as a result of a high volume of traffic and/or transactions could diminish the attractiveness of our services and our ability to attract and retain customers. There can be no assurance that we will be able to accurately project the rate or timing of increases, if any, in the use of our service, or that we will be able to expand and upgrade our systems and infrastructure to accommodate such increases in a timely manner. Any failure to expand or upgrade our systems could have a material adverse effect on our results of operations and financial condition by reducing or interrupting revenue flow and by limiting our ability to attract new customers. Any such failure could also have a material adverse effect on the business of our customers, which could damage our reputation and expose us to a risk of loss or litigation and potential liability. The FairMarket Network currently utilizes approximately 60 computer servers with an additional 10 in reserve to handle unexpected capacity increases. We currently estimate our total capacity to be approximately 30 million page views per day. The majority of this capacity is currently not utilized.

A SYSTEM FAILURE COULD CAUSE DELAYS OR INTERRUPTIONS OF SERVICE TO OUR
CUSTOMERS.

     Service offerings involving complex technology often contain errors or performance problems. Many serious defects are frequently found during the period immediately following introduction and initial implementation of new services or enhancements to existing services. Although we attempt to resolve all errors that we believe would be considered serious by our customers before implementation, our systems are not error-free. Errors or performance problems could result in lost revenues or cancellation of customer agreements and may expose us to litigation and potential liability. In the past, we have discovered errors in software used in the FairMarket Network after its incorporation into the FairMarket Network. We cannot assure you that undetected errors or performance problems in our existing or future services will not be discovered or that known errors considered minor by us will not be considered serious by our customers. We have experienced periodic minor system interruptions, which may continue to occur from time to time. During October 1999, our system was unavailable to users on account of a significant outage on two occasions, once for five hours and once for two hours. Both outages resulted from our installation of enhanced capacity management features. As a result of these outages, we paid one of our customers $15,000 under our contract with that customer. As of January 31, 2000, three of our customers have contracts which specifically allow them to terminate the contract if we are unable to maintain specified levels of service based on downtime of either their auction sites or our centralized auction service. The potential loss to us if these contracts were terminated would depend on the unexpired portion of the contract. Aggregate revenue for these three customers is approximately $38,750 per month. Also, as of January 31, 2000, 13 of our customer contracts provide for specified levels of money damages to the customer based on downtime of either their auction sites or our centralized auction service. Our potential payment or credit obligations under these provisions if the service levels specified in all of those agreements were not met over the applicable measurement period would total approximately $98,750. Errors or defects in our technology

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

would also damage our reputation which could reduce market acceptance of our services and lead to a loss of revenues.

THE FUNCTIONING OF OUR SYSTEMS OR THE SYSTEMS OF THIRD PARTIES ON WHICH WE RELY COULD BE DISRUPTED BY FACTORS OUTSIDE OUR CONTROL.

     Our success depends on the efficient and uninterrupted operation of our computer and communications hardware systems. Substantially all of our computer hardware for operating our service is currently located at the facilities of NaviSite, Inc. in Andover, Massachusetts. These systems are vulnerable to damage or interruption from natural disasters, fires, power loss, telecommunication failures, break-ins, sabotage, computer viruses, intentional acts of vandalism and similar events. We do not currently have a backup system in place. Despite any precautions we take or plan to take, the occurrence of a natural disaster or other unanticipated problems at the NaviSite facility could result in interruptions in our services. In addition, if NaviSite fails to provide the data communications capacity we require, as a result of human error, natural disaster or other operational disruption, interruptions in our service could result. Any damage to or failure of our systems could result in reductions in, or terminations of, our service, which could have a material adverse effect on our business, results of operations and financial condition.

OUR BUSINESS WILL SUFFER IF WE ARE UNABLE TO ATTRACT OR RETAIN KEY PERSONNEL.

     Based on our planned expansion, we will require a significant increase in the number of our employees and outside contractors. Our future success, therefore, will depend, in part, on attracting and retaining additional qualified management, marketing and technical personnel. We do not know whether we will be successful in hiring or retaining qualified personnel. The industry in which we compete has a high level of employee mobility and aggressive recruiting of skilled personnel. In particular, we face intense competition for qualified personnel in the areas of software development, network engineering and product management. Our inability to hire qualified personnel on a timely basis, or the departure of key employees, could harm our existing business and ability to expand our operations.

WE MAY HAVE TO MONITOR OR CONTROL ACTIVITIES ON THE FAIRMARKET NETWORK.

     The law relating to the liability of providers of online services for the activities of users of their services is currently unsettled. Our service automatically screens by key word all listings submitted by end-users for pornographic material. We also have notice and take-down procedures related to infringing and illegal goods. These procedures are not foolproof and goods that may be subject to regulation by local, state or federal authorities could be sold through our service. These goods include, for example, firearms, alcohol and tobacco. There can be no assurance that we will be able to prevent the unlawful exchange of goods on our service or that we will successfully avoid civil or criminal liability for unlawful activities carried out by users through our service. The potential imposition of liability for unlawful activities of end-users of our customers could require us to implement measures to reduce our exposure to such liability, which may require us, among other things, to spend substantial resources and/or to discontinue one or more of our service offerings. Any costs incurred as a result of such liability or asserted liability would harm our results of operations.

FUTURE GOVERNMENT REGULATION OF AUCTIONS AND AUCTIONEERS MAY ADD TO OUR OPERATING COSTS.

     Numerous jurisdictions have laws and regulations regarding the conduct of auctions and the liability of auctioneers. We believe that these laws and regulations, which were enacted for consumer protection many years ago, do not apply to our online auction services. However, little precedent exists in this area, and one or more jurisdictions are attempting or may attempt to impose these laws and regulations to online auction providers and may attempt to impose these laws and regulations on our operations or the operations of our customers in the future.

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

The states of New Hampshire, North Carolina, Pennsylvania and Tennessee are currently considering whether to apply their auctioneer regulations to online auctions, but no regulatory or legislative action has been taken to date. Illinois recently passed legislation which became effective in January 2000 and which by its terms applies to the conduct of all auctions, including auctions conducted over the Internet. The Illinois statute establishes a licensing requirement and provides for civil penalties and injunctive relief for its violation. This newly-passed legislation has not yet been subject to interpretation and its scope and applicability are therefore currently unclear. If, however, this new statute is interpreted to apply to us or to our customers, we and/or those of our customers to whom the statute applies would be required to obtain the necessary state license. This could adversely affect our ability to attract and retain customers, could adversely affect our results of operations by decreasing activity on our customers' auction sites and could subject us or our customers to fines if we or our customers are unable to obtain the required licenses. In addition, as the nature of the products listed by our customers or their end-users changes, we may become subject to new regulatory restrictions. If we do become subject to these laws and regulations in the future, it could adversely affect our ability to attract and retain customers and could adversely affect our results of operations by decreasing activity on our customers' auction sites.

WE MAY ACQUIRE OTHER BUSINESSES OR TECHNOLOGIES, WHICH COULD RESULT IN DILUTION TO OUR STOCKHOLDERS, OR OPERATIONAL OR INTEGRATION DIFFICULTIES WHICH COULD IMPAIR OUR FINANCIAL PERFORMANCE.

     If appropriate opportunities present themselves, we may acquire businesses, technologies, services or products that we believe will be useful in the growth of our business. We do not currently have any commitments or agreements with respect to any acquisition. We may not be able to identify, negotiate or finance any future acquisition successfully. Even if we do succeed in acquiring a business, technology, service or product, the process of integration may produce unforeseen operating difficulties and expenditures and may require significant attention from our management that would otherwise be available for the ongoing development of our business. Moreover, we have not made any acquisitions, have no experience in integrating an acquisition into our business and may never achieve any of the benefits that we might anticipate from a future acquisition. If we make future acquisitions, we may issue shares of stock that dilute other stockholders, incur debt, assume contingent liabilities or create additional expenses related to amortizing goodwill and other intangible assets, any of which might harm our financial results and cause our stock price to decline. Any financing that we might need for future acquisitions may only be available to us on terms that restrict our business or that impose on us costs that reduce our revenue.

                         RISKS RELATED TO OUR INDUSTRY

OUR SUCCESS DEPENDS ON THE CONTINUED GROWTH OF THE INTERNET AND ONLINE COMMERCE.

     Our future revenues and profits depend upon the widespread acceptance and use of the Internet and other online services as a medium for commerce by merchants and consumers. The use of the Internet and e-commerce may not continue to develop at past rates and a sufficiently broad base of business and individual customers may not adopt or continue to use the Internet as a medium of commerce. The market for the sale of goods and services over the Internet is a new and emerging market. Demand and market acceptance for recently introduced services and products over the Internet are subject to a high level of uncertainty, and there exist few proven services and products. Growth in our customer base depends on obtaining merchants and consumers who have historically used traditional means of commerce to purchase goods. For us to be successful, these market participants must accept and use novel ways of conducting business and exchanging information.

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

     E-commerce may not prove to be a viable medium for purchasing for the following reasons, any of which could seriously harm our business:

     - the necessary infrastructure for Internet communications may not develop adequately;

     - our potential customers, buyers and suppliers may have security and confidentiality concerns;

     - complementary products, such as high-speed modems and high-speed communication lines, may not be developed;

     - alternative purchasing solutions may be implemented;

     - buyers may dislike the reduction in the human contact inherent in traditional purchasing methods;

     - use of the Internet and other online services may not continue to increase or may increase more slowly than expected;

     - the development or adoption of new technology standards and protocols may be delayed or may not occur; and

     - new and burdensome governmental regulations may be imposed.

OUR SUCCESS DEPENDS ON THE CONTINUED RELIABILITY OF THE INTERNET.

     The Internet continues to experience significant growth in the number of users, frequency of use and bandwidth requirements. There can be no assurance that the infrastructure of the Internet and other online services will be able to support the demands placed upon them. Furthermore, the Internet has experienced a variety of outages and other delays as a result of damage to portions of its infrastructure, and could face such outages and delays in the future, including outages and delays resulting from the inability of certain computers or software to distinguish dates in the 21st century from dates in the 20th century. These outages and delays could adversely affect the level of Internet usage and also the level of traffic and the processing of transactions. In addition, the Internet or other online services could lose their viability due to delays in the development or adoption of new standards and protocols required to handle increased levels of Internet or other online service activity, or due to increased governmental regulation. Changes in or insufficient availability of telecommunications services or other Internet service providers to support the Internet or other online services also could result in slower response times and adversely affect usage of the Internet and other online services generally and our service in particular. If use of the Internet and other online services does not continue to grow or grows more slowly than expected, if the infrastructure of the Internet and other online services does not effectively support growth that may occur, or if the Internet and other online services do not become a viable commercial marketplace, we will have to adapt our business model to the new environment, which would materially affect our results of operations and financial condition.

GOVERNMENT REGULATION OF THE INTERNET MAY IMPEDE OUR GROWTH OR ADD TO OUR OPERATING COSTS.

     Like many Internet-based businesses, we operate in an environment of tremendous uncertainty as to potential government regulation. We believe that we are not currently subject to direct regulation of online commerce, other than regulations applicable to businesses generally. However, the Internet has rapidly emerged as a commerce medium, and governmental agencies have not yet been able to adapt all existing regulations to the Internet environment. Laws and regulations have been introduced or are under consideration and court decisions have been or may be reached that affect the Internet or other online services, covering issues such as pricing, user privacy, freedom of expression, access charges, content and quality of products and services, advertising, intellectual property rights and information security. In addition, it is uncertain how existing laws governing issues such as taxation, property ownership, copyrights and other intellectual property issues, libel, obscenity and personal privacy will be applied to the Internet. The majority of these laws were adopted prior to the introduction of the Internet and, as a result, do not address the unique issues of the Internet. Recent laws that contemplate the Internet, such as the Digital Millennium Copyright Act, have not yet been interpreted by the courts and their applicability is therefore uncertain. The Digital Millennium Copyright Act provides certain "safe harbors" that limit the risk of copyright infringement liability for service providers such as FairMarket with respect to infringing activities engaged in by users of the service, such as end-users of our customers' auction sites. We have adopted and are further refining our policies and practices to qualify for one or more of these safe harbors, but there can be no assurance that our efforts will be successful since the Digital Millennium Copyright Act has not been interpreted by the courts and its interpretation is therefore uncertain.

     In the area of user privacy, several states have proposed legislation that would limit the uses of personal user information gathered online or require online services to establish privacy policies. The Federal Trade Commission also has become increasingly involved in this area, and recently settled an action with one online service regarding the manner in which personal information is collected from users and provided to third parties. The recently adopted European Union Directive on the Protection of Personal Data may affect our ability to expand into Europe if we or our customers do not afford adequate privacy to end-users of our customers' sites. We do not sell personal user information from our customers' auction sites. As between FairMarket and our customers, the auction sites, the personal user information belongs to the auction sites, not FairMarket, and each auction site is governed by the respective customer's own privacy policy. We do use aggregated data for analyses regarding the FairMarket Network, and do use personal user information in the performance of our auction site end-user support services. Since we do not control what our customers do with the personal user information they collect, there can be no assurance that our customers' sites will be considered compliant.

     As online commerce evolves, we expect that federal, state or foreign agencies will adopt regulations covering issues such as pricing, content, user privacy, and quality of products and services. Any future regulation may have a negative impact on our business by restricting our methods of operation or imposing additional costs. Although many of these regulations may not apply to our business directly, we anticipate that laws regulating the solicitation, collection or processing of personal information could indirectly affect our business.

     Title V of the Telecommunications Act of 1996, known as the Communications Decency Act of 1996, prohibits the knowing transmission of any comment, request, suggestion, proposal, image or other communication that is obscene or pornographic to any recipient under the age of 18. The prohibition's scope and the liability associated with a violation are currently unsettled. In addition, although substantial portions of the Communications Decency Act of 1996 have been held to be unconstitutional, we cannot be certain that similar legislation will not be enacted and upheld in the future. It is possible that such legislation could expose companies involved in online commerce to liability, which could limit the growth of online commerce generally. Legislation like the Communications Decency Act could dampen the growth in Internet usage and decrease its acceptance as a communications and commerce medium.

     The worldwide availability of Internet web sites often results in sales of goods to buyers outside the U.S., and foreign jurisdictions may claim that we are required to comply with their laws. As an Internet company, it is unclear which jurisdictions may find that we are conducting business therein. Our failure to qualify to do business in a jurisdiction that requires us to do so could subject us to fines or penalties and could result in our inability to enforce contracts in that jurisdiction.

NEW TAXES MAY BE IMPOSED ON INTERNET COMMERCE.

     We do not collect sales or other similar taxes on goods sold by customers and users through the FairMarket Network or service taxes on fees paid by end-users of our customers'

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

auction sites. The Internet Tax Freedom Act of 1998, which expires on October 21, 2001, prohibits the imposition of taxes on electronic commerce by United States federal and state taxing authorities. However, after the expiration of the Internet Tax Freedom Act, one or more states may seek to impose sales tax collection obligations on out-of-state companies which engage in or facilitate online commerce, and a number of proposals have been made at the state and local level that would impose additional taxes on the sale of goods and services through the Internet. In addition, non-U.S. countries may seek to impose service tax (such as value-added tax) collection obligations on companies that engage in or facilitate Internet commerce. Such proposals, if adopted, could substantially impair the growth of electronic commerce, and could adversely affect our opportunity to derive financial benefit from such activities. Moreover, a successful assertion by one or more states or any foreign country that we or our customers should collect sales or other taxes on the exchange of merchandise or auction site usage fees or that we or our customers should collect Internet-based taxes could impair our revenue and our ability to acquire and retain customers.

THERE MAY BE SIGNIFICANT SECURITY RISKS AND PRIVACY CONCERNS RELATING TO ONLINE COMMERCE.

     A significant barrier to online commerce and communications is the secure transmission of confidential information over public networks. A compromise or breach of the technology used to protect our customers' and their end-users' transaction data could result from, among other things, advances in computer capabilities, new discoveries in the field of cryptography, or other events or developments. Any such compromise could have a material adverse effect on our reputation and, therefore, on our business, results of operations and financial condition. Furthermore, a party who is able to circumvent our security measures could misappropriate proprietary information or cause interruptions in our operations. In April 1999, unauthorized persons gained access to the www.fairmarket.com web site and replaced the home page with a web page of their own. There was no compromise of our auction operating system. We may be required to expend significant capital and other resources to protect against such security breaches or to alleviate problems caused by such breaches. Concerns over the security of transactions conducted on the Internet and other online services and the privacy of users may also inhibit the growth of the Internet and other online services generally, especially as a means of conducting commercial transactions. We currently have practices and procedures in place to protect the confidentiality of our customers' and their end-users' information. However, our security procedures to protect against the risk of inadvertent disclosure or intentional breaches of security might fail to adequately protect information that we are obligated to keep confidential. We may not be successful in adopting more effective systems for maintaining confidential information, and our exposure to the risk of disclosure of the confidential information of others may grow with increases in the amount of information we possess. To the extent that our activities involve the storage and transmission of proprietary information, such as credit card numbers, security breaches could damage our reputation and expose us to a risk of loss or litigation and possible liability. Our insurance policies may not be adequate to reimburse us for losses caused by security breaches.

WE COULD BE SUBJECT TO POTENTIAL PRODUCT LIABILITY CLAIMS AND THIRD PARTY LIABILITY CLAIMS RELATED TO PRODUCTS AND SERVICES PURCHASED THROUGH OUR CUSTOMERS' AUCTION SITES.

     Any errors, defects or other performance problems in our services and systems could result in financial or other damages to our customers. Although our agreements with our customers typically contain provisions designed to limit our exposure to claims, existing or future laws or unfavorable judicial decisions could negate these limitation of liability provisions.

     In addition, we may not be able to successfully avoid civil or criminal liability for problems related to the products and services sold on customer auction sites. Even if we are successful, any such claims or litigation could still require expenditure of management time and other resources to defend ourselves. Liability of this sort could require us to implement measures to reduce our exposure to this liability, which may require us, among other things, to expend substantial resources or to discontinue service offerings or to take precautions to ensure that products and services are not available on customer auction sites.

     Moreover, deliveries of products purchased on customer auction sites that are nonconforming, late or are not accompanied by information required by applicable law or regulations, could expose us to liability or result in decreased adoption and use of those sites and therefore our services, which would lead to decreased revenue.

               RISKS RELATED TO THIS OFFERING OF OUR COMMON STOCK

YOU WILL SUFFER IMMEDIATE AND SUBSTANTIAL DILUTION.


     The initial public offering price per share will be substantially higher than the net tangible book value per share immediately after this offering. If you purchase common stock in this offering, you will incur immediate dilution of approximately $10.79 in the net tangible book value per share of the common stock from the price you paid. We also have a large number of outstanding warrants and employee stock options to purchase our common stock with exercise prices significantly below the initial public offering price of the common stock. To the extent these warrants or options are exercised, there will be further dilution.


OUR STOCK PRICE IS LIKELY TO BE HIGHLY VOLATILE.

     The stock market, and in particular the market for Internet-related stocks, has, from time to time, experienced extreme price and volume fluctuations. Many factors may cause the market price for our common stock to decline, perhaps substantially, following this offering, including:

     - failure to meet our development plans;

     - the demand for our common stock;

     - downward revisions in securities analysts' estimates or changes in general market conditions;

     - technological innovations by competitors or in competing technologies;
       and

     - investor perception of our industry or our prospects.

OUR EXISTING STOCKHOLDERS WILL CONTROL ALL MATTERS REQUIRING A STOCKHOLDER VOTE.

     Upon the closing of this offering, our management and principal stockholders will control approximately 80% of our outstanding stock. If all of these stockholders were to vote together as a group, they would have the ability to exert significant influence over our Board of Directors and its policies. For instance, these stockholders would, if they voted together, be able to control the outcome of all stockholder votes, including votes concerning director elections, by-law amendments and possible mergers, corporate control contests and other significant corporate transactions. Accordingly, such concentration of ownership may have the effect of delaying, deferring or preventing a change in control, impeding a merger, consolidation, takeover or other business combination involving FairMarket or discouraging a potential acquirer from making a tender offer or otherwise attempting to obtain control of FairMarket, which in turn could have an adverse effect on the market price of our common stock.

PROVISIONS OF DELAWARE LAW AND OF OUR CHARTER AND BY-LAWS MAY MAKE A TAKEOVER MORE DIFFICULT.

     Provisions in our certificate of incorporation and by-laws and in the Delaware corporate law may make it difficult and expensive for a third party to pursue a tender offer, change in control or takeover attempt which is opposed by our management and Board of Directors. Public stockholders who might desire to participate in such a transaction may not have an opportunity to do so. In addition, prior to the closing of this offering, we will have a staggered Board of Directors, which will make it difficult for stockholders to change the composition of the Board of Directors in any one year. These anti-takeover provisions could substantially impede the ability of public stockholders to change our management and Board of Directors, which may reduce the market price of our common stock.

FUTURE SALES OF OUR COMMON STOCK COULD ADVERSELY AFFECT OUR STOCK PRICE.

     Sales of substantial amounts of our common stock in the public market following this offering, or the perception that a large number of shares are available for sale, could cause the market price of our common stock to decline. After this offering, shares owned by our current stockholders and holders of options and warrants to acquire our common stock, on a fully diluted basis assuming exercise of all options and warrants, including those held by our executive officers and directors, are expected to constitute approximately 86% of the outstanding shares of our common stock, or approximately 84% if the underwriters' over-allotment option is exercised in full. Following the expiration of a 180-day "lock-up" period to which substantially all of the shares held by our current stockholders will be subject, the holders of those shares will in general be entitled to dispose of those shares. Moreover, Deutsche Bank Securities Inc. may, in its sole discretion and at any time without notice, release those holders from the sale restrictions on their shares. When determining whether or not to release shares from the lock-up agreements, Deutsche Bank Securities Inc. will consider, among other factors, the stockholder's reasons for requesting the release, the number of shares for which the release is being requested and market conditions at the time. Any shares released from the lock-up agreements which are then sold into the public market could increase the perception that a larger number of shares are available for sale which could cause the market price of our common stock to decline. Deutsche Bank Securities Inc. currently has no plans to release any portion of the shares subject to lock-up agreements and we currently have no plans to register for resale any shares released from such lock-up agreements prior to the expiration of the 180-day lock-up period. In addition to the adverse effect a price decline could have on holders of our common stock, such a decline would likely impede our ability to raise capital through the issuance of additional shares of our common stock or other equity securities.

     After this offering, the holders of approximately 22.1 million shares of our common stock (including shares issuable upon the exercise of outstanding warrants) will have rights, subject to some conditions, to require us to file registration statements covering their shares, or to include their shares in registration statements that we may file for FairMarket or other stockholders. By exercising their registration rights and selling a large number of shares, these holders could cause the price of our common stock to decline. Furthermore, if we were to include in a FairMarket-initiated registration statement shares held by those holders pursuant to the exercise of their registration rights, those sales could impair our ability to raise needed capital by depressing the price at which we could sell our common stock.

WE MAY SUFFER SERVICE INTERRUPTIONS OR TECHNICAL FAILURES DUE TO THE YEAR 2000 COMPUTER PROBLEM ON OUR OWN SYSTEMS OR SYSTEMS OF THIRD PARTIES.

     The failure of our internal systems to be year 2000 compliant could temporarily prevent us from providing service to our customers, issuing invoices and developing new services and service enhancements, and could require us to devote significant resources to correct such problems. Due to the general uncertainty inherent in the year 2000 computer problem, which results from the uncertainty of the year 2000 readiness of third-party suppliers and vendors, we are unable to determine at this time whether the consequences of year 2000 failures will have a material impact on our business, results of operations or financial condition. To date, neither our internal systems nor the systems of any third parties on which we rely to provide our services have experienced any year 2000 failures. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

WE WILL HAVE BROAD DISCRETION AS TO THE USE OF THE PROCEEDS FROM THIS OFFERING.

     Our Board of Directors and our management will have broad discretion over the use of the net proceeds of this offering. Investors will be relying on the judgment of our Board of Directors and our management regarding the application of the proceeds of this offering.

               SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

     Some of the statements under "Prospectus Summary," "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business" and elsewhere in this prospectus constitute forward-looking statements. These statements involve known and unknown risks, uncertainties and other factors that may cause our or our industry's actual results, levels of activity, performance or achievements to be materially different from any expressed or implied by these forward-looking statements. In some cases, you can identify forward-looking statements by terminology such as "may," "will," "should," "expects," "plans," "anticipates," "believes," "estimates," "predicts," "potential," "continue" or the negative of these terms or other comparable terminology. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements.

                                USE OF PROCEEDS


     We estimate that the net proceeds to us from the sale of our common stock in this offering will be approximately $63.8 million, at an assumed initial offering price of $14.00 per share and after deducting the estimated underwriting discounts and commissions and our estimated offering expenses.


     We anticipate that we will use substantially all of the net proceeds for general corporate purposes, including:


     - working capital, in the estimated amount of approximately $24.3 million;


     - hiring personnel, in the estimated amount of approximately $9.0 million;

     - capital expenditures, in the estimated amount of approximately $7.5 million;

     - expansion of sales and marketing activities, in the estimated amount of approximately $20.0 million; and

     - development of technology, in the estimated amount of approximately $3.0 million.

     Due to the rapidly changing nature of the market in which we operate, the amounts we actually spend for general corporate purposes will depend on a number of factors, including revenue growth, if any, and the amount of cash we generate from operations. As a result, we will retain broad discretion in the allocation and use of the net proceeds of this offering. Until allocated for specific use, we will invest these proceeds in government securities and other short-term, investment-grade securities.

                                DIVIDEND POLICY

     We have never declared or paid any dividends on our common stock. We currently intend to retain our future earnings, if any, to finance the expansion of our business and do not expect to pay any dividends in the foreseeable future. Payment of future cash dividends, if any, will be at the discretion of our Board of Directors after taking into account various factors, including our financial condition, operating results, current and anticipated cash needs and plans for expansion, and restrictions imposed by lenders, if any.

                                 CAPITALIZATION

     The following table sets forth our capitalization as of December 31, 1999:

     - on an actual basis;

     - on a pro forma basis giving effect to: (1) the issuance, as of December 31, 1999, of 16,312,885 shares of common stock in connection with the conversion of all our outstanding preferred stock into common stock upon the closing of this offering; (2) the expiration of a put option on 2,500,000 shares of our Series D Convertible Preferred Stock, which convert into 2,500,000 shares of common stock, upon the closing of this offering; and (3) the receipt of $5.0 million of stock subscriptions receivable from Excite, Inc. due upon the closing of this offering; and


     - on a pro forma as adjusted basis to reflect the preceding pro forma adjustments and the sale of 5,000,000 shares of common stock in this offering at an assumed initial public offering price of $14.00 per share, after deduction of estimated underwriting discounts and commissions and our estimated offering expenses and the use of the net proceeds as described in "Use of Proceeds."


     The table excludes 9,531,249 shares of common stock issuable upon exercise of warrants and employee stock options outstanding at December 31, 1999 at a weighted average exercise price of $1.50 per share.


                                                                         DECEMBER 31, 1999
                                                              ---------------------------------------
                                                               (IN THOUSANDS, EXCEPT PER SHARE DATA)
                                                                                          PRO FORMA
                                                               ACTUAL      PRO FORMA     AS ADJUSTED
                                                              ---------    ----------    ------------
                                                                                  (UNAUDITED)
Series D Convertible Preferred Stock $0.001 par value,
  10,000,000 shares authorized, 2,500,000 shares issued and
  outstanding, subject to a put option at $7 per share,
  actual; none issued and outstanding on a pro forma and pro
  forma as adjusted basis...................................  $ 17,500      $     --       $     --
Stockholders' equity (deficit)
  Series A Convertible Preferred Stock, $0.001 par value;
     754,603 shares authorized, 754,603 shares issued and
     outstanding, actual; none issued and outstanding on a
     pro forma and pro forma as adjusted basis..............       498            --             --
  Series B Convertible Preferred Stock, $0.001 par value;
     1,890,000 shares authorized, 1,890,000 issued and
     outstanding, actual; none issued and outstanding on a
     pro forma and pro forma as adjusted basis..............     2,083            --             --
  Series C Convertible Preferred Stock, $0.001 par value;
     6,168,282 shares authorized, 6,168,282 issued and
     outstanding, actual; none issued and outstanding on a
     pro forma and pro forma as adjusted basis..............    10,527            --             --
  Series D Convertible Preferred Stock, $0.001 par value;
     10,000,000 shares authorized, 5,000,000 issued and
     outstanding, actual; none issued and outstanding on a
     pro forma and pro forma as adjusted basis..............    39,470            --             --
  Common Stock, $0.001 par value; 36,000,000 shares
     authorized, 5,243,226 shares issued and outstanding,
     actual; 21,556,111 and 26,556,111 shares issued and
     outstanding on a pro forma and pro forma as adjusted
     basis..................................................         5            22             27
  Additional paid-in capital................................    40,136       110,197        173,992
  Deferred compensation and equity related charges..........   (60,026)      (60,026)       (60,026)
  Stock subscription receivable.............................   (15,312)      (10,312)       (10,312)
  Accumulated deficit.......................................   (18,499)      (18,499)       (18,499)
                                                              --------      --------       --------
     Total stockholders' equity.............................    (1,118)       21,382         85,182
                                                              --------      --------       --------
          Total capitalization..............................  $ 16,382      $ 21,382       $ 85,182
                                                              ========      ========       ========

                                    DILUTION


     As of December 31, 1999, we had a pro forma net tangible book value of $21,381,601, or $0.99 per share of common stock. Pro forma net tangible book value per share is equal to our total tangible assets less total liabilities, divided by the pro forma number of shares of our outstanding common stock. After giving effect to the issuance of 5,000,000 shares of common stock offered hereby at an assumed initial public offering price of $14.00 per share, and after deducting the estimated underwriting discounts and commissions and our estimated offering expenses, our pro forma net tangible book value as adjusted, as of December 31, 1999, would have been approximately $85,181,601, or approximately $3.21 per pro forma share of common stock. This represents an immediate increase in pro forma net tangible book value of $2.22 per share to our existing stockholders and an immediate dilution of $10.79 per share to new investors in this offering. If the initial public offering price is higher or lower than $14.00 per share, the dilution to new stockholders will be higher or lower, respectively. The following table illustrates this per share dilution:



Assumed initial public offering price per share.............           $14.00
  Pro forma net tangible book value per share before this
     offering...............................................  $ .99
  Increase per share attributable to new investors..........  $2.22
                                                              -----
Pro forma net tangible book value per share after this
  offering..................................................           $ 3.21
                                                                       ------
Dilution per share to new investors.........................           $10.79
                                                                       ======



     The following table summarizes, on a pro forma basis as of December 31, 1999, the difference between existing stockholders and the new investors with respect to the number of shares of common stock purchased, the total consideration paid and the average price per share paid. The table assumes that the initial public offering price will be $14.00.



                              SHARES PURCHASED        TOTAL CONSIDERATION
                            ---------------------    ----------------------    AVERAGE PRICE
                              NUMBER      PERCENT      AMOUNT       PERCENT      PER SHARE
                            ----------    -------    -----------    -------    -------------
Existing stockholders.....  21,556,111       81%     $27,166,900       28%        $ 1.26
New investors.............   5,000,000       19       70,000,000       72          14.00
                            ----------      ---      -----------      ---
  Total...................  26,556,111      100%     $97,166,900      100%
                            ==========      ===      ===========      ===


     The discussion and table exclude:

     - shares that may be issued by us upon exercise of the underwriters' over-allotment option;

     - 9,531,249 shares of common stock subject to outstanding warrants and employee stock options at December 31, 1999 at a weighted average exercise price of $1.50 per share; and

     - an aggregate of 188,487 shares available for future grant under our stock option plans.


     If the underwriters' over-allotment option is exercised in full, the shares held by existing stockholders will decrease to 79% of the total number of shares of common stock outstanding after the offering, and the number of shares held by new investors will increase to 5,750,000, or 21% of the total number of shares of common stock outstanding after the offering. To the extent the warrants and outstanding options are exercised and the underlying shares are issued, there will be further dilution to new investors. If all of these options and warrants had been exercised as of December 31, 1999, net tangible book value per share after this offering would be $2.76 and total dilution per share to new investors would be $11.24.

                            SELECTED FINANCIAL DATA

     The following selected financial data should be read in conjunction with our financial statements and related notes and with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and other financial data included elsewhere in this prospectus.

     The following tables present selected financial data for the period from February 20, 1997 (date of inception) through December 31, 1997 and the years ended December 31, 1998 and 1999. The statement of operations data for the period from inception through December 31, 1997 and for the years ended December 31, 1998 and 1999 and the balance sheet data as of December 31, 1998 and 1999 have been derived from our audited financial statements included elsewhere in this prospectus. Balance sheet data as of December 31, 1997 is derived from our audited financial statements not included in this prospectus.

     The unaudited pro forma basic and diluted net loss per share have been calculated assuming the conversion of all outstanding shares of preferred stock into common stock as if such shares had converted immediately upon issuance.

                                                                 YEAR ENDED DECEMBER 31,
                                                              ------------------------------
                                                              1997(1)     1998        1999
                                                              -------    -------    --------
                                                                (IN THOUSANDS, EXCEPT PER
                                                                       SHARE DATA)
STATEMENT OF OPERATIONS DATA:
Revenue.....................................................  $     3    $     4    $  2,121
Operating expenses
  Cost of revenue, exclusive of $83 reported below as equity
    related charges.........................................       --         --       1,051
  Sales and marketing, exclusive of $4,734 reported below as
    equity related charges..................................      232        675       3,341
  Advertising expense.......................................       47          8       4,782
  Development and engineering, exclusive of $330 reported
    below as equity related charges.........................       94        314       1,960
  General and administrative, exclusive of $175 reported
    below as equity related charges.........................      234        426       2,690
  Equity related charges....................................       --         --       5,322
                                                              -------    -------    --------
    Total operating expenses................................      607      1,423      19,146
                                                              -------    -------    --------
Loss from operations........................................     (604)    (1,419)    (17,025)
Interest income, net........................................        3         31         516
                                                              -------    -------    --------
Net loss....................................................  $  (601)   $(1,388)   $(16,509)
                                                              =======    =======    ========
Basic and diluted net loss per share........................  $ (0.15)   $ (0.30)   $  (3.30)
                                                              =======    =======    ========
Shares used in computing basic and diluted net loss per
  share.....................................................    4,073      4,571       5,010
Unaudited pro forma basic and diluted net loss per share....                        $  (1.07)
                                                                                    --------
                                                                                    --------
Shares used in computing unaudited pro forma basic and
  diluted net loss per share................................                          15,449

-------------------------
(1) Period from February 20, 1997 (date of inception) to December 31, 1997.


                                                                                    PRO FORMA
                                                            DECEMBER 31,           AS ADJUSTED
                                                     --------------------------    DECEMBER 31,
                                                      1997     1998      1999          1999
                                                     ------   -------   -------    ------------
                                                           (IN THOUSANDS)          (UNAUDITED)
BALANCE SHEET DATA:
Cash, cash equivalents and marketable securities...  $1,128   $   540   $13,079      $81,879
Property, plant and equipment, net.................      49       199     4,077        4,077
Working capital....................................   1,123       458    12,304       81,104
Total assets.......................................   1,260       771    20,071       88,871
Series D Convertible Preferred Stock $0.001 par
  value, 2,500,000 shares issued and outstanding
  subject to a put option at $7 per share and none
  issued and outstanding on a pro forma as adjusted
  basis............................................      --        --    17,500           --
Total stockholders' equity.........................  $1,172   $   658   $(1,118)     $85,182

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     The following discussion of our financial condition and results of operations should be read in conjunction with our financial statements and the notes to those statements included elsewhere in this prospectus. This prospectus contains forward-looking statements that involve risks and uncertainties, such as statements of our plans, objectives, expectations and intentions. Our actual results could differ materially from those contained in the forward-looking statements. Factors that may cause such differences include, but are not limited to, those discussed in "Risk Factors" and elsewhere in this prospectus.

OVERVIEW

     FairMarket, Inc. was formed as a Delaware corporation in February 1997 and is headquartered in Woburn, Massachusetts. From our inception through May 1998, we devoted substantially all of our efforts to our initial business model of matching buyers and sellers of computer products and peripherals utilizing our own Internet auction web site. Product sales were transacted directly between the buyer and the seller, with the Company earning a transaction fee based on the dollar amount of completed sales and, beginning in May 1998, a fee for listing products on our auction site. In December 1998, we began to execute our current business model involving the offering of outsourced, private-label auction solutions as described under "Business." From December 31, 1998 to December 31, 1999, our employee base has grown from 11 to 139 employees.

     FairMarket provides outsourced, networked online auction services for companies that desire to develop or enhance their Internet marketplaces. Our primary service offering consists of the development, hosting and maintenance of private-label online auction sites for business merchants, Internet portal sites and other companies that have a presence on the web. We host these auction sites on our central operating system, which gives us the ability to aggregate listings of goods and services available for sale on each of our customers' auction sites and make those listings available for display and sale on auction sites of other FairMarket customers. We refer to this network of customer auction sites as the FairMarket Network.

     From December 31, 1998 to December 31, 1999, the number of auction sites developed and hosted by FairMarket grew from 0 to more than 90 auction sites.

     We derive revenue from service fees, which consist of site implementation, monthly operating and support fees, professional service fees, and network fees. For the year ended December 31, 1999, service fees represented approximately $1,948,286, or 92% of our total revenue, while network fees represented $172,349, or 8% of our total revenue. We do not expect the proportion of service to network fees to change significantly during the next year. We generally charge a one time set-up fee for the design, development and implementation of an auction site. The set-up fee varies depending on the nature of the auction site, the anticipated complexity of the auction site and whether standard or expedited implementation is requested. The set-up fee is deferred and recorded as revenue over the term of the related agreement. Monthly service fees are generally charged to customers and cover hosting services, direct customer support services, end-user customer support services, services for online billing and collection of fees, and fraud protection services. Service fees vary by customer depending on the required level of services and anticipated level of auction site activity. We also offer additional services to our customers for which we charge a consulting fee, such as redesigning the user interface of a customer's existing auction site.

     Network fees consist of our share of success fees charged to sellers upon a completed sale, listing fees and merchandising fees, which are fees charged for the prominent display of a particular seller or listing (such as under a list of "Featured Merchants" or "Featured Listings"). Merchant customers pay transaction fees at varying percentages based on the gross proceeds from the sale of their listed products and services, whether sold on their auction sites or on other FairMarket Network sites. Community customers pay transaction fees based on the gross proceeds from the sale of the items that are listed through the community auction site and are sold either on their auction sites or on other FairMarket Network sites. The fee percentages vary by customer depending on the anticipated level of auction activity on the customer's site and the level of the monthly service fees. Communities receive a percentage of the gross proceeds from the sale of items that are listed directly through other auction sites in the FairMarket Network and sold through the community auction site. We record revenue net of amounts shared with our customers.

     At no point during the auction process do we take possession of either the products being sold or the buyers' payment for the item. Because merchants and individual sellers, rather than FairMarket, sell the items listed, we have no cost of goods sold, procurement, or carrying or shipping costs and no inventory risk related to the items sold at auction. Our rate of expense growth is primarily driven by increases in personnel, increases in advertising and promotional activities and increases in product development and engineering costs.

QUARTERLY RESULTS OF OPERATIONS

     The following table sets forth, for the periods presented, certain unaudited quarterly data from our statements of operations. The quarterly information has been derived from our unaudited financial statements which, in management's opinion, have been prepared on a basis consistent with the financial statements contained elsewhere in this prospectus and include all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the financial information for the periods presented. This information should be read in conjunction with our financial statements and related notes included elsewhere in this prospectus. The operating results for any quarter are not necessarily indicative of the results that may be expected for any future period.

                                                              THREE MONTHS ENDED
                                 ----------------------------------------------------------------------------
                                 SEPT. 30,   DEC. 31,    MAR. 31,     JUNE 30,      SEPT. 30,      DEC. 31,
                                   1998        1998        1999         1999          1999           1999
                                 ---------   ---------   ---------   -----------   -----------   ------------
Revenue........................  $   1,419   $   1,336   $  52,750   $   160,669   $   658,003   $  1,249,213
Operating expenses:
    Cost of revenue............         --          --      46,719        89,205       286,518        628,447
    Sales and marketing........     96,988     137,318     211,604       836,511     2,096,372      4,978,154
    Development and
      engineering..............     80,201     117,405     196,071       403,379       665,163        694,938
    General and
      administrative...........     84,152     153,513     152,418       373,978       531,136      1,633,022
    Equity related charges.....         --          --       1,993        48,033       987,227      4,285,247
                                 ---------   ---------   ---------   -----------   -----------   ------------
      Total operating
        expenses...............    261,341     408,236     608,805     1,751,106     4,566,416     12,219,808
                                 ---------   ---------   ---------   -----------   -----------   ------------
Loss from operations...........   (259,922)   (406,900)   (556,055)   (1,590,437)   (3,908,413)   (10,970,595)
Interest income, net...........      6,834       4,275      47,162       108,386       123,511        237,232
                                 ---------   ---------   ---------   -----------   -----------   ------------
Net loss.......................  $(253,088)  $(402,625)  $(508,893)  $(1,482,051)  $(3,784,902)  $(10,733,363)
                                 =========   =========   =========   ===========   ===========   ============

  REVENUE

     Our revenue did not materially change during the last two quarters of the year ended December 31, 1998 and increased during each quarter of 1999. During the last two quarters of 1998, our revenue was derived primarily from transaction fees from the sale of computer equipment and peripherals on our former auction web site. In December 1998, we began offering an outsourced, private-label auction solution. Revenue increased for each quarter of 1999 primarily as a result of the addition of over 90 customers during the period.

  COST OF REVENUE

     Cost of revenue consists of costs of providing direct customer services (which includes costs associated with the implementation of a customer's auction site and the cost of ongoing direct customer support services), end-user customer support services, depreciation of network equipment, fees paid to network providers for bandwidth, and monthly fees paid to third-party network providers. Cost of revenue increased substantially in each quarter of 1999 in absolute dollars but decreased over the first three quarters as a percentage of revenue. In the fourth quarter of 1999, cost of revenue increased as a percentage of revenue compared to the third quarter of 1999. The increases in cost of revenue during 1999 are primarily due to increases in personnel-related expenses relating to increased hiring to support our anticipated growth and, to a lesser extent, an increase in costs for the provision and maintenance of the FairMarket Network.

  SALES AND MARKETING

     Our sales and marketing expenses primarily consist of compensation for sales and marketing personnel, advertising, trade show and other promotional costs, expenses for creative design of advertising and marketing programs, and related overhead costs. Sales and marketing expenses have increased substantially from the third quarter of 1998 through the fourth quarter of 1999, primarily due to increases in compensation associated with additional sales and marketing personnel and, in the last three quarters of 1999, due to increases in advertising and promotional expenses. Compensation associated with sales and marketing increased from $46,575 for the third quarter of 1998 to $87,720 for the fourth quarter of 1998, and to $126,178, $395,256, $668,654 and $893,397 for
the first, second, third and fourth quarters of 1999, respectively. In the first quarter of 1999, advertising and promotional expense was not material, and in the second, third and fourth quarters of 1999 advertising and promotional expense was $235,686, $1,147,316 and $3,398,566, respectively. The fourth quarter of 1999 includes $2.5 million of advertising expense related to our auction services agreement with Excite, Inc. discussed below. We expect to continue to substantially increase our sales and marketing activities in future quarters, particularly our advertising and promotional activities, and to substantially increase our sales force over the next year, and therefore anticipate that sales and marketing expenses will continue to increase substantially over the near term. We also anticipate that sales and marketing expenses will increase as a result of our auction services agreement with Excite, Inc., pursuant to which we have committed to purchase online banner and other advertising services from Excite in an amount equal to $2.5 million during each of the first eight calendar quarters under the contract, beginning with the fourth quarter of 1999, for a total of $20 million, of which $17.5 million has been prepaid to Excite through Excite's withholding the payment for 2,500,000 shares of our Series D Convertible Preferred Stock.

  DEVELOPMENT AND ENGINEERING

     Our development and engineering expenses primarily consist of compensation for development and engineering personnel, payments to outside contractors and, to a lesser extent, depreciation of equipment and related overhead costs. We expense development and engineering costs as they are incurred. Development and engineering costs have increased substantially during each quarter from the third quarter of 1998 through the third quarter of 1999 primarily as a result of increases in the number of our development and engineering personnel. We expect that development and engineering expenses will continue to increase in future quarters, primarily as a result of the hiring of additional development and engineering personnel to support our anticipated growth.

  GENERAL AND ADMINISTRATIVE

     Our general and administrative expenses primarily consist of compensation for general and administrative personnel and fees for outside contractors. General and administrative expenses have increased significantly since the third quarter of 1998. The increases have primarily resulted from an increase in fees for outside contractors used in recruiting personnel across all functional areas. We expect that general and administrative expenses will continue to increase in future quarters as we continue to build our infrastructure.

  EQUITY RELATED CHARGES

     Equity related charges consist of the amortization of (1) deferred stock compensation resulting from the grant of stock options to employees at exercise prices subsequently deemed to be less than the fair value of the common stock on the grant date and (2) the fair value of warrants issued to Microsoft and Lycos, Inc. and shares of our Series D Convertible Preferred Stock issued to Microsoft, Excite and TicketMaster Online-CitySearch, Inc. at prices below their fair value. See "Certain Transactions with Related Parties." At December 31, 1999, deferred stock compensation relating to employee stock options, which is a component of stockholders' equity, totaled approximately $8.5 million, net of amortization of approximately $1.6 million. This amount is being amortized ratably over the vesting periods of the applicable stock options, typically four years, with 25% vesting on the first anniversary of the grant date and the balance vesting 6.25% quarterly thereafter. We expect to incur equity related compensation expense of at least $2.3 million in 2000, $2.4 million in 2001, $2.4 million in 2002 and $1.4 million in 2003.

     At December 31, 1999, other deferred equity related charges, which is a component of stockholders' equity, totaled approximately $51.5 million, net of amortization of approximately $3.7 million. This amount is being amortized ratably over the terms of the related agreements, from three to five years. We expect to incur expenses of at least $12.7 million in 2000, $12.7 million in 2001, $11.5 million in 2002, $8.8 million in 2003 and $5.8 million in 2004.

     In connection with our auction services agreement with Lycos, we issued to Lycos a performance-based warrant for the purchase of common stock which will be valued when earned, recorded as deferred equity related charges and amortized over the remaining term of the contract. At December 31, 1999, none of the performance-based warrant was earned.

  INTEREST INCOME, NET

     Interest income, net, consists of interest earned on cash and cash equivalents, offset by interest expense. Interest expense has not been material during any of the quarters since the third quarter of 1998. Interest income increased substantially in the first quarter of 1999 compared to the prior quarter due to higher average cash balances resulting from the sale of shares of our Series C Convertible Preferred Stock in February 1999, the proceeds of which totaled approximately $10.5 million. The increase in interest income in the second quarter of 1999 compared to the first quarter of 1999 reflects a full quarter's impact of the investment of the proceeds from the sale of the Series C Convertible Preferred Stock, partially offset by cash used in operations. Interest income increased in each of the second, third and fourth quarters of 1999 due to higher average cash balances resulting from the sale of the Series D Convertible Preferred Stock in August and September 1999, the cash proceeds of which totaled approximately $14.0 million.

RESULTS OF OPERATIONS FOR PERIOD OF INCEPTION THROUGH DECEMBER 31, 1997 AND THE YEAR ENDED DECEMBER 31, 1998

     For the period from inception through December 31, 1997 ("fiscal 1997"), our net loss was $601,575. For year ended December 31, 1998, our net loss was approximately $1.4 million. The net loss increased $786,722 from fiscal 1997 to 1998 due to an increase in total operating expenses of $816,174, partially offset by an increase in interest income.

  REVENUE

     During fiscal 1997 and 1998, our revenue was derived primarily from transaction fees from the sale of computer equipment and peripherals on our former auction web site. Our revenue increased from $2,523 for fiscal 1997 to $3,784 in 1998 primarily due to the growth in transaction fees on transactions conducted through our former auction site.

  OPERATING EXPENSES

     Total operating expenses increased by $816,174, from $607,082 for fiscal 1997 to approximately $1.4 million for 1998. Sales and marketing expenses increased by $404,511, from $278,633 for fiscal 1997 to $683,144 in 1998. This increase was primarily due to increased personnel expenses and, to a lesser extent, increases in advertising and promotional expenses and related overhead expenses. Development and engineering expenses increased by $219,248, from $94,406 for fiscal 1997 to $313,654 in 1998, primarily due to increased engineering personnel expenses in 1998. General and administrative expenses increased by $192,415, from $234,043 for fiscal 1997 to $426,458 in 1998. This increase was primarily attributable to contract services relating to business development and accounting and finance.

  INTEREST INCOME, NET

     Interest income was $4,415 for fiscal 1997 and $31,256 for the year ended December 31, 1998. The increase in interest income of $26,841 is primarily due to a higher average cash balance during 1998 compared to fiscal 1997. In December 1997, we completed the sale of 1,170,000 shares of our Series B Convertible Preferred Stock, the net proceeds of which totaled approximately $1.3 million, and in August 1998, we completed the sale of 720,000 additional shares of our Series B Convertible Preferred Stock, the net proceeds of which totaled $795,066.

RESULTS OF OPERATIONS FOR THE YEARS ENDED DECEMBER 31, 1998 AND 1999

     For the year ended December 31, 1998, our net loss was approximately $1.4 million. For the year ended December 31, 1999, our net loss was approximately $16.5 million. The increase in net loss of approximately $15.1 million from 1998 to 1999 is primarily due to an increase in total operating expenses of approximately $17.7 million over such periods, partially offset by an increase in revenue of approximately $2.1 million and an increase in interest income of $490,262.

  REVENUE

     During 1998, our revenue was derived primarily from transaction fees charged to sellers of computer equipment and peripherals on our former auction web site. In December 1998, we began offering an outsourced, private-label auction solution to merchant customers and online community customers, deriving our revenue from monthly service fees and a share of fees from transactions completed on auction sites participating in the FairMarket Network. Total revenue was $3,784 for the year ended December 31, 1998 and approximately $2.1 million for the year ended December 31, 1999. The increase in revenue is primarily due to an increase in monthly service revenue generated from new customers in 1999. The one-time set-up fees we charge for the implementation of auction sites are deferred and recorded as revenue over the term of the related contracts. At December 31, 1999, there was $572,405 of deferred revenue relating to set-up fees. We also defer recognition of transaction fee revenue arising from our contracts with Microsoft and Excite, which totaled $22,684 at December 31, 1999.

  COST OF REVENUE

     Cost of revenue was not material during 1998. For the year ended December 31, 1999, cost of revenue was approximately $1.1 million. Cost of revenue consists of costs for both direct and auction site end-user customer support, depreciation of network equipment, fees paid to network providers for bandwidth and monthly fees paid to third-party network providers. The increase in cost of revenue is primarily due to increases in personnel-related expenses relating to the increase in our employee base across all functions to support our anticipated growth, and, to a lesser extent, an increase in costs for the provision and maintenance of the FairMarket Network.

  SALES AND MARKETING

     Sales and marketing expenses increased by approximately $7.4 million, from $683,144 for the year ended December 31, 1998, including advertising expense of $8,200, to approximately $8.1 million for the year ended December 31, 1999, including advertising expense of approximately $4.8 million. This increase primarily resulted from the building of a sales and marketing organization, and the commencement during the second half of 1999 of a significant increase in advertising and promotional activities. Advertising expense for the year ended December 31, 1999 included $2.5 million for advertising services purchased from Excite, Inc. under the terms of our auction services agreement with Excite.

  DEVELOPMENT AND ENGINEERING

     Development and engineering expenses increased by approximately $1.6 million, from $313,654 for the year ended December 31, 1998 to approximately $2.0 million for the year ended December 31, 1999. This increase was primarily due to the hiring of additional engineering personnel and other engineering costs incurred to enhance and scale our online auction system and the FairMarket Network.

  GENERAL AND ADMINISTRATIVE

     General and administrative expenses increased by approximately $2.3 million, from $426,458 for the year ended December 31, 1998 to approximately $2.7 million for the year ended December 31, 1999. This increase was primarily due to building finance and human resources departments combined with external recruiting contractor costs supporting all functional areas.

  EQUITY RELATED CHARGES

     Equity related charges consist of the amortization of (1) deferred stock compensation resulting from the grant of stock options to employees at exercise prices subsequently deemed to be less than the fair value of the common stock on the grant date and (2) the fair value of warrants issued to strategic partners and shares of our Series D Convertible Preferred Stock issued to strategic partners at prices below their fair value. At December 31, 1999, deferred stock compensation, which is a component of deferred compensation and equity related charges in stockholders' equity, totaled approximately $8.5 million, net of amortization of approximately $1.6 million. This amount is being amortized ratably over the vesting periods of the applicable stock options, typically four years, with 25% vesting on the first anniversary of the grant date and the balance vesting 6.25% quarterly thereafter. We expect to incur equity related compensation expense of at least $2.3 million in 2000, $2.4 million in 2001, $2.4 million in 2002 and $1.4 million in 2003.

     At December 31, 1999, other deferred equity related charges, which is a component of stockholders' equity, totaled approximately $51.5 million, net of amortization of approximately $3.7 million. This amount is being amortized ratably over the terms of the related agreements, from three to five years. We expect to incur expenses of at least $12.7 million in 2000, $12.7 million in 2001, $11.5 million in 2002, $8.8 million in 2003 and $5.8 million in 2004.

  INTEREST INCOME, NET

     Interest income was $31,256 for the year ended December 31, 1998 and $521,518 for the year ended December 31, 1999. The increase in interest income of $490,262 is primarily due to a higher average cash balance during 1999 compared to 1998. The average cash balance increased in 1999 compared to 1998 primarily due to the sale of shares of our convertible preferred stock, partially offset by increases in the use of cash in operations and in investing activities. In February 1999, we completed the sale of approximately 6,168,000 shares of our Series C Convertible Preferred Stock, the net cash proceeds of which totaled approximately $10.5 million, and in August and September 1999, we completed the sale of 1,250,000 and 750,000 shares, respectively, of our Series D Convertible Preferred Stock, the net cash proceeds of which totaled approximately $14.0 million.

MICROSOFT AND EXCITE CONTRACTS

     Our auction services agreements with Microsoft and Excite provide that, if these companies drive more than a specified number of Internet users to the FairMarket Network through their Internet portal sites, we will guarantee them a minimum level of transaction fee revenue regardless of actual transaction fee revenue earned by the companies. If Microsoft and/or Excite meet their minimum annual traffic guarantees but the increase in traffic does not produce sufficient revenue to meet the minimum guaranteed revenue, we will have a financial obligation to Microsoft and/or Excite. This obligation will be an amount equal to the difference between the minimum guaranteed payment and their portion of fees actually collected. Our agreement with Microsoft provides for minimum guaranteed revenue of $5.0 million, $10.0 million, $10.0 million, $15.0 million and $20.0 million for the first, second, third, fourth and fifth contract years, respectively. Our agreement with Excite provides for minimum guaranteed revenue of $0.8 million, $2.1 million, $4.6 million, $7.0 million and $8.4 million for the first, second, third, fourth and fifth contract years, respectively.

     We defer recognition of revenue on our share of transaction fees under these agreements until Microsoft and Excite receive the minimum guaranteed revenue or until they fail to meet their performance targets. At December 31, 1999, we had deferred $22,684 of transaction fee revenue from Microsoft and Excite.

LIQUIDITY AND CAPITAL RESOURCES

     Since our inception, we have financed our operations primarily through private sales of capital stock, the net proceeds of which totaled approximately $27.1 million as of December 31, 1999. At December 31, 1999, cash and cash equivalents, marketable securities and restricted cash (related to a lease deposit) totaled approximately $14.9 million.

     Cash used in operating activities was approximately $1.2 million for the year ended December 31, 1998 and approximately $5.9 million for the year ended December 31, 1999. Net cash flows from operating activities in each period reflect increasing net losses and, to a lesser extent, an increase in accounts receivable and prepaid expenses, offset in part by increases in accounts payable, deferred revenue and accrued expenses.

     Cash used in investing activities was $200,348 for the year ended December 31, 1998 and approximately $8.1 million for the year ended December 31, 1999. Net cash used for investing activities in each period reflects purchases of property and equipment, primarily the purchase of computer equipment and, in 1999, the purchase of marketable securities in the amount of approximately $2.0 million and an increase in restricted cash of $1.8 million related to a lease deposit. During the year ended December 31, 1999, we purchased computers and servers at a total cost of approximately $3.5 million to support the expansion of the FairMarket Network and to provide computers and equipment for new employees hired during that period.

     Cash provided by financing activities was $845,660 for the year ended December 31, 1998 and approximately $24.5 million for the year ended December 31, 1999. Cash provided by financing activities for these periods was derived primarily from private sales of our convertible preferred stock.

     In addition to other costs relating to the expansion of our business, we anticipate making substantial expenditures during the first quarter of 2000 as part of the continued expansion of the FairMarket Network, the build-out of additional office space and the acquisition of back-up computer facilities.

     We have received a report from our independent accountants containing an explanatory paragraph stating that our historical losses and negative cash flows from operations and net capital deficiency raise substantial doubt about our ability to continue as a going concern. If this offering is not completed, we intend to raise working capital through additional equity and/or debt financings. If financing is not available on terms acceptable to us, however, we intend to delay or reduce expenditures so as not to require additional financial resources. We believe that, if this offering is not completed, we will be able to successfully execute our alternative plans.

     If this offering is completed, we believe that the net proceeds from this offering, together with our current cash and cash equivalents, will be sufficient to meet our anticipated cash needs for working capital and capital expenditures for at least the next 12 months. Our future long-term capital needs will be highly dependent on our rate of expansion and our results of operations. Thus, any projections of future long-term cash needs and cash flows are subject to substantial uncertainty. If the net proceeds of this offering together with our available funds and cash generated from operations are insufficient to satisfy our long-term liquidity requirements, we may seek to borrow funds or to sell additional equity or debt securities. If additional funds are raised through the issuance of debt securities, these securities could have rights, preferences and privileges senior to those accruing to holders of our common stock, and the terms of these debt securities or other debt financing could impose restrictions on our operations. The sale of additional equity or convertible debt securities could result in additional dilution to our stockholders. We currently do not have plans for any further equity offerings in the near term following this offering. We cannot be certain that additional financing will be available in amounts or on terms acceptable to us, if at all. If we need and are unable to obtain additional financing, we may be required to reduce the scope of our planned technology, services or product development and sales and marketing efforts.

     We consider all highly liquid investment instruments purchased with an original maturity of three months or less to be cash equivalents. We invest our cash and cash equivalents in an overnight investment account, commercial paper and a money market account. We also invest our cash in marketable securities which are classified as available for sale. These securities are carried at amortized cost, which approximates fair value. We place our cash and temporary cash investments with financial institutions which management believes are of high credit quality.

     We have not invested in any financial instruments that expose us to material market risk.

YEAR 2000 COMPLIANCE

     Impact of Year 2000 Computer Problem. The year 2000 computer problem refers to the potential for system and processing failures of date-related data as a result of computer-controlled systems using two digits rather than four to define the applicable year. For example, computer programs that have time-sensitive software may recognize a date represented as "00" as the year 1900 rather than the year 2000. This could result in a system failure or miscalculation causing disruption of operations, including, among other things, a temporary inability to process transactions, send invoices or engage in similar normal business activities.

     State of Readiness of our Service. We have designed the FairMarket Network and our service offerings for use in the year 2000 and beyond. We believe they are year 2000 compliant. We have successfully tested the FairMarket Network and our service offerings for year 2000 compliance. However, our network is constructed from sophisticated hardware and software products supplied by other vendors. We cannot evaluate whether all of these constituent products are year 2000 compliant. We may face claims based on year 2000 problems in other companies' products or based on issues arising from the integration of multiple third-party products within the overall network. Although no such claims have been made against us, we may in the future be required to defend our service in legal proceedings, which could be expensive regardless of the merits of such claims. To date, neither our internal systems nor the systems of any third parties on which we rely to provide our services have experienced any year 2000 failures.

     State of Readiness of our Internal Systems. Our business may be affected by year 2000 issues related to noncompliant internal systems developed by us or by third-party vendors. Our material third-party vendors have stated that they are year 2000 compliant. We are not currently aware of any year 2000 problems relating to any of our material internal systems. We have successfully tested all such systems for year 2000. We do not believe that we have any significant systems that contain embedded chips that are not year 2000 compliant. Our internal operations and business are also dependent upon the computer-controlled systems of third parties such as our suppliers, customers or other service providers. We believe that, absent a systemic failure outside our control, such as a prolonged loss of electrical or telephone service, year 2000 problems at third parties such as manufacturers, suppliers, customers and service providers will not have a material impact on our operations. If our manufacturers, suppliers, vendors, partners, customers and service providers fail to correct their year 2000 problems, these failures could result in an interruption in, or a failure of, our normal business activities and services. If a year 2000 problem occurs, it may be difficult to determine which party's products have caused the problem. These failures could interrupt our operations and damage our relationships with our customers. Due to the general uncertainty inherent in the year 2000 problem resulting from the readiness of third-party manufacturers, suppliers and vendors, we are unable to determine at this time whether year 2000 failures could harm our business and our financial results. To date, neither our internal systems nor the systems of any third parties on which we rely to provide our services have experienced any year 2000 failures.

     Risks. The failure of our internal systems to be year 2000 compliant could temporarily prevent us from providing service to our customers, issuing invoices and developing new services and service enhancements, and could require us to devote significant resources to correct such problems. Due to the general uncertainty inherent in the year 2000 computer problem, which results from the uncertainty of the year 2000 readiness of third-party suppliers and vendors, we are unable to determine at this time whether the consequences of year 2000 failures will have a material impact on our business, results of operations or financial condition. We have incurred expenses of approximately $50,000 in connection with our efforts to become year 2000 compliant and do not anticipate that any future costs associated with our year 2000 compliance efforts will be material. To mitigate the risks associated with the year 2000, we have conducted an extensive internal audit of our systems, hardware and software. To date, neither our internal systems nor the systems of any third parties on which we rely to provide our services have experienced any year 2000 failures.

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

RECENT ACCOUNTING PRONOUNCEMENTS

     In June 1998, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 133, "Accounting for Derivative Instruments and Hedging Activities," which establishes accounting and reporting standards for derivative instruments and hedging activities. It requires that an entity recognize all derivatives as either assets or liabilities in the statement of financial position and measure those instruments at fair value. To date, we have not engaged in derivative and hedging activities, and accordingly do not believe that the adoption of SFAS No. 133 will have a material impact on our financial reporting and related disclosures. We will adopt SFAS No. 133 as required by SFAS No. 137, "Deferral of the Effective Date of FASB Statement No. 133," in fiscal year 2000.

                                    BUSINESS

OVERVIEW

     FairMarket provides outsourced, networked online auction services for companies that desire to develop or enhance their Internet marketplaces. Our primary service offering consists of the development, hosting and maintenance of private-label online auction sites for business merchants, Internet portal sites and other companies that have a presence on the web. We host these auction sites on our central operating system, which gives us the ability to aggregate listings of goods and services available for sale on each of our customers' auction sites and make those listings available for display and sale on auction sites of other FairMarket customers. We refer to this network of customer auction sites as the FairMarket Network. For example, a computer listed for auction by a merchant like CompUSA appears not only on CompUSA's auction site but also on other community auction sites in the FairMarket Network. Similarly, listings posted by a seller on a community auction site in the FairMarket Network automatically appear on other FairMarket Network community auction sites.

     There are two types of auction sites in the FairMarket Network. The first are merchant auction sites developed for our business customers who wish to sell their own goods or those of their business partners. These are the only goods available for sale on a merchant auction site. The second are auction sites developed for our Internet portal customers and other businesses that desire to provide an online auction marketplace on which third parties can sell products and services. These sites are commonly referred to as community auction sites.

     We believe that conducting online auctions can benefit our customers as follows:

     - Merchant customers gain an additional sales format to offer on their sites. In addition, by joining the FairMarket Network, merchants gain instant access to potential buyers across the FairMarket Network.

     - Community customers gain an opportunity to derive revenue from visitor traffic and an attractive web site feature that provides an expanded offering of products and services, potentially enhancing the experience of their users and promoting increased user traffic and loyalty.

     We also provide other market pricing formats, such as AutoMarkdown and classified advertisements, which are currently included in our auction service offering.

     We provide an array of operating and support services to customers, including auction site hosting and maintenance, direct customer support and end-user support. We have designed our central operating system to be reliable and to handle rapid growth in customers, listings and transaction activity. Our central technology enables us to rapidly develop a customer's auction site, typically in under 30 days. Because we host and maintain our customers' auction sites on our system, our customers do not need to invest in additional hardware and software or devote significant engineering or support resources to develop and maintain their auction sites.

     Our primary sources of revenue are service fees and network fees. Service fees include a site implementation fee, monthly operating and support fees and professional services fees. Network fees include our share of listing, merchandizing and transaction fees. Through December 31, 1999, approximately 92% of our revenue was attributable to service fees.

     Today, over 90 businesses and several top Internet portal sites are members of the FairMarket Network. A representative list of our customers appears on page 40.

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

INDUSTRY BACKGROUND

     GROWTH OF THE INTERNET AND E-COMMERCE. The Internet has emerged as a global medium that enables millions of businesses and consumers worldwide to communicate, share information and conduct business electronically. The Internet possesses unique characteristics that differentiate it from traditional forms of media, including real-time access and instantaneous connections between merchants and consumers, between merchants and other businesses, and between individuals. Businesses and consumers are taking increasing advantage of these characteristics by conducting more of their commerce over the Internet. Forrester Research, Inc. estimates that U.S. transaction values for goods and services sold online will grow from $52 billion in 1998 to approximately $1.4 trillion in 2003. Of this amount, Forrester Research estimates that approximately $108 billion will be generated in business-to-consumer transactions, approximately $1.3 trillion will be generated in business-to-business transactions and approximately $6.4 billion will be generated in person-to-person transactions.

     NEED FOR OUTSOURCED E-COMMERCE SERVICE PROVIDERS. As more enterprises conduct business online, ensuring the quality, availability and reliability of Internet sites has become critical. In order to successfully manage and grow their online operations, businesses need reliable computer systems that can be scaled to grow with the enterprise, and the expertise and resources to continuously maintain and upgrade those systems to reflect changing technologies. As a result, we believe that many online businesses will seek to enter into outsourcing arrangements with e-commerce service providers to reduce time to market, initial capital expenditures and online operating expenses, and to enhance their e-commerce strategies.

     EMERGENCE OF INTERNET-BASED MARKET PRICING. The dominant format for traditional commercial transactions today is fixed pricing, in which sellers dictate prices to buyers. This often results from the fact that sellers traditionally have been unable to adjust prices in a timely manner to reflect the demands of buyers because they have lacked access to current information on quantities, demand and specific prices.

     The Internet is transforming traditional commerce by allowing market information to be disseminated more quickly and efficiently, in greater quantity and to a wider audience than was historically possible. These factors have reduced the need for sellers to adhere to fixed pricing and given rise to increased use of market pricing in e-commerce transactions. In a market pricing format, buyers and sellers determine the prices of goods on a transaction-by-transaction basis through negotiation or bidding.

     Auctions are among the most well known forms of market pricing. Forrester Research, Inc. estimates that the value of goods and services sold through business-to-consumer and person-to-person auctions was $1.4 billion in 1998 and projects this to grow at 68% per year to $19.0 billion in 2003. According to Forrester Research, business-to-business auctions is an even larger market opportunity with an estimated transaction value of goods and services of $8.7 billion in 1998 that is projected to grow to $52.6 billion in 2002. We believe that the rapid growth in online auctions and e-commerce will bring more companies into the market for online auctions and that many companies will seek outsourced services to meet their e-commerce needs, including online auction and other market pricing mechanisms, rather than developing those services in-house.

     THE CURRENT LANDSCAPE FOR ONLINE MARKET PRICING FORMATS. Aside from our outsourced, networked service offering, there are a number of other ways businesses can participate in the online auction market:

-------------------------------------------------------------------------------------------------------------
            OPTION                            ADVANTAGES                         DISADVANTAGES
-------------------------------------------------------------------------------------------------------------
 List goods on a general         - No investment in technology,         - Surrender of online branding
 third-party destination           personnel or resources               - Surrender of control of users'
 auction web site                - Access to existing marketplace         auction experience
                                                                        - Limited access to auction-
                                                                          generated user, pricing and
                                                                          marketing data
                                                                        - Limited range of pricing
                                                                          formats
-------------------------------------------------------------------------------------------------------------
 License and install third-      - Ability to brand and customize       - Significant initial and
 party auction software            auction site                         ongoing investments in
                                 - Access to auction-generated user,      technology, personnel and
                                   pricing and marketing data             resources
                                                                        - Minimal initial traffic and
                                                                          bidding activity
                                                                        - Limited range of pricing
                                                                          formats
-------------------------------------------------------------------------------------------------------------

 Develop auction software        - Ability to brand and customize       - Significant initial and
 in-house                          auction site                         ongoing investments in
                                 - Access to auction-generated user,      technology, personnel and
                                   pricing and marketing data             resources
                                                                        - Minimal initial traffic and
                                                                          bidding activity
-------------------------------------------------------------------------------------------------------------

THE FAIRMARKET SOLUTION

     The following are the principal characteristics of FairMarket's service offering.

     NETWORKED DISTRIBUTION. The FairMarket Network is designed to provide our customers with access to a significantly greater number of potential buyers and a broader range of products than their individual auction sites alone. By maintaining listings of products and services in a central database, we are able to make those listings available for display on community auction sites in the FairMarket Network. For merchants and other sellers, listed items are seen by more web site visitors, increasing the likelihood that items will be bid on and sold. For buyers on community sites, this means a broader range of products and services for purchase, making the community sites more attractive to Internet users and potentially increasing user traffic to their main web sites. Media Metrix estimates that user traffic across our portal customers' web sites is over 40 million unique users per month. Although not all portal visitors have visited or will visit the related auction sites, we believe that the high volume of traffic across the main sites of our portal and other community customers represents the potential for a much larger number of users of the related auction sites and, as a result, the potential for an increase in auction transactions and related auction site activity.

     OUTSOURCED SOLUTION. By outsourcing their auction site needs to us, our customers can remain focused on their businesses while benefiting from our outsourced e-commerce expertise.

We develop, host and maintain our customers' auction sites on a central operating system. As a result, we can rapidly deploy new auction sites, quickly implement new features and other enhancements and centrally provide direct customer support, end-user support and maintenance services. Our customers do not need to develop or acquire software or hardware and do not need to divert resources to hire, train or utilize in-house engineering and support personnel to develop and maintain their auction sites.

     COMPREHENSIVE ARRAY OF PRICING FORMATS. FairMarket provides a comprehensive set of market pricing formats that enables e-commerce market participants to buy and sell goods efficiently. Our pricing options range from traditional auction formats such as English and Dutch auctions to classified listings, Quick Win auctions and a falling price by time pricing format. Sellers can select the pricing mechanism that they believe will optimize the sale price for their goods and services and/or the time it will take to complete sales, and buyers have an increased ability to participate in determining the price of the goods they want to purchase. We believe that the breadth of the pricing solutions currently available through our service and our ability to develop and quickly implement new pricing solutions distinguish us from our competitors and are important factors in our ability to attract and retain customers.

     PROMOTION OF CUSTOMER BRAND. Our service allows customers to promote their brands by enabling them to create private-label auction sites. A private-label site is an auction site designed to have the look and feel of the customer's home web site. All of the features available to visitors to a customer's auction site, including extensive search and automatic bidding capabilities, automatic email notifications to bidders and sellers and individual account tracking, are customized so that users are not aware that they are leaving the customer's home web site or using a third party service. The result is user-friendly auction experience with a breadth of features that can enhance the user's visit to the customer's web site. We believe that our customers' ability to offer this experience to their users can increase new and repeat user visits to their main web sites, thereby expanding their marketing and revenue opportunities.

     CUSTOMER CONTROL OF AUCTION SITE. As part of our service offering, we provide a web-based site configuration module that enables our customers to control the auction experience and activity on their sites. Customers can set the auction parameters for individual product and service listings, register auction site users and set transaction, listing and merchandising fees. Because the site configuration module is located on our central system, each customer is also able to monitor and analyze current and historical activity data from its auction site to improve its sales strategies.

     RELIABILITY AND SCALABILITY. Our system is comprised of computing and network hardware and proprietary transactional software. This system is designed to easily expand to accommodate larger numbers of users and transactions, as well as future enhancements, without delay and without additional cost to our customers. The system incorporates standby hardware components and specialized control software that are designed to allow operations to continue despite failures in individual components. Also, our system provides a central point of maintenance, reducing the likelihood of system errors and the time and personnel needed to maintain and upgrade our systems.

STRATEGY

     Our goal is to become a leading provider of outsourced, networked e-commerce services for Internet marketplaces. Key elements of our strategy include:

     EXPAND THE REACH AND SCOPE OF THE FAIRMARKET NETWORK. We are dedicating sales and marketing resources to expand the reach of the FairMarket Network by increasing the number of new customers and the rate at which we obtain new customers. Our focus is on forming relationships with large businesses that have well-known brand names, quality product offerings and a desire for enhanced marketing and distribution channels. To achieve this goal, we intend to open international sales offices over the next year. We seek to increase awareness of the FairMarket name and recognition of our services in the business community through advertising and targeted marketing and promotional activities, and to educate traditional businesses about the benefits of a networked e-commerce sales strategy.

     INCREASE TRAFFIC AND TRANSACTIONS ACROSS THE FAIRMARKET NETWORK. We are committed to enhancing the productivity of the FairMarket Network by turning more web site viewers into auction site participants. We intend to increase traffic through expanded merchandising and promotional programs with our community customers. These programs may include general advertising advice, suggestions regarding placement of links to customer auction sites, and analysis of transaction activity for the purpose of improving customers' marketing efforts. We believe that these efforts will result in increased transaction volumes across the FairMarket Network, increasing revenue to us and our customers.

     CONTINUE TO PROVIDE NEW SERVICE OFFERINGS. We intend to expand our service offerings through internal development, new strategic relationships or acquisitions. We will continue to enhance our existing auction service features and we intend to develop new e-commerce features to provide a comprehensive array of online buying and selling services. For example, we recently introduced our AutoMarkdown feature to complement our auction offering. We also plan to enter into relationships with third party providers to expand our service offerings to such areas as order fulfillment, credit card and escrow services.

     EXPAND INTO ADDITIONAL INTERNATIONAL MARKETS. We intend to capitalize on the considerable market opportunities outside the United States. We recently began operations in Australia and in the United Kingdom and we intend to further expand into these countries and continental Europe over the next year. In some cases, we may seek to reduce the costs and risks of international expansion by entering into strategic alliances with companies that can provide local sales, marketing, development and customer support personnel, contacts and cultural expertise.

     FURTHER PENETRATE THE BUSINESS-TO-BUSINESS MARKET. We intend to take advantage of our auction expertise in the business-to-consumer and person-to-person markets to further penetrate the growing business-to-business market. The business-to-business market is typically characterized by large transaction sizes and volumes which could represent substantial transaction revenue for us. We intend to expand our presence in this space through increased sales and marketing efforts towards business-to-business merchants and through development of enhanced business-to-business service offerings such as sealed bidding.

THE FAIRMARKET SERVICE OFFERING

  PRICING FORMATS

     Our service offering includes the following pricing formats.

     - English auctions -- Buyers bid on-line until the auction ends at a pre-determined time, usually 1 to 14 days. The item is then sold to the highest bidder. Under this format, the seller has the option of setting a reserve price, below which the listing will not be sold.

     - Quick Win auctions -- Like an English auction, buyers bid online until the auction ends at a pre-determined time. The item is sold to the first bidder who meets the threshold price set by the seller.

     - Dutch auctions -- Used for selling multiple items. Buyers bid online until the auction ends at a pre-determined time and all winning bidders pay the same price, which is the lowest winning bid.

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

     - AutoMarkdown (falling price by time) -- Available for merchant sites only, this pricing format is typically used for selling multiple quantities of a certain item. Here, the price for an item decreases over time in increments that are pre-determined by the seller, and each bid results in an actual purchase.

     - Classified listings -- Classified listings are similar to the classified listings typically published in newspapers and other publications. There is no bidding on a classified listing, and the buyer and seller communicate directly to decide on the price for the item.

  PRINCIPAL AUCTION SITE FEATURES

     In addition to the pricing formats described above, our auction service offers the following features.

     LISTING FEATURES. A merchant begins the auction process by uploading its product listings to its auction site. This can be done through periodic uploads or via integration with the merchant's back-end systems. When the merchant uploads product listings, it selects the sale parameters for each listing, including product category, pricing format and duration of the auction, special bidding, payment or shipping instructions, and export or other sale limitations. A listing placed by the merchant on its auction site is assigned a unique listing identifier and immediately becomes available for display and sale, with the merchant's chosen sale parameters, on community sites across the FairMarket Network. Each merchant listing that appears on a community site is accompanied by a listing detail page that contains graphics and a description of both the listed product and the merchant.

     Sellers on a community site generally have the same listing options as merchants. Online communities may charge sellers a fee to list items for sale on their auction sites. Our customers do not typically charge buyers for making bids or purchases.

     MERCHANDISING FEATURES. Our service provides a merchandising area beside the main auction activity area, which merchants can use to showcase listings of special interest or special sales events. Merchants can also link individual listings to other areas of their main web sites or to product reviews. Similarly, a seller on a community site can choose from among a variety of merchandising options designed to highlight the seller or a specific listing. For example, a seller can, for a fee, have its name included under a list of Featured Merchants or have a specific listing included under a list of Featured Listings in a community site's merchandising area.

     REPORTING FEATURES. Our service includes a number of reporting functions. Through our site configuration module, customers can monitor activity on specific listings as well as obtain aggregated information on bidding and sales activity for a given time period. In addition, merchants can conduct end-user based searches, listing searches and bid searches to refine their listing and pricing strategies. At the end of each day, our service transmits to each of our merchant customers an encrypted report that contains order information from the day's sales to enable the merchant to fulfill those sales. We also provide our customers with periodic reports that include detail on site traffic and page views.

     EMAIL FEATURES. Our service transmits a number of automatic email messages to end-users, including registration and welcome emails, bid confirmation, losing bid notification, winning bid notification, out-bid notification, winning-again bid notification, and daily bid status updates. Customers can customize these email messages through our site configuration module. Our service also provides end-users with a shopping agent that allows buyers to choose to be notified automatically by email when products specified by the buyer become available within a price range specified by the buyer.

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

FAIRMARKET PROFESSIONAL SERVICES

     We provide our customers with the following professional services as part of our outsourced solution.

     IMPLEMENTATION SERVICES. We work closely with each customer to build an auction site that presents the customer's desired branding and maintains the look and feel of its main web site. As part of the implementation process, we train the customer to manage all aspects of the auction experience, to access auction site activity data and to upload product and service listings to its auction site. We usually develop an auction site within four weeks of contract execution, but we can develop a site in as little as two days if a customer so requests and if the customer devotes sufficient attention to implementation.

     PROMOTIONAL AND MERCHANDISING SERVICES. We work with the customer to develop a promotional plan to ensure the successful launch of its auction site. Following the launch of a customer's auction site, we help the customer develop promotional and merchandising programs designed to drive user traffic to its auction site. These programs include merchandising advice, including placement of web site buttons and links, and promotional activities such as holiday or special event auctions.

     SUPPORT SERVICES. We provide ongoing support services to both our direct customers and their auction site end-users. Basic technical support is provided for our direct customers during regular business hours at no additional cost and consists of telephone or email responses to questions relating to the operation of the auction site and site access. We also provide transparent support services to our customers' end-users via email on a 24 hour per day, seven day per week basis, at no extra cost. Premium direct customer support services are available for an additional fee and include extended support service hours and an assigned account manager who assists the customer on an ongoing basis with day-to-day auction site operation and maintenance issues.

     FRAUD PROTECTION SERVICES. We provide a number of fraud protection measures for the benefit of buyers and sellers. In order to participate in an auction, all users must have a valid email address, which we verify during the registration process. Sellers on community auction sites are required to provide a credit card number to post listings; our customers can also require that a buyer enter a credit card number to bid on listings. We also provide a buyer and seller rating system for community auction sites, which allows buyers and sellers to rate their experiences with one another and comment on their buying and selling experience after a bid is won. If a seller receives negative ratings above a limit selected by a community site, the seller is unable to post additional listings to that site. Communities also have the option to offer third-party escrow services to buyers and sellers.

SALES AND MARKETING

     We sell our services through our direct sales force. Our sales personnel identify potential customers through direct contact, by responding to requests we receive by telephone or through our web site, and through attendance at trade shows. Currently, our sales organization is located at our corporate headquarters in Woburn, Massachusetts. Over the next year, we plan to significantly increase the size of our sales force and to open international sales offices as we expand the size and scope of our business.

     We have focused our marketing efforts on increasing the awareness of the FairMarket brand in the business community and generating qualified leads for our sales team. We promote the FairMarket name and services through a variety of advertising media, including print, local radio, targeted direct mail campaigns and attendance at trade shows. Our contracts generally provide for the inclusion of a FairMarket Network logo on each web page of a customer's auction site.

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

NETWORK MEMBERS

     PARTICIPATING SITES. Two customer groups form the FairMarket Network: merchants and Internet portal or online community web site owners. Merchants bring name-brand products to the FairMarket Network, and communities bring their registered users, who represent potential representative buyers and sellers. As of December 31, 1999, the FairMarket Network had grown to over 90 auction sites. The following is a representative list of our customers based on size of customer:

                                      PORTAL AND OTHER COMMUNITY
MERCHANT CUSTOMERS                    CUSTOMERS
Alloy Online, Inc.                    The Boston Globe's boston.com
CompUSA, Inc.                         Excite.com
e-Wood.com, Inc.                      Lycos.com
Multiple Zones International, Inc.    MSN.com
Outpost.com                           MyWay.com Corporation
SportingAuction, Inc.                 TicketMaster's cityauction.com
SportsLine.com, Inc.                  Wantads.com, Inc.
W.W. Grainger, Inc.                   Xoom.com
ZoneTrader.com, Inc.

TECHNOLOGY

     We have built a system consisting of computing and network hardware and proprietary transactional software. This system is designed to easily expand to accommodate larger numbers of users and transactions, as well as added features. The system is designed so that parts of the overall workload are assigned to specific classes of machines and it incorporates standby hardware components and specialized control software designed to allow operations to continue despite failures in individual components. For example, all interaction with web site users is handled by web servers and all data storage is handled by a database server and file server. Each customer auction site is maintained on multiple servers and can be expanded to accommodate additional users or functional requirements without redesign. A shared, secure administrative server is used for auction site internal administrative traffic and reporting activities and for diagnostic and performance monitoring of the auction sites. The FairMarket Network is available on a 24 hour a day, seven day a week basis, subject to scheduled maintenance. Our system is hosted by NaviSite, Inc. in Andover, Massachusetts, which provides a secure environment, redundant communications lines and emergency power backup. We expect to continue to spend a significant amount of time and money on systems development to ensure the continued reliability and scalability of our technology as our business grows.

COMPETITION

     The market for Internet-based e-commerce services is highly competitive and is evolving rapidly. While we believe that no company provides as comprehensive an array of market pricing mechanisms as we do and that few companies operate in a fully networked environment, as we do, many companies offer some form of Internet auction or other single e-commerce pricing application, including non-networked auction hosting, such as OpenSite, auction and other market pricing software applications, such as Moai, and general third-party destination auction sites, such as Yahoo! Auctions. In addition, network-based competitors could emerge in the future. We compete for customers with those providers, as well as with developers of in-house market pricing applications.

     We believe that our knowledge of the e-commerce marketplace, our ability to develop new service offerings and enhancements, and the technical and creative talents of our employees are important to our ability to establish and maintain a strong market position in a rapidly changing and evolving competitive and technological landscape. We also believe that the existence and nature of the FairMarket Network will position us to implement new service offerings more quickly and cost-effectively than many of our competitors. The market for e-commerce services, however, is highly competitive and we expect this competition to intensify in the future. For more information on competition, please see "Risk Factors."

INTELLECTUAL PROPERTY

     Protection of our technology and other proprietary assets and respect for the intellectual property rights of others are among our highest priorities. We rely heavily on various types of intellectual property for our success and competitive positioning. We use trademarks, copyrights, trade secrets and the laws pertaining to them as well as contractual provisions to protect our intellectual property. Currently, our most important proprietary rights are those embodied in our auction service offerings and in the FairMarket Network. We also license software from Microsoft for use in our development and production systems. Because our technology is located on our operating systems and we do not license our software to any customer or other third party, we believe that the risk of unauthorized use of our technology is small. However, no combination of intellectual property protections can guarantee the continued security and availability of our intellectual property.

     Creation and/or implementation of our technology, business model, marketing research and plans, lead generation activities, customer lists, strategic plans and similar proprietary assets are all protected at their inception and throughout their economic lifetimes by confidentiality and proprietary rights agreements which each of our employees is required to execute upon entering into employment with us. We also rely on confidentiality agreements entered into with contractors and vendors. In addition, we have filed trademark applications on the service marks "FairMarket," "FairMarket Network," "AuctionPlace," "AutoMarkdown," "Quick Win" and other marks. We also claim rights in other marks. We rely on our marks to protect our domain and brand names. We have applications pending with the U.S. Patent and Trademark Office but, while we continue to evaluate the importance of patents to our business, we do not believe that our ability to obtain patents is material to the success of our business and results of operations.

     We take such action as we may deem necessary or advisable to protect our intellectual property. While such actions have not entailed litigation to date, we might have to litigate in the future to protect our intellectual property rights. For more information on the effect of intellectual property rights on our business, please see "Risk Factors."

PRIVACY

     We believe that issues relating to privacy and use of personal information of Internet users are becoming increasingly important as the Internet and its commercial use grow. Users of a FairMarket customer's auction site must agree to that site's use and privacy policy when registering to use the auction site. Customers' use and privacy policies may vary and we depend on our customers to maintain adequate privacy policies on their sites. While FairMarket does not sell or rent any personally identifiable information about users to any third party without the consent of the user, we cannot guarantee that the privacy policies of our customers contain similar protections. Sellers and winning bidders do receive information about each other to enable them to complete a sale. In addition, our customers may utilize information about their users for internal purposes in order to improve marketing and promotional efforts, to analyze site usage, and to improve content, product offerings and site layout. We may utilize aggregated user data, other than identifiable user data such as names, residence or email addresses or telephone numbers, from FairMarket Network member sites for similar purposes.

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

LAW AND GOVERNMENTAL REGULATION

     We are subject to various laws and regulations affecting our business. Congress has recently passed legislation concerning the availability and protection of copyrighted works on the Internet under the Digital Millennium Copyright Act and continues to consider laws relating to Internet taxation. In addition, there are recommended uniform state laws relating to technology that are currently under consideration in a number of state legislatures. The European Union has recently enacted regulations relating to online privacy protections. These laws and regulations are very recent and their impact on us and our industry has yet to be determined. This impact could include litigation which, whether successful or not, would likely be time-consuming and costly and require substantial management attention and resources. Also, while there are relatively few laws today that specifically regulate Internet-related companies and e-commerce in general, the sizeable growth in Internet usage and e-commerce transactions has prompted many governmental bodies to consider legislation in such areas as pricing, content, data protection, privacy protection, intellectual property protection, taxation and consumer protection. Enactment of laws or regulations in these areas could place burdens on us, either directly or as a burden to e-commerce in general. In addition, numerous jurisdictions have laws and regulations regarding the conduct of auctions and the liability of auctioneers. We do not believe that these laws and regulations, which were enacted for consumer protection before the development of the Internet, apply to our online auction services. However, one or more jurisdictions may attempt to impose these laws and regulations on our operations or our customers in the future. For more information on law and governmental regulation, please see "Risk Factors."

EMPLOYEES

     As of December 31, 1999, we had 139 full-time employees. None of our employees are covered by a collective bargaining agreement. We consider our relations with our employees to be good.

FACILITIES

     All of our operations are located in an office park located in Woburn, Massachusetts, where we lease approximately 79,000 square feet of space. During the year 2000, we intend to open international sales offices.

LEGAL PROCEEDINGS

     We are not a party to any material legal proceedings.

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

                                   MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS

     Our executive officers and directors, their positions and their ages as of February 8, 2000 and, for the directors, the Class in which such directors are expected to serve as of the closing of this offering are as follows:


NAME                                AGE                            POSITION
----                                ---                            --------
Scott Randall.....................  37     President, Chief Executive Officer and Class III
                                            Director
John Belchers.....................  56     Chief Financial Officer and Treasurer
Matthew Ackley....................  32     Vice President, Product Management
Louis Gennaro.....................  52     Vice President, Sales
Bryan Semple......................  35     Vice President, Product Marketing
Louis Shipley.....................  36     Vice President and President, International Operations
Robert Supnik.....................  52     Vice President, Engineering
Bruce Worrall.....................  41     Vice President, Business Development
Jeffrey Drazan....................  41     Class I Director
Nanda Krish.......................  39     Class III Director
Richard Pallan....................  56     Class II Director


---------------

     SCOTT RANDALL founded FairMarket in February 1997. Prior to founding FairMarket, he was President of Yahoo! Marketplace, a joint venture between Yahoo! and VISA International which was responsible for developing the online retail shopping area of the Yahoo! site, from June through December 1996 and President of the Internet Shopping Network, the Internet retail shopping division of the Home Shopping Network, from February through May 1996. From June 1994 through January 1996, he was the general manager of NECX Direct, an Internet home and office technology shopping site. Prior to that, Mr. Randall held positions in brand management at Procter & Gamble. Mr. Randall is a graduate of Harvard College and Harvard Business School.

     JOHN BELCHERS has served as Chief Financial Officer of FairMarket since August 1999. From March 1998 to January 1999, he served as Senior Vice President and Chief Financial Officer of Microprose, then a publicly-held publisher and distributor of entertainment software, now a subsidiary of Hasbro, Inc. From 1996 to 1997, he served as Executive Vice President and Chief Operating and Financial Officer of Discovery Toys, which specializes in children's educational products. From 1989 to 1996, Mr. Belchers held senior management positions at American President Lines, a publicly-held, global transportation company. Mr. Belchers holds a degree in Business Science from the University of Cape Town, South Africa.

     MATTHEW ACKLEY joined FairMarket in December 1998 and has served as Vice President of Product Management of FairMarket since May 1999. Before joining FairMarket, Mr. Ackley held management positions at Andersen Consulting from September 1990 to August 1996 and attended Harvard Business School from August 1996 to June 1998. In February 1998, Mr. Ackley co-founded SocialGoods.com, now part of 4charity.com, an Internet shopping site, and served as Chief Operating Officer of that company through November 1998. He graduated from Duke University with a degree in Biomedical and Electrical Engineering and received his MBA from Harvard Business School.

     LOUIS GENNARO has served as Vice President of Sales of FairMarket since January 2000. From December 1998 through March 1999, Mr. Gennaro provided business planning assistance to an early stage start-up company. From September to November 1998, Mr. Gennaro served as Executive Vice President, Sales Operations, of Parametric Technology Corporation, a developer of manufacturing and industrial design software. From February 1997 until March 1998, Mr. Gennaro was the President and Chief Executive Officer of net.Genesis Corp., then a privately-held developer of analytical software for online businesses. From January 1987 through October 1996, Mr. Gennaro held various management positions with Silicon Graphics, Inc., a computer and software technology company, including the positions of Vice President, U.S. Field Operations from October 1995 to October 1996 and Vice President, Eastern Area, from April 1990 to September 1995. Mr. Gennaro holds a BA degree from Fordham University and an MBA from Long Island University.

     BRYAN SEMPLE joined FairMarket in March 1999. Mr. Semple became Vice President of Product Marketing of FairMarket in January 2000. From March 1999 to January 2000, Mr. Semple served as Vice President of Sales of FairMarket. Prior to joining FairMarket, Mr. Semple co-founded PetStart.com, a development-phase start-up company formed to develop an Internet shopping site for pet-related products, where he served from November 1998 to February 1999. From August 1997 to November 1998, he served as Director of E-Commerce and Inside Sales for Trellix Corporation, a developer of PC-based web site development applications for individuals. Prior to that, Mr. Semple was regional sales and marketing manager for PepsiCo from January 1996 to April 1997. Prior to his time at PepsiCo, Mr. Semple served as a sales representative at Sybase, Inc., a developer of enterprise database management software applications, from January 1994 to January 1996. He is a graduate of the U.S. Naval Academy and Stanford University, where he received his MBA.

     LOUIS SHIPLEY joined FairMarket in February 2000 as Vice President and President of International Operations. From March 1997 through January 2000, Mr. Shipley served as Vice President of Worldwide Field Sales, Marketing and Operations of WebLine Communications Corp., a provider of customer interaction management software for Internet customer service and other e-commerce. Before joining WebLine, Mr. Shipley served with Avid Technology, Inc., a provider of digital tools for film, video, audio and broadcast, from 1989 to February 1997, including as Vice President of Americas and Pacific Field Operations from October 1995 through February 1997 and as President of Avid Japan and Vice President of Asia Pacific from 1993 to October 1995. Mr. Shipley holds a BA from Trinity College, a degree from the London School of Economics and an MBA from Harvard Business School.

     ROBERT SUPNIK has served as Vice President of Engineering of FairMarket since August 1999. Prior to joining FairMarket, Mr. Supnik spent more than 20 years at Digital Equipment Corporation (now Compaq), where he managed the group charged with the development of the Alpha architecture and systems. From 1996 to 1999, Mr. Supnik held the position of Vice President of Corporation Research at Digital Equipment Corporation (DEC), and had overall responsibility for the team that developed AltaVista, the Palo Alto Internet Exchange, the Millicent Microcommerce System and the Personal Jukebox. From 1994 to 1996, Mr. Supnik held the position of Vice President and Technical Director of Engineering Strategy at DEC. Mr. Supnik holds a BS in Mathematics and a BS in History from the Massachusetts Institute of Technology and a Masters in Arts and History from Brandeis University.

     BRUCE WORRALL has served as Vice President of Business Development of FairMarket since November 1999. From November 1997 until November 1999, Mr. Worrall served as Manager of Business Development at Microsoft Corporation. From July 1995 to October 1997, he founded and directed Health Oasis, Inc., an online health and pharmaceuticals shopping network. From January 1992 until January 1996, Mr. Worrall was Director of Information and Transaction Services and Interactive Travel and Shopping Services at AT&T. Mr. Worrall holds a BA Degree in Social Research from the City University of New York, and an MBA from Baruch College.

     JEFFREY DRAZAN has served as a director of FairMarket since February 1999. He is a limited partner and a general partner of Sierra Ventures, a venture capital organization. Prior to joining

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

Sierra Ventures in 1984, Mr. Drazan held senior management positions at AT&T and Bell Laboratories. Mr. Drazan graduated from Princeton University with a BS in Engineering and from New York University where he received his MBA.

     NANDA KRISH has served as a director of FairMarket since April 1997. Mr. Krish is part of the founding team of iBelong.com, a creator of networks for affinity-based portals, where he has served as General Manager since November 1998. From 1995 to November 1998, Mr. Krish served as Vice President of Corporate Development of Open Market, Inc., a provider of Internet commerce software. Before that, Mr. Krish held various positions with Electronic Data Systems Corporation (EDS), an information technology services company, most recently as Vice President and General Manager of the EDS unit responsible for the company's interactive shopping strategy. Mr. Krish holds a BS in Mechanical Engineering from BU/India, and a Masters in Computer and Information Science and a Masters in Management Engineering from the New Jersey Institute of Technology/Rutgers University.

     RICHARD PALLAN has served as a director of FairMarket since January 2000. Mr. Pallan has over 20 years of experience in the financial services industry. From 1981 until his retirement in December 1994, Mr. Pallan served with Putnam Investments, an investment management firm. Mr. Pallan was a Senior Managing Director of Putnam, a member of the Management and Executive Committees and was responsible for business strategy. Mr. Pallan was also responsible for the development of Putnam's Defined Contribution Plans (or "401(k)") business and headed the firm's corporate and new product development activities. Mr. Pallan graduated from Tufts University with a BS in Mechanical Engineering and received his MBA from Harvard Business School.

BOARD COMPOSITION

     The number of directors is fixed at five and we currently have four directors serving. Following the closing of this offering, our Board of Directors will be divided into three classes, with the members of each class serving for a staggered three-year term. Our Board of Directors will consist of one Class I director, whose term of office will continue until the 2001 annual meeting of stockholders, two Class II directors (one of which directorships is expected to be vacant as of the closing of this offering), whose terms of office will continue until the 2002 annual meeting of stockholders, and two Class III directors, whose term of office will continue until the 2003 annual meeting of stockholders. At each annual meeting of stockholders, a class of directors will be elected for a three-year term to succeed the directors of the same class whose terms are then expiring.

     There are no family relationships among any directors or executive officers. An Investors' Rights Agreement among Scott Randall and FairMarket's preferred stockholders provides that the Board of Directors will consist of Scott Randall, two persons designated by Scott Randall, one person designated by the holders of our Series B Preferred Stock, and one person designated by the holders of our Series C Preferred Stock. Pursuant to this agreement, Mr. Krish was designated as a director by Mr. Randall and Mr. Drazan was designated as a director by the holders of the Series C Preferred Stock. Mr. Pallan was appointed by the Board of Directors to fill a vacancy. Upon the closing of this offering, all rights to designate directors under the Investors' Rights Agreement will terminate.

BOARD COMMITTEES

     Our Board of Directors has an Audit Committee, a Compensation Committee and a Nominating Committee.

     Audit Committee. The members of the Audit Committee, all of whom are independent directors, are Messrs. Drazan, Krish and Pallan. The Audit Committee is responsible for recommending to the Board of Directors the engagement of our outside auditors and reviewing our accounting controls and the results and scope of audits and other services provided by our auditors.

     Compensation Committee. The members of the Compensation Committee, all of whom are independent directors, are Messrs. Drazan, Krish and Pallan. The Compensation Committee is responsible for reviewing and recommending to the Board of Directors the amount and type of consideration to be paid to senior management, administering our stock option plan and establishing and reviewing general policies relating to compensation and benefits of employees.

     Nominating Committee. The members of the Nominating Committee, Messrs. Randall and Krish, are responsible for designating FairMarket's nominees for election to the Board of Directors.

DIRECTOR COMPENSATION


     Directors who are employees receive no additional compensation or reimbursement of expenses for their services as directors. Non-employee directors do not currently receive a cash fee or reimbursement of expenses for their service as directors, although the Board of Directors may in the future determine to pay fees and/or reimburse expenses. Non-employee directors are eligible to participate in the 2000 Stock Option and Incentive Plan at the discretion of the full Board of Directors. In February 2000, pursuant to this plan, the Board of Directors granted each of Messrs. Drazan, Krish and Pallan an option to purchase 75,000 shares of common stock at an exercise price of $8.50 per share. At the time of grant, each of these grants had an aggregate dollar value of $637,500 based on the $8.50 per share exercise price compared to an aggregate dollar value of $1,050,000 assuming a $14.00 per share price of the common stock to be sold in this offering. The options will vest ratably over three years.


EXECUTIVE COMPENSATION

     The following table sets forth the total compensation paid or accrued in the years ended December 31, 1998 and 1999 to our Chief Executive Officer. None of our other executive officers had aggregate compensation in excess of $100,000 during 1999.

                           SUMMARY COMPENSATION TABLE

                                                                                             LONG-TERM COMPENSATION
                                                                                  --------------------------------------------
                                               ANNUAL COMPENSATION                   NUMBER
                                  ---------------------------------------------   OF SECURITIES
                                                                     OTHER         UNDERLYING     RESTRICTED
NAME AND                                                            ANNUAL           OPTIONS        STOCK         ALL OTHER
PRINCIPAL POSITION                YEAR   SALARY($)   BONUS($)   COMPENSATION($)    GRANTED(#)     AWARDS($)    COMPENSATION($)
------------------                ----   ---------   --------   ---------------   -------------   ----------   ---------------
Scott Randall
  President and
  Chief Executive Officer.......  1998   $133,654      $--            $--                 --         $--             $--
                                  1999   $150,000       --             --                 --          --              --

     No stock options were granted to our Chief Executive Officer as of December 31, 1999. In February 2000, the Board of Directors granted Mr. Randall an incentive stock option to purchase 42,780 shares of common stock at an exercise price of $9.35 per share and a nonqualified stock option to purchase 207,220 shares of common stock at an exercise price of $8.50 per share.

AMENDED AND RESTATED 1997 STOCK OPTION PLAN

     Our Amended and Restated 1997 Stock Option Plan provides for the issuance of up to 750,000 shares of common stock under incentive stock options (ISOs) and nonqualified stock options (NSOs). The 1997 Plan provided for the granting of ISOs to employees and NSOs to nonemployee directors and consultants. Options granted under the 1997 Plan have a maximum term of 10 years from the date of grant, vest over four years and, in the case of ISOs, have an exercise price not less than fair value of the stock at the date of grant. In connection with the adoption of the 2000 Stock Option and Incentive Plan (the "2000 Stock Plan"), the Board determined not to grant any further options under the 1997 Plan, and to include the 56,250 shares remaining available for grant under this plan in the number available for grant under the 2000 Stock Plan.

1999 STOCK OPTION PLAN

     Our 1999 Stock Option Plan provides for the issuance of up to 3,421,237 shares of common stock under ISOs or NSOs or through the direct issuance or sale of common stock to officers, employees, directors and consultants of the Company.

     The Board of Directors determines the term of each option, the option price, the number of shares for which each option is granted and the rate at which each option is exercisable. For holders of 10% or more of our outstanding common stock, ISOs may not be granted at less than 110% of the fair market value of the common stock at the date of grant. In connection with the adoption of the 2000 Stock Plan, the Board determined not to grant any further options under the 1999 Stock Option Plan, and to include the 132,237 shares remaining available for grant under this plan in the number available for grant under the 2000 Stock Plan.

2000 STOCK OPTION AND INCENTIVE PLAN

     Our 2000 Stock Option and Incentive Plan was adopted by our Board of Directors and approved by our stockholders in February 2000. The 2000 Stock Plan permits us to make grants of:

     - incentive stock options;

     - non-qualified stock options;

     - restricted stock awards;

     - deferred stock awards;

     - unrestricted stock awards;

     - performance share awards; and

     - dividend equivalent rights.


     The 2000 Stock Plan provides for the issuance of up to 4,017,250 shares of common stock pursuant to awards granted under the plan, subject to adjustment in the event of a stock split, stock dividend or other change in capitalization. Any shares forfeited from awards under the 2000 Stock Plan will also be available for future awards under the 2000 Stock Plan. As of March 8, 2000, 2,514,250 shares were available for grant under the 2000 Stock Plan.


     2000 Stock Plan Administration. The 2000 Stock Plan provides for administration by a committee of not fewer than two non-employee directors, as appointed by the Board of Directors, or by the full Board of Directors. The committee has full power to select, from among the individuals eligible for awards, the participants to whom awards will be granted, to make any combination of awards to participants, and to determine the specific terms and conditions of each award, subject to the provisions of the 2000 Stock Plan.

     Eligibility and Limitations on Grants. All officers, employees, directors and key persons, including consultants and prospective employees, are eligible to participate in the 2000 Stock Plan, subject to the discretion of the committee. From and after the date awards made under the 2000 Stock Plan become subject to Section 162(m) of the Internal Revenue Code, no participant may receive options to purchase more than 1,005,000 shares of common stock, subject to adjustment for stock splits, stock dividends and other change in capitalization, during any one calendar year period.

     Option Terms. The committee has authority to determine the terms of options granted under the 2000 Stock Plan. However, ISOs will have an exercise price that is not less than 100% of the fair market value of the common stock on the date of the option grant, and NSOs, other than those granted in lieu of a participant's cash compensation at the participant's election with the consent of the committee, will have an exercise price that is not less than 85% of the fair market value of the common stock on the date of the option grant.

     At the discretion of the committee, stock options granted under the 2000 Stock Plan may include a "re-load" feature pursuant to which an optionee exercising an option by the delivery of shares of common stock would automatically be granted an additional stock option, with an exercise price equal to the fair market value of the common stock on the date the additional stock option is granted, to purchase that number of shares of common stock equal to the number delivered to exercise the original stock option. The purpose of this feature is to enable participants to maintain their equity interest without dilution.

     Acceleration Upon a Merger, Sale or Change of Control of Company. Upon (1) dissolution or liquidation of the company, (2) the sale of all or substantially all the assets of the company, (3) a merger, reorganization or consolidation of the company or (4) the sale of all of the stock of the company, if provision is not made for appropriate substitutions or adjustments of outstanding stock options, then all outstanding awards will automatically become fully exercisable or fully vested and nonforfeitable. Alternatively, the Company may provide that outstanding stock options will terminate and the holder will receive a cash payment therefor.

     Amendments and Termination. The Board of Directors may at any time amend or discontinue the 2000 Stock Plan and the committee may at any time amend or cancel any outstanding award for the purpose of satisfying changes in law or for any other lawful purpose, but no such action may adversely affect the rights under any outstanding awards without the holder's consent. To the extent required by the Internal Revenue Code to ensure that options granted under the 2000 Stock Plan qualify as ISOs, plan amendments will be subject to approval by our stockholders.

2000 EMPLOYEE STOCK PURCHASE PLAN


     Our 2000 Employee Stock Purchase Plan was adopted by our Board of Directors and approved by our stockholders in March 2000. Up to 500,000 shares of common stock may be issued under the Stock Purchase Plan.



     The first offering under the Stock Purchase Plan will begin on the effective date of this offering and end on June 30, 2000. Subsequent offerings will commence on each July 1 and January 1 thereafter and will have a duration of six months. Generally, all employees who are customarily employed for more than 20 hours per week as of the first day of the applicable offering period will be eligible to participate in the Stock Purchase Plan. New employees hired after the first day of, but during the first three months of, any purchase period (except for the initial purchase period) will be able to participate in this plan for a special purchase period that will run for the last three months of the regular purchase period. An employee who owns or is deemed to own shares of stock representing in excess of 5% of the combined voting power of all classes of our stock will not be eligible to participate in the Stock Purchase Plan.



     During each offering, an employee may purchase shares under the Stock Purchase Plan by authorizing payroll deductions of up to 10% of his or her cash compensation during the offering period. The maximum number of shares that may be purchased by any participating employee during any offering period is limited to the number of whole shares which is less than or equal to $12,500 divided by the closing price per share on the first day of the applicable offering period. Unless the employee has previously withdrawn from the offering, his or her accumulated payroll deductions will be used to purchase common stock on the last business day of the period at a price equal to 85% of the fair market value of the common stock on the first or last day of the offering period, whichever is lower. For purposes of the initial offering period, the fair market value of the common stock on the first day of the offering period shall be the offering price to the public. Under applicable tax rules, an employee may purchase no more than $25,000 worth of common stock in any calendar year. No common stock has been issued to date under the Stock Purchase Plan.

401(k) PLAN

     We have established a savings plan for our employees which is designed to be qualified under Section 401(k) of the Internal Revenue Code. Eligible employees are permitted to contribute to the 401(k) plan through payroll deduction within statutory and plan limits.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     Prior to this offering, our Board of Directors and senior management were directly involved in setting compensation for our executives.

                             PRINCIPAL STOCKHOLDERS


     The following table sets forth information regarding the beneficial ownership of our common stock as of March 8, 2000 and on a pro forma basis to reflect the issuance of shares upon the conversion of our preferred stock and the exercise of a warrant immediately prior to the closing of this offering and on a pro forma as adjusted basis to reflect the sale of the common stock offered hereby, by:


     - all persons known by us to own beneficially 5% or more of our common stock;

     - each of our directors;

     - our Chief Executive Officer; and

     - all directors and executive officers as a group.

     Unless otherwise indicated, each of the stockholders has sole voting and investment power with respect to the shares of common stock beneficially owned by the stockholder.


     The number of shares beneficially owned by each stockholder is determined under rules issued by the Securities and Exchange Commission and includes voting or investment power with respect to securities. Under these rules, beneficial ownership includes any shares as to which the individual or entity has sole or shared voting power or investment power and includes any shares as to which the individual or entity has the right to acquire beneficial ownership within 60 days after March 8, 2000 through the exercise of any warrant, stock option or other right. As of March 8, 2000, a total of 27,016,736 shares of common stock were either outstanding or subject to options or warrants that are exercisable or that will become exercisable within 60 days. The inclusion in this prospectus of such shares does not, however, constitute an admission by the named stockholder that the stockholder is a direct or indirect beneficial owner of such shares. The applicable percentage of "beneficial ownership" after the offering is based upon 32,016,736 shares of common stock outstanding.



                                              SHARES BENEFICIALLY      SHARES BENEFICIALLY
                                                     OWNED                    OWNED
                                             PRIOR TO THE OFFERING    AFTER THE OFFERING(1)
                                             ---------------------    ---------------------
NAME OF BENEFICIAL OWNER                      NUMBER       PERCENT     NUMBER       PERCENT
------------------------                     ---------     -------    ---------     -------
DIRECTORS AND EXECUTIVE OFFICERS
Scott Randall..............................  3,996,000        15%     3,996,000        12%
Jeffrey Drazan.............................  5,319,149(2)     20%     5,319,149(2)     17%
Nanda Krish................................     50,000          *        50,000          *
Richard Pallan.............................          0          *             0          *
All executive officers and directors, as a
  group (11 persons).......................  9,440,149(3)     35%     9,440,149(3)     29%
OTHER 5% BENEFICIAL OWNERS
Excite, Inc................................  4,000,000        15%     4,000,000        12%
  555 Broadway
  Redwood City, CA 94063
Microsoft Corporation......................  5,750,000(4)     21%     5,750,000(4)     18%
  One Microsoft Way
  Redmond, WA 98502
Sierra Ventures VII, L.P...................  4,925,334        18%     4,925,334        15%
  3000 Sand Hill Road
  Menlo Park, CA 94025
TicketMaster Online-CitySearch, Inc........  2,250,000         8%     2,250,000         7%
  790 E. Colorado Blvd.
  Pasadena, CA 91101

-------------------------

 *  Represents less than 1% of the outstanding shares of common stock.

(1) Assumes the underwriters do not elect to exercise the over-allotment option to purchase an additional 750,000 shares of common stock.

(2) Includes 4,925,334 shares held by Sierra Ventures VII, L.P. of which Mr. Drazan is both a limited partner and a general partner and 393,815 shares held by Sierra Ventures Associates VII, L.L.C., of which Mr. Drazan is an investor and a managing member. Mr. Drazan disclaims beneficial ownership of such shares except to the extent of his pecuniary interest therein.

(3) Includes 25,000 shares issuable upon exercise of employee stock options.

(4) Includes 4,500,000 shares issuable upon exercise of a warrant held by Microsoft.

                   CERTAIN TRANSACTIONS WITH RELATED PARTIES

     Since our founding in February 1997, we have entered into the following transactions with related parties:

     Founder. On February 20, 1997, we issued 4,000,000 shares of common stock to Scott Randall, the founder of FairMarket, for $0.001 per share or a total consideration of $4,000.

     Series C Convertible Preferred Stock. On February 25, 1999, we issued a total of 6,168,282 shares of Series C Convertible Preferred Stock to 18 investors for $1.714 per share or an aggregate consideration of approximately $10.5 million. Of these shares, Sierra Ventures VII, L.P. purchased 4,925,334 shares for an aggregate consideration of approximately $8.4 million, and Sierra Ventures Associates VII, L.L.C. purchased 393,815 shares for an aggregate consideration of $674,999. Neither Sierra Ventures nor Sierra Ventures Associates had any affiliation with the Company at the time of the purchase. Sierra Ventures VII holds approximately 22.8% of our outstanding capital stock, and Jeffrey Drazan, a limited partner and a general partner of Sierra Ventures and an investor in and managing member of Sierra Ventures Associates, became a director of FairMarket on February 25, 1999.

     In connection with Sierra Ventures' investment in the Series C Convertible Preferred Stock, we entered into an Investors' Rights Agreement and a Right of First Offer and Co-Sale Agreement. All rights under these agreements will terminate upon the closing of this offering, except for the registration rights described in "Description of Capital Stock -- Registration Rights." In addition, we have agreed to indemnify Sierra Ventures and Sierra Ventures Associates against liabilities arising out of their status as stockholders of FairMarket.

     Microsoft Agreement. On July 26, 1999, we entered into an Auction Services Agreement with Microsoft which has a five-year initial term with an automatic renewal term of five years. Under the agreement, we have agreed to provide auction services to MSN.com and certain other web sites owned or operated by Microsoft, in return for monthly hosting fees and a share of network fees charged on the Microsoft sites.

     The agreement with Microsoft provides that if Microsoft drives more than a specified number of Internet users to the FairMarket Network through its Internet portal site, we will guarantee them a minimum level of transaction fee revenue regardless of actual transaction fee revenue earned by Microsoft. If Microsoft meets the minimum annual traffic guarantee but the increase in traffic does not produce sufficient revenue to meet the minimum guaranteed revenue, we will have a financial obligation to Microsoft. This obligation will be an amount equal to the difference between the minimum guaranteed payment and Microsoft's portion of fees actually collected. Microsoft or FairMarket may terminate the agreement upon the occurrence of specified events of default.

     In connection with this agreement, Microsoft purchased 1,250,000 shares of our Series D Convertible Preferred Stock for $7.00 per share, or an aggregate cash consideration of approximately $8.8 million. These shares represent approximately 5.8% of our outstanding capital stock. Microsoft also received a warrant to purchase 4,500,000 shares of our common stock at an exercise price of $1.71 per share. After the closing of this offering, Microsoft must exercise the warrant if the closing price of our common stock on the Nasdaq National Market equals or exceeds $25.00 for a period of 20 consecutive trading days.

     Excite Agreement. On August 23, 1999 we entered into an Auction Services Agreement with Excite which has a five-year initial term, subject to annual renewal unless terminated by either party. Under this agreement, we have agreed to provide auction services to Excite.com and certain other web sites owned or operated by Excite, Inc. in return for a share of network fees charged by the Excite sites.

     Under the agreement, Excite will supply online banner and other advertising services to us in return for $2.5 million per quarter for the first two years of the agreement, for a total of $20.0 million.

     The agreement also provides that if Excite drives more than a specified level of Internet users to the FairMarket Network through its Internet portal site, we will guarantee them a minimum level of transaction fee revenue regardless of actual transaction fee revenue earned by Excite. If Excite meets a minimum annual traffic guarantee but the increase in traffic does not produce sufficient revenue to meet the minimum guaranteed revenue, we will have a financial obligation to Excite. This obligation will be an amount equal to the difference between the minimum guaranteed payment and Excite's portion of fees actually collected. Excite or FairMarket may terminate the agreement upon the occurrence of specified events of default.

     In connection with this agreement, Excite purchased 2,500,000 shares of our Series D Convertible Preferred Stock for $7.00 per share or an aggregate cash consideration of $17.5 million. Under the purchase agreement, Excite withheld the $17.5 million against our obligation to pay for advertising as described above. An additional 1,500,000 of these shares were issued to Excite as consideration for signing the Auction Services Agreement. These 4,000,000 shares represent approximately 18.6% of our outstanding capital stock. Upon completion of this offering, Excite will be obligated to pay us $5.0 million of such amount, but may retain the remainder against our ongoing obligations. Also, on or before August 23, 2000, if the Auction Services Agreement with Excite is terminated because we are sold to an Excite competitor or because Excite breaches the agreement, we will have the right, but not the obligation, to repurchase up to 1,500,000 shares of our stock from Excite, at $7.00 per share prior to this offering and at a price based on the market value of the stock at the time of repurchase after this offering.

     TicketMaster Online-CitySearch, Inc. Agreement. On September 15, 1999, we entered into an Auction Services Agreement with TicketMaster Online-CitySearch, Inc. (TMCS), which has a three-year initial term, subject to annual renewal unless terminated by either party. Under the agreement, we have agreed to provide auction services to several web sites owned and controlled by TMCS in return for a share of network fees charged by the TMCS sites.

     In connection with this agreement, TMCS purchased 750,000 shares of our Series D Convertible Preferred Stock for $7.00 per share or an aggregate cash consideration of approximately $5.3 million. An additional 1,500,000 of these shares were issued to TMCS as consideration for signing the Auction Services Agreement and a license for TMCS's CityAuction technology. These 2,250,000 shares owned by TMCS represent approximately 10.4% of our outstanding capital stock. Under the Auction Services Agreement, TMCS is obligated to provide us with $2.0 million in Internet advertising and $3.0 million in television and radio advertising. Under the CityAuction license, TMCS has granted us an exclusive license to the technology underlying its former CityAuction web site.

                          DESCRIPTION OF CAPITAL STOCK

AUTHORIZED AND OUTSTANDING CAPITAL STOCK

     As of December 31, 1999, there were:

     - 41 holders of record of our common stock;

     - 5,243,226 shares of common stock issued and outstanding;

     - Outstanding stock options to purchase 3,711,249 shares of common stock, of which 10,000 were then currently exercisable; and

     - Outstanding warrants to purchase 5,820,000 shares of common stock, of which 5,225,000 were then currently exercisable.

     Following the offering, our authorized capital stock will consist of 100,000,000 shares of common stock, of which 26,556,111 will be issued and outstanding, and 10,000,000 shares of undesignated preferred stock issuable in one or more series designated by our Board of Directors, of which no shares will be issued and outstanding.

COMMON STOCK

     Voting Rights. The holders of our common stock have one vote per share. Holders of our common stock are not entitled to vote cumulatively for the election of directors. Generally, all matters to be voted on by stockholders must be approved by a majority, or, in the case of the election of directors, by a plurality, of the votes cast at a meeting at which a quorum is present, voting together as a single class, subject to any voting rights granted to holders of any then outstanding preferred stock.

     Dividends. Holders of common stock will share ratably in any dividends declared by our Board of Directors, subject to the preferential rights of any preferred stock then outstanding. Dividends consisting of shares of common stock may be paid to holders of shares of common stock.

     Other Rights. Upon the liquidation, dissolution or winding up of FairMarket, all holders of common stock are entitled to share ratably in any assets available for distribution to holders of shares of common stock. No shares of common stock are subject to redemption other than the 1,500,000 shares issued to Excite and described in "Certain Transactions with Related Parties," or have preemptive rights to purchase additional shares of common stock.

PREFERRED STOCK

     Our certificate of incorporation provides that shares of preferred stock may be issued from time to time in one or more series. Our Board of Directors is authorized to fix the voting rights, if any, designations, powers, preferences, qualifications, limitations and restrictions thereof, applicable to the shares of each series including the dividend rights, dividend rates, conversion rights, terms of redemption (including sinking fund provisions), redemption price or prices, liquidation preferences and the number of shares constituting any series or designations of such series. Our Board of Directors may, without stockholder approval, issue preferred stock with voting and other rights that could adversely affect the voting power and other rights of the holders of the common stock and could have anti-takeover effects, including preferred stock or rights to acquire preferred stock in connection with implementing a shareholder rights plan. Thus, our Board of Directors has the ability to quickly issue preferred stock with terms calculated to delay, defer or prevent a change of control of FairMarket or to make the removal of existing management more difficult. We have no present plans to issue any additional shares of preferred stock.

REGISTRATION RIGHTS

     Set forth below is a summary of the common stock registration rights of the holders of our existing preferred stock, which will convert automatically into common stock immediately prior to the consummation of this offering.

     Demand Registrations. At any time after January 1, 2001, the holders of 50% or more of the shares having registration rights (registrable securities) may request that we register shares of common stock, subject to our right, upon advice of our underwriters, to reduce the number of shares proposed to be registered ratably among the demanding holders. We will be obligated to effect only two registrations pursuant to such a request by holders of registration rights. We are not obligated to effect a registration during the period starting with the date 60 days prior to the filing of and ending on a date 180 days following effectiveness of the most recent Company-initiated registration.

     Piggyback Registration Rights. The holders who have registration rights have unlimited rights to request that shares be included in any Company-initiated registration of common stock other than registrations of employee benefit plans, business combinations subject to Rule 145 under the Securities Act of 1933, convertible debt or certain other registrations. In our initial registration and subsequent registrations, the underwriters may, for marketing reasons, exclude all or part of the shares requested to be registered on behalf of all stockholders having the right to request inclusion in such registration. In addition, we have the right to terminate any registration we initiated prior to its effectiveness regardless of any request for inclusion by any stockholders.

     Form S-3 Registrations. After we have qualified for registration on Form S-3, which will not be until at least 12 months after the closing of this offering, holders of 2% or more of the shares having registration rights may request in writing that we effect a registration of these shares on Form S-3, provided that the gross offering price of the shares to be so registered in each such registration exceeds $1 million. The holders may request an unlimited number of registrations on Form S-3.

     Future Grants of Registration Rights. Without the consent of the holders of at least a majority of the then outstanding registrable securities, we may not grant further registration rights which would be on equal or more favorable terms than the existing registration rights.

     Transferability. The registration rights are transferable upon transfer of registrable securities and notice by the holder to us of the transfer, provided that the transferee or assignee assumes the rights and obligations of the transferor for such shares.

     Termination. The registration rights will terminate as to any particular stockholder on the earlier of five years after the date of this offering or the date on which the stockholder may sell all of its shares in any three-month period pursuant to Rule 144 under the Securities Act of 1933.

WARRANTS

     As of December 31, 1999, we had outstanding warrants to purchase an aggregate of 5,820,000 shares of our common stock. The weighted average exercise price of the warrants is $1.50 per share. These warrants consist of:

     - warrants issued to Lycos to purchase up to 725,000 shares of common stock at an exercise price of $0.01 per share and up to 595,000 shares at an exercise price of $1.71 per share. The first warrant will terminate upon the closing of this offering. The second warrant expires in May 2006 or upon a sale of substantially all of the assets of FairMarket to a third party, whichever occurs first.

     - a warrant issued to Microsoft to purchase up to 4,500,000 shares of common stock at an exercise price of $1.71 per share. The warrant expires in August 2004, or upon a sale of FairMarket, whichever occurs first. In addition, after the closing of this offering, Microsoft must exercise the warrant if the offering price of the common stock in this offering equals or exceeds $25 or if the closing price of our common stock on the Nasdaq Stock Market equals or exceeds $25 for a period of 20 consecutive trading days.

     Any warrant may be exercised by applying the value of a portion of the warrant, which is equal to the number of shares issuable under the warrant being exercised multiplied by the fair market value of the security receivable upon exercise of the warrant, less the per share exercise price, in lieu of paying the per share exercise price in cash.

INDEMNIFICATION MATTERS

     We have entered into indemnification agreements with each of our directors. The form of indemnity agreement provides that we will indemnify our directors for expenses incurred because of their status as a director, to the fullest extent permitted by Delaware law, our certificate of incorporation and our by-laws.

     Our certificate of incorporation contains a provision permitted by Delaware law that generally eliminates the personal liability of directors for monetary damages for breaches of their fiduciary duty, including breaches involving negligence or gross negligence in business combinations, unless the director has breached his or her duty of loyalty, failed to act in good faith, engaged in intentional misconduct or a knowing violation of law, paid a dividend or approved a stock repurchase in violation of the Delaware General Corporation Law or obtained an improper personal benefit. This provision does not alter a director's liability under the federal securities laws and does not affect the availability of equitable remedies, such as an injunction or rescission, for breach of fiduciary duty. Our by-laws provide that directors and officers shall be, and in the discretion of our Board of Directors, non-officer employees may be, indemnified by FairMarket to the fullest extent authorized by Delaware law, as it now exists or may in the future be amended, against all expenses and liabilities reasonably incurred in connection with service for or on behalf of FairMarket. The by-laws also provide for the advancement of expenses to directors and, in the discretion of our Board of Directors, officers and non-officer employees. In addition, our by-laws provide that the right of directors and officers to indemnification shall be a contract right and shall not be exclusive of any other right now possessed or hereafter acquired under any by-law, agreement, vote of stockholders or otherwise. We also have directors' and officers' insurance against certain liabilities. We believe that the indemnification agreements, together with the limitation of liability and indemnification provisions of our certificate of incorporation and by-laws and directors' and officers' insurance will assist us in attracting and retaining qualified individuals to serve as directors and officers of FairMarket.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be provided to directors, officers or persons controlling FairMarket as described above, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. At present, there is no pending material litigation or proceeding involving any director, officer, employee or agent of FairMarket in which indemnification will be required or permitted.

PROVISIONS OF OUR CERTIFICATE OF INCORPORATION AND BY-LAWS THAT MAY HAVE ANTI-TAKEOVER EFFECTS

     The provisions of our certificate of incorporation and by-laws described below, as well as the ability of our Board of Directors to issue shares of preferred stock and to set the voting rights, preferences and other terms thereof, may be deemed to have an anti-takeover effect and may discourage takeover attempts not first approved by our Board of Directors, including takeovers which particular stockholders may deem to be in their best interests. These provisions also could have the effect of discouraging open market purchases of our common stock because they may be considered disadvantageous by a stockholder who desires subsequent to such purchases to participate in a business combination transaction with us or elect a new director to our Board.

     Classified Board of Directors. Our Board of Directors is divided into three classes serving staggered three-year terms, with one-third of the Board being elected each year. Our classified Board, together with certain other provisions of our certificate of incorporation authorizing the Board of Directors to fill vacant directorships or increase the size of the Board, may prevent a stockholder from removing, or delay the removal of, incumbent directors and simultaneously gaining control of the Board of Directors by filling vacancies created by such removal with its own nominees.

     Director Vacancies and Removal. Our certificate of incorporation provides that vacancies in our Board of Directors shall be filled only by the affirmative vote of a majority of the remaining directors. Our certificate of incorporation provides that directors may be removed from office only with cause and only by the affirmative vote of holders of at least 75% of the shares then entitled to vote in an election of directors.

     No Stockholder Action by Written Consent. Our certificate of incorporation provides that any action required or permitted to be taken by our stockholders at an annual or special meeting of stockholders must be effected at a duly called meeting and may not be taken or effected by a written consent of stockholders.

     Special Meetings of Stockholders. Our certificate of incorporation and by-laws provide that a special meeting of stockholders may be called only by our Board of Directors. Our by-laws provide that only those matters included in the notice of the special meeting may be considered or acted upon at that special meeting unless otherwise provided by law.

     Advance Notice of Director Nominations and Stockholder Proposals. Our by-laws include advance notice and informational requirements and time limitations on any director nomination or any new proposal which a stockholder wishes to make at an annual meeting of stockholders. For the first annual meeting following the completion of this offering, a stockholder's notice of a director nomination or proposal will be timely if delivered to the secretary of FairMarket at our principal executive offices not later than the close of business on the later of the 90th day prior to the scheduled date of such annual meeting or the 10th day following the day on which public announcement of the date of such annual meeting is made by FairMarket.

     Amendment of the Certificate of Incorporation. As required by Delaware law, any amendment to our certificate of incorporation must first be approved by a majority of our Board of Directors and, if required by law, thereafter approved by a majority of the outstanding shares entitled to vote with respect to such amendment, except that any amendment to the provisions relating to stockholder action by written consent, directors, limitation of liability and the amendment of our certificate of incorporation must be approved by not less than 75% of the outstanding shares entitled to vote with respect to such amendment.

     Amendment of By-laws. Our certificate of incorporation and by-laws provide that our by-laws may be amended or repealed by our Board of Directors or by the stockholders. Such action by the Board of Directors requires the affirmative vote of a majority of the directors then in office. Such action by the stockholders requires the affirmative vote of at least 75% of the shares present in person or represented by proxy at an annual meeting of stockholders or a special meeting called for such purpose unless our Board of Directors recommends that the stockholders approve such amendment or repeal at such meeting, in which case such amendment or repeal only requires the affirmative vote of a majority of the shares present in person or represented by proxy at the meeting.

STATUTORY BUSINESS COMBINATION PROVISION

     Following the offering, we will be subject to Section 203 of the Delaware General Corporation Law, which prohibits a publicly-held Delaware corporation from consummating a "business combination," except under certain circumstances, with an "interested stockholder" for a period of three years after the date such person became an "interested stockholder" unless:

     - before such person became an interested stockholder, the board of directors of the corporation approved the transaction in which the interested stockholder became an interested stockholder or approved the business combination;

     - upon the closing of the transaction that resulted in the interested stockholder becoming such, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding shares held by directors who are also officers of the corporation and shares held by employee stock plans; or

     - following the transaction in which such person became an interested stockholder, the business combination is approved by the board of directors of the corporation and authorized at a meeting of stockholders by the affirmative vote of the holders of at least two-thirds of the outstanding voting stock of the corporation not owned by the interested stockholder.

     The term "interested stockholder" generally is defined as a person who, together with affiliates and associates, owns, or, within the prior three years, owned, 15% or more of a corporation's outstanding voting stock. The term "business combination" includes mergers, consolidations, asset sales involving 10% or more of a corporation's assets and other similar transactions resulting in a financial benefit to an interested stockholder. Section 203 makes it more difficult for an "interested stockholder" to effect various business combinations with a corporation for a three-year period. A Delaware corporation may "opt out" of Section 203 with an express provision in its original certificate of incorporation or an express provision in its certificate of incorporation or by-laws resulting from an amendment approved by holders of at least a majority of the outstanding voting stock. Neither our certificate of incorporation nor our by-laws contain any such exclusion.

TRADING ON THE NASDAQ NATIONAL MARKET

     We have applied to have our common stock approved for quotation on the Nasdaq National Market under the symbol "FAIM."

NO PREEMPTIVE RIGHTS

     No holder of any class of our stock has any preemptive right to subscribe for or purchase any kind or class of our securities.

TRANSFER AGENT AND REGISTRAR

     The transfer agent and registrar for our common stock will be BankBoston, N.A.

                        SHARES ELIGIBLE FOR FUTURE SALE

     Before this offering, there has been no public market for our common stock, and we cannot predict the effect, if any, that sales of common stock or the availability of common stock for sale will have on the market price of our common stock prevailing from time to time. Nonetheless, substantial sales of common stock in the public market following this offering, or the perception that such sales could occur, could lower the market price of our common stock or make it difficult for us to raise additional equity capital in the future.

     Following this offering, there will be approximately 26,556,111 shares of our common stock outstanding. Of these shares, the 5,000,000 shares which are being sold in this offering generally will be freely transferable without restriction or further registration under the Securities Act of 1933, except that any shares held by our "affiliates" as defined in Rule 144 under the Securities Act may be sold only in compliance with the limitations described below. The remaining 21,556,111 shares of common stock which will be outstanding after the offering, plus up to 5,289,815 shares that may be issued upon exercise of outstanding vested options and warrants, will be "restricted securities" as defined in Rule 144, and may be sold in the future without registration under the Securities Act subject to compliance with the provisions of Rule 144 or any other applicable exemption under the Securities Act.

     In connection with this offering, our existing officers and directors and persons who will own an aggregate of 25,091,688 shares of common stock after this offering, assuming exercise of all vested options and warrants to purchase our common stock, have agreed with the underwriters that, subject to exceptions, they will not sell or dispose of any of their shares for 180 days after the date of this prospectus. Deutsche Bank Securities Inc. may, in its sole discretion and at any time without notice, release all or any portion of the shares subject to such restrictions. The shares of common stock outstanding upon the closing of this offering or issuable upon exercise of vested options or warrants as of the closing of this offering will be available for sale in the public market as follows:

  APPROXIMATE
NUMBER OF SHARES                           DESCRIPTION
----------------                           -----------
    5,000,000      After the date of this prospectus, freely tradeable shares sold in the offering.
   24,800,586      After 180 days from the date of this prospectus, the lock-up period will expire and these shares will be saleable under
                   Rule 144 (subject, in some cases, to volume limitations).
    3,139,200      After one year from the date of this prospectus, these
                   additional shares will be saleable under Rule 144 (subject, in some cases, to volume limitations).
      958,500      After two years from the date of this prospectus, these
                   additional shares will be saleable under Rule 144 without
                   limitations as to volume, except that shares held by our
                   affiliates will continue to be subject to limitations as
                   described below.

     In general, under Rule 144, as currently in effect, a person or persons whose shares are required to be aggregated, including an affiliate of ours, and who has beneficially owned shares for at least one year is entitled to sell, within any three-month period commencing 90 days after the date of this prospectus, a number of shares that does not exceed the greater of 1% of the then outstanding shares of common stock, which is expected to be approximately 265,561 shares upon the completion of this offering, or the average weekly trading volume of the common stock during the four calendar weeks preceding the date on which notice of such sale is filed, subject to certain restrictions. In addition, a person who is not deemed to have been an affiliate of ours at any time during the 90 days preceding a sale and who has beneficially owned the shares proposed to be sold for at least two years would be entitled to sell such shares under Rule 144(k) without regard to the public information, volume limitations and notice filing requirements of Rule 144. To the extent that a person acquires shares from an affiliate of ours, that person's holding period for the purpose of effecting a sale under Rule 144 commences on the date of transfer from the affiliate.

     We have agreed not to sell or otherwise dispose of any shares of common stock during the 180-day period following the date of this prospectus, except we may issue, and grant options to purchase, shares of common stock under our stock option plans and stock purchase plan.

     In general, under Rule 701 under the Securities Act, any of our employees, directors, officers, consultants or advisors who purchased shares of common stock from us in connection with a compensatory stock or option plan or other written agreement before the effective date of this offering is entitled to sell those shares beginning 90 days after the effective date of this offering in reliance on Rule 144, without having to comply with the holding period and notice filing requirements of Rule 144 and, in the case of non-affiliates, without having to comply with the public information, volume limitation or notice filing provisions of Rule 144. The SEC has indicated that Rule 701 will apply to typical stock options granted by an issuer before it becomes subject to the reporting requirements of the Securities Exchange Act of 1934, along with the shares acquired upon exercise of such options (including exercises after the date of this prospectus).

     FairMarket intends to file one or more registration statements on Form S-8 under the Securities Act following this offering to register all shares of common stock which are issuable upon exercise of outstanding stock options and all shares of common stock issuable under FairMarket's stock option and stock purchase plans. These registration statements are expected to become effective upon filing. Shares covered by these registration statements will thereupon be eligible for sale in the public markets, upon the expiration or release from the terms of the lock-up agreements, to the extent applicable.

     In addition, after the expiration of the 180-day lock-up period, the holders of our existing preferred stock, which will convert automatically into common stock immediately prior to the consummation of this offering, will have the registration rights described in "Description of Capital Stock -- Registration Rights."

                                  UNDERWRITING

     Under the terms and subject to the conditions contained in an underwriting
agreement dated          2000, the underwriters named below, for whom Deutsche
Bank Securities Inc., FleetBoston Robertson Stephens Inc. and U.S. Bancorp Piper Jaffray Inc. are acting as representatives, have severally but not jointly agreed to purchase from FairMarket the following respective number of shares of common stock:

UNDERWRITERS                                                  NUMBER OF SHARES
------------                                                  ----------------
Deutsche Bank Securities Inc. ..............................
FleetBoston Robertson Stephens Inc..........................
U.S. Bancorp Piper Jaffray Inc..............................
                                                                 ---------
          Total.............................................     5,000,000
                                                                 =========

     The underwriting agreement provides that the obligations of the underwriters are subject to approval of certain conditions precedent and that the underwriters will be obligated to purchase all of the shares of the common stock offered hereby, other than those shares covered by the over-allotment option described below, if any are purchased. The underwriting agreement provides that, in the event of a default by an underwriter, in certain circumstances the purchase commitments of non-defaulting underwriters may be increased or the underwriting agreement may be terminated.

     The underwriting discount will be an amount equal to the public offering price per share, less the amount paid per share by the underwriters to FairMarket. The following table shows the underwriting discount to be paid to the underwriters by FairMarket in this offering. These amounts are shown assuming both no exercise and full exercise of the underwriters' option to purchase additional shares of our common stock to cover over-allotments.

                                                                     % OF INITIAL
                                                                    PUBLIC OFFERING
                                    NO EXERCISE    FULL EXERCISE         PRICE
                                    -----------    -------------    ---------------
Per Share.........................    $               $                   7%
Total.............................    $               $                   7%

     FairMarket will pay the offering expenses, estimated to be approximately $1.3 million, which consist of registration and filing fees, legal and accounting fees and expenses, printing expenses, blue sky qualification fees and expenses, transfer agent fees and other miscellaneous expenses.

     FairMarket has granted to the underwriters an option expiring on the 30th day after the date of this prospectus to purchase up to 750,000 additional shares of common stock at the initial public offering price, less the underwriting discounts and commissions. Such option may be exercised only to cover over-allotments in the sale of shares of common stock. To the extent such option is exercised, each underwriter will become obligated, subject to certain conditions, to purchase approximately the same percentage of such additional shares of common stock as it was obligated to purchase pursuant to the underwriting agreement.

     FairMarket has been advised by the representatives that the underwriters propose to offer the shares of common stock to the public initially at the public offering price set forth on the cover page of this prospectus and, through the representatives, to selling group members at such price less a
concession of $     per share, and the underwriters and such selling group
members may allow a discount of $     per share on sales to certain other
broker-dealers. After the offering, the public offering price and concession and discount to dealers may be changed by the representatives.

     The representatives have informed FairMarket that they do not expect discretionary sales by the underwriters to exceed 5% of the shares being offered hereby.

     FairMarket, its officers and directors, and certain other existing stockholders and optionholders of FairMarket have agreed that they will not offer, sell, contract to sell, pledge or otherwise dispose of or transfer, directly or indirectly, or, in the case of FairMarket, file with the Securities and Exchange Commission a registration statement relating to, any shares of common stock or securities exchangeable or exercisable for or convertible into shares of common stock, or publicly disclose the intention to do any of the foregoing, without the prior written consent of Deutsche Bank Securities Inc. for a period of 180 days after the date of this prospectus, except under certain circumstances.


     The underwriters have reserved for sale, at the initial public offering price, up to 750,000 shares of the common stock for persons designated by FairMarket. The number of shares available for sale to the general public will be reduced to the extent such persons purchase such reserved shares. Any reserved shares not so purchased will be offered by the underwriters to the general public on the same basis as other shares offered hereby. FairMarket intends, through Deutsche Bank Securities Inc., to seek indications of interest from designated persons who may include employees, customers and others with whom FairMarket has or may seek to develop business relationships. No offers or other solicitations were made prior to the filing of the registration statement of which this prospectus is a part. Deutsche Bank Securities Inc. has contacted approximately 800 persons to date regarding the purchase of reserved shares.


     FairMarket has agreed to indemnify the underwriters against liabilities, including civil liabilities under the Securities Act, or to contribute to payments which the underwriters may be required to make in respect thereof.

     We have applied to have our common stock approved for quotation on the Nasdaq National Market under the symbol "FAIM."

     Prior to this offering, there has been no public market for the common stock. The initial public offering price will be determined by negotiation between FairMarket and the representatives. The principal factors considered in determining the initial public offering price will include:

     - the information set forth in this prospectus and otherwise available to the representatives;

     - the history of, and the prospects for, FairMarket and the industry in which it competes;

     - an assessment of FairMarket's management;

     - the prospects for, and the timing of, future earnings of FairMarket;

     - the present state of FairMarket's development and its current financial condition;

     - the general condition of the securities markets at the time of the offering;

     - the recent market prices of, and the demand for, publicly-traded common stock of companies in businesses similar to those of FairMarket;

     - market conditions for initial public offerings; and

     - other relevant factors.

     There can be no assurance that an active trading market will develop for the common stock or that the common stock will trade in the market after this offering at or above the initial public offering price.

     The representatives, on behalf of the underwriters, may engage in over-allotment, stabilizing transactions, syndicate covering transactions and penalty bids in accordance with Regulation M under the Securities Exchange Act of 1934. Over-allotment involves syndicate sales in excess of the offering size, which creates a syndicate short position. Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum. Syndicate covering transactions involve purchases of shares of the common stock in the open market after the distribution has been completed in order to cover syndicate short positions. Penalty bids permit the representatives to reclaim a selling concession from a syndicate member when shares of the common stock originally sold by such syndicate member are purchased in a syndicate covering transaction to cover syndicate short positions. Such stabilizing transactions, syndicate covering transactions and penalty bids may cause the price of the common stock to be higher than it would otherwise be in the absence of such transactions. These transactions may be effected on the Nasdaq National Market or otherwise and, if commenced, may be discontinued at any time.

                            VALIDITY OF COMMON STOCK

     The validity of the shares of common stock offered hereby will be passed upon for FairMarket by Goodwin, Procter & Hoar LLP, Boston, Massachusetts. Various legal matters related to the sale of the common stock offered hereby will be passed upon for the underwriters by Ropes & Gray, Boston, Massachusetts.

                                    EXPERTS

     The audited financial statements of FairMarket as of December 31, 1998 and 1999, the period from February 20, 1997 (date of inception) to December 31, 1997, and for the years ended December 31, 1998 and 1999, included in this prospectus have been so included in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                      WHERE YOU CAN FIND MORE INFORMATION

     We have filed with the Securities and Exchange Commission, or SEC, a registration statement on Form S-1 (including the exhibits and schedules thereto) under the Securities Act of 1933 and the rules and regulations thereunder, for the registration of the common stock offered hereby. This prospectus is part of the registration statement. This prospectus does not contain all the information included in the registration statement because we have omitted certain parts of the registration statement as permitted by the SEC rules and regulations. For further information about us and our common stock, you should refer to the registration statement. Statements contained in this prospectus as to any contract, agreement or other document referred to are not necessarily complete. Where the contract or other document is an exhibit to the registration statement, each statement is qualified by the provisions of that exhibit.

     You can inspect and copy the registration statement and the exhibits and schedules thereto at the public reference facility maintained by the SEC at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the SEC's regional offices at Seven World Trade Center, 13th Floor, New York, New York 10048 and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. You may call the SEC at 1-800-732-0330 for further information about the operation of the public reference rooms. Copies of all or any portion of the registration statement can be obtained from the Public Reference Section of the SEC, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. In addition, the registration statement is publicly available through the SEC's site on the Internet's World Wide Web, located at http://www.sec.gov.

     We will also file annual, quarterly and current reports, proxy statements and other information with the SEC. You can also request copies of these documents, for a copying fee, by writing to the SEC. Our SEC filings are also available to the public from the SEC's website at http://www.sec.gov. We intend to furnish to our stockholders annual reports containing audited financial statements for each fiscal year.

                                FAIRMARKET, INC.

                              FINANCIAL STATEMENTS

                               TABLE OF CONTENTS

                                                              PAGE
                                                              ----
Report of Independent Accountants...........................  F-2
Balance Sheets
  As of December 31, 1998 and 1999 and unaudited pro forma
  as of December 31, 1999...................................  F-3
Statements of Operations
  For the period February 20, 1997 (date of inception) to
  December 31, 1997 and for the years ended December 31,
  1998 and 1999.............................................  F-4
Statements of Stockholders' Equity (Deficit)
  For the period February 20, 1997 (date of inception) to
  December 31, 1997 and for the years ended December 31,
  1998 and 1999.............................................  F-5
Statements of Cash Flows
  For the period February 20, 1997 (date of inception) to
  December 31, 1997 and for the years ended December 31,
  1998 and 1999.............................................  F-6
Notes to Financial Statements...............................  F-7

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Stockholders of FairMarket, Inc.:

In our opinion, the accompanying balance sheets and the related statements of operations, stockholders' equity and cash flows present fairly, in all material respects, the financial position of FairMarket, Inc. at December 31, 1998 and 1999, and the results of its operations and its cash flows for the period from February 20, 1997 (date of inception) to December 31, 1997 and for the years ended December 31, 1998 and 1999 in conformity with generally accepted accounting principles in the United States. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards, generally accepted in the United States, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company has sustained losses and negative cash flows from operations since its inception and has a net capital deficiency that raise substantial doubt about the Company's ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.


/s/  PRICEWATERHOUSECOOPERS LLP

Boston, Massachusetts
January 23, 2000

                                FAIRMARKET, INC.

                                 BALANCE SHEETS

                                     ASSETS

                                                                                              PRO FORMA
                                                                     DECEMBER 31,             (NOTE 2)
                                                              ---------------------------   DECEMBER 31,
                                                                 1998           1999            1999
                                                              -----------   -------------   -------------
                                                                                             (UNAUDITED)
Current assets:
  Cash and cash equivalents.................................  $   539,603   $ 11,060,306    $ 16,060,306
  Marketable securities.....................................           --      2,019,008       2,019,008
  Restricted cash (Note 4)..................................           --      1,800,000       1,800,000
  Accounts receivable, net of allowance of $191,890 at
    December 31, 1999.......................................           --        877,816         877,816
  Prepaid expenses..........................................       12,729        186,702         186,702
  Other assets..............................................       20,029         50,440          50,440
                                                              -----------   ------------    ------------
        Total current assets................................      572,361     15,994,272      20,994,272
Property and equipment, net (Note 5)........................      199,082      4,077,139       4,077,139
                                                              -----------   ------------    ------------
        Total assets........................................  $   771,443   $ 20,071,411    $ 25,071,411
                                                              ===========   ============    ============
                                  LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable..........................................       67,743      1,431,528       1,431,528
  Deferred revenue..........................................           --        595,089         595,089
  Accrued expenses..........................................       46,140      1,663,193       1,663,193
                                                              -----------   ------------    ------------
        Total liabilities...................................      113,883      3,689,810       3,689,810
Commitments and contingencies (Notes 6 and 7)
Series D Convertible Preferred Stock (Note 7), $0.001 par
  value, 10,000,000 shares authorized; 2,500,000 shares
  issued and outstanding (entitled in liquidation to
  $17,500,000), at December 31, 1999 subject to a put option
  at $7 per share...........................................           --     17,500,000              --
Stockholders' equity (Notes 7 and 8):
  Series A Convertible Preferred Stock, $0.001 par value,
    2,000,000 shares authorized at December 31, 1997 and
    1998 and 754,603 shares authorized at December 31, 1999;
    754,603 shares issued and outstanding (entitled in
    liquidation to $500,000), net of issuance costs, at
    December 31, 1997, 1998 and 1999, respectively, and none
    issued and outstanding on a pro forma basis.............      498,330        498,330              --
  Series B Convertible Preferred Stock, $0.001 par value,
    5,000,000 shares authorized at December 31, 1997 and
    1998 and 1,890,000 shares authorized at December 31,
    1999; 1,170,000, 1,890,000 and 1,890,000 shares issued
    and outstanding (entitled in liquidation to $1,300,000,
    $2,100,000 and $2,100,000, respectively), net of
    issuance costs, at December 31, 1997, 1998 and 1999,
    respectively, and none issued and outstanding on a pro
    forma basis.............................................    2,082,915      2,082,915              --
  Series C Convertible Preferred Stock, $0.001 par value,
    6,168,282 shares authorized, issued and outstanding
    (entitled in liquidation to $10,572,435), net of
    issuance costs, at December 31, 1999 and none issued and
    outstanding on a pro forma basis........................           --     10,526,937              --
  Series D Convertible Preferred Stock, $0.001 par value,
    10,000,000 shares authorized; 5,000,000 shares issued
    and outstanding (entitled in liquidation to
    $35,000,000), net of issuance costs, at December 31,
    1999 and none issued and outstanding on a pro forma
    basis...................................................           --     39,470,000              --
  Common Stock, $0.001 par value, 15,000,000 shares
    authorized at December 31, 1997 and 1998 and 36,000,000
    shares authorized at December 31, 1999; 4,430,682,
    4,764,682, 5,243,226 and 21,556,111 shares issued and
    outstanding at December 31, 1997, 1998 and 1999 and on a
    pro forma basis, respectively...........................        4,765          5,243          21,556
  Additional paid-in capital................................       61,422     40,135,748     110,197,617
  Deferred compensation and equity related charges..........           --    (60,025,992)    (60,025,992)
  Stock subscription receivable.............................           --    (15,312,499)    (10,312,499)
  Accumulated deficit.......................................   (1,989,872)   (18,499,081)    (18,499,081)
                                                              -----------   ------------    ------------
        Total stockholders' equity..........................      657,560     (1,118,399)     21,381,601
                                                              -----------   ------------    ------------
        Total liabilities and stockholders' equity..........  $   771,443   $ 20,071,411    $ 25,071,411
                                                              ===========   ============    ============

    The accompanying notes are an integral part of the financial statements.

                                FAIRMARKET, INC.

                            STATEMENTS OF OPERATIONS

                                                             FEBRUARY 20, 1997
                                                            (DATE OF INCEPTION)    YEAR ENDED DECEMBER 31,
                                                                    TO            --------------------------
                                                             DECEMBER 31, 1997       1998           1999
                                                            -------------------   -----------   ------------
Revenue...................................................       $   2,523        $     3,784   $  2,120,635
Operating expenses:
  Cost of revenue, exclusive of $82,776 reported below as
    equity related charges................................              --                 --      1,050,889
  Sales and marketing, exclusive of $4,734,094 reported
    below as equity related charges.......................         231,533            674,944      3,341,073
  Advertising expense.....................................          47,100              8,200      4,781,568
  Development and engineering, exclusive of $330,666
    reported below as equity related charges..............          94,406            313,654      1,959,551
  General and administrative, exclusive of $174,964
    reported below as equity related charges..............         234,043            426,458      2,690,554
  Equity related charges..................................              --                 --      5,322,500
                                                                 ---------        -----------   ------------
        Total operating expenses..........................         607,082          1,423,256     19,146,135
                                                                 ---------        -----------   ------------
Loss from operations......................................        (604,559)        (1,419,472)   (17,025,500)
Interest income...........................................           4,415             31,256        521,518
Interest expense..........................................          (1,431)               (81)        (5,227)
                                                                 ---------        -----------   ------------
        Net loss..........................................       $(601,575)       $(1,388,297)  $(16,509,209)
                                                                 =========        ===========   ============
Basic and diluted net loss per share......................       $   (0.15)       $     (0.30)  $      (3.30)
                                                                 =========        ===========   ============
Shares used in computing basic and diluted net loss per
  share...................................................       4,072,998          4,571,428      5,009,646
Unaudited pro forma basic and diluted net loss per
  share...................................................                                      $      (1.07)
                                                                                                ============
Shares used in computing unaudited pro forma basic and
  diluted net loss per share..............................                                        15,448,767

    The accompanying notes are an integral part of the financial statements.

                                FAIRMARKET, INC.

                  STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT)
 FOR THE PERIOD FROM FEBRUARY 20, 1997 (DATE OF INCEPTION) TO DECEMBER 31, 1997
               AND FOR THE YEARS ENDED DECEMBER 31, 1998 AND 1999

                                                            NUMBER OF SHARES
                                    -----------------------------------------------------------------
                                     SERIES A      SERIES B      SERIES C      SERIES D                  SERIES A      SERIES B
                                    CONVERTIBLE   CONVERTIBLE   CONVERTIBLE   CONVERTIBLE               CONVERTIBLE   CONVERTIBLE
                                     PREFERRED     PREFERRED     PREFERRED     PREFERRED     COMMON      PREFERRED     PREFERRED
                                       STOCK         STOCK         STOCK         STOCK        STOCK        STOCK         STOCK
                                    -----------   -----------   -----------   -----------   ---------   -----------   -----------
Issuance of common stock..........                                                          4,430,682
Issuance of Series A Convertible
 Preferred Stock, net.............    754,603                                                            $498,330
Issuance of Series B Convertible
 Preferred Stock, net.............                 1,170,000                                                          $1,287,849
Net loss..........................
                                      -------      ---------                                ---------    --------     ----------
Balance at December 31, 1997......    754,603      1,170,000                                4,430,682     498,330      1,287,849
Issuance of common stock..........                                                            334,000
Issuance of Series B Convertible
 Preferred Stock, net.............                   720,000                                                             795,066
Net loss..........................
                                      -------      ---------                                ---------    --------     ----------
Balance at December 31, 1998......    754,603      1,890,000                                4,764,682     498,330      2,082,915
Issuance of common stock..........                                                            478,544
Issuance of Series C Convertible
 Preferred Stock, net.............                               6,168,282
Issuance of Series D Convertible
 Preferred Stock, net.............                                             7,500,000
Deferred compensation related to
 employee stock options...........
Issuance of warrants..............
Equity related charges............
Net loss..........................
                                      -------      ---------     ---------     ---------    ---------    --------     ----------
Balance at December 31, 1999......    754,603      1,890,000     6,168,282     7,500,000    5,243,226    $498,330     $2,082,915
                                      =======      =========     =========     =========    =========    ========     ==========


                                                                                         DEFERRED
                                     SERIES C      SERIES D                            COMPENSATION
                                    CONVERTIBLE   CONVERTIBLE   COMMON   ADDITIONAL     AND EQUITY       STOCK
                                     PREFERRED     PREFERRED    STOCK      PAID-IN       RELATED      SUBSCRIPTION   ACCUMULATED
                                       STOCK         STOCK      AT PAR     CAPITAL       CHARGES       RECEIVABLE      DEFICIT
                                    -----------   -----------   ------   -----------   ------------   ------------   ------------
Issuance of common stock..........                              $4,431   $    32,687
Issuance of Series A Convertible
 Preferred Stock, net.............
Issuance of Series B Convertible
 Preferred Stock, net.............                                                                    $    (50,050)
Net loss..........................                                                                                   $   (601,575)
                                                                ------   -----------                  ------------   ------------
Balance at December 31, 1997......                              4,431         32,687                       (50,050)      (601,575)
Issuance of common stock..........                                334         28,735
Issuance of Series B Convertible
 Preferred Stock, net.............                                                                          50,050
Net loss..........................                                                                                     (1,388,297)
                                                                ------   -----------                  ------------   ------------
Balance at December 31, 1998......                              4,765         61,422                            --     (1,989,872)
Issuance of common stock..........                                478        225,834
Issuance of Series C Convertible
 Preferred Stock, net.............   10,526,937
Issuance of Series D Convertible
 Preferred Stock, net.............                 39,470,000                          (25,500,000)    (17,500,000)
Deferred compensation related to
 employee stock options...........                                        10,137,092   (10,137,092)
Issuance of warrants..............                                        29,711,400   (29,711,400)
Equity related charges............                                                       5,322,500       2,187,501
Net loss..........................                                                                                    (16,509,209)
                                    -----------   -----------   ------   -----------   ------------   ------------   ------------
Balance at December 31, 1999......  $10,526,937   $39,470,000   $5,243   $40,135,748   $(60,025,992)  $(15,312,499)  $(18,499,081)
                                    ===========   ===========   ======   ===========   ============   ============   ============


                                        TOTAL
                                    STOCKHOLDERS'
                                       EQUITY
                                    -------------
Issuance of common stock..........   $    37,118
Issuance of Series A Convertible
 Preferred Stock, net.............       498,330
Issuance of Series B Convertible
 Preferred Stock, net.............     1,237,799
Net loss..........................      (601,575)
                                     -----------
Balance at December 31, 1997......     1,171,672
Issuance of common stock..........        29,069
Issuance of Series B Convertible
 Preferred Stock, net.............       845,116
Net loss..........................    (1,388,297)
                                     -----------
Balance at December 31, 1998......       657,560
Issuance of common stock..........       226,312
Issuance of Series C Convertible
 Preferred Stock, net.............    10,526,937
Issuance of Series D Convertible
 Preferred Stock, net.............    (3,530,000)
Deferred compensation related to
 employee stock options...........            --
Issuance of warrants..............            --
Equity related charges............     7,510,001
Net loss..........................   (16,509,209)
                                     -----------
Balance at December 31, 1999......   $(1,118,399)
                                     ===========

    The accompanying notes are an integral part of the financial statements.

                                FAIRMARKET, INC.

                            STATEMENTS OF CASH FLOWS

                                                               FEBRUARY 20, 1997
                                                              (DATE OF INCEPTION)     YEAR ENDED DECEMBER 31,
                                                                TO DECEMBER 31,     ---------------------------
                                                                     1997               1998           1999
                                                              -------------------   ------------   ------------
Cash flows from operating activities:
  Net loss..................................................      $ (601,575)       $(1,388,297)   $(16,509,209)
  Adjustments to reconcile net loss to net cash used in
    operating activities:
      Depreciation..........................................           8,709             49,865         422,505
      Reserve for uncollectible accounts....................              --                 --         191,890
      Value of stock issued for services....................          23,068             28,525         204,037
      Non-cash advertising expense..........................              --                 --       2,187,501
      Amortization of deferred compensation and equity
        related charges.....................................              --                 --       5,322,500
      Changes in operating assets and liabilities:
          (Increase) decrease in accounts receivable........         (31,037)            31,037      (1,069,706)
          (Increase) decrease in prepaid expenses...........         (46,933)            34,204        (173,973)
          Increase in other assets..........................          (4,500)           (15,529)        (30,411)
          Increase in accounts payable......................          24,445             43,298       1,363,785
          Increase in deferred revenue......................              --                 --         595,089
          Increase (decrease) in accrued expenses...........          63,569            (17,429)      1,617,053
                                                                  ----------        -----------    ------------
        Net cash used in operating activities...............        (564,254)        (1,234,326)     (5,878,939)
                                                                  ----------        -----------    ------------

Cash flows from investing activities:
  Additions to property and equipment.......................         (57,308)          (200,348)     (4,300,562)
  Purchase of marketable securities.........................              --                 --      (2,019,008)
  Increase in restricted cash...............................              --                 --      (1,800,000)
                                                                  ----------        -----------    ------------
        Net cash used in investing activities...............         (57,308)          (200,348)     (8,119,570)
                                                                  ----------        -----------    ------------

Cash flows from financing activities:
  Proceeds from issuance of common stock....................          14,050                544          22,275
  Proceeds from issuance of notes payable...................         500,000                 --              --
  Payment of fees related to issuance of Series A
    Convertible Preferred Stock, net of issuance costs......          (1,670)                --              --
  Proceeds from issuance of Series B Convertible Preferred
    Stock, net of issuance costs............................       1,237,799            795,066              --
  Proceeds from issuance of Series C Convertible Preferred
    Stock, net of issuance costs............................              --                 --      10,526,937
  Proceeds from issuance of Series D Convertible Preferred
    Stock, net of issuance costs............................              --                 --      13,970,000
  Collection of subscription receivable.....................              --             50,050              --
                                                                  ----------        -----------    ------------
        Net cash provided by financing activities...........       1,750,179            845,660      24,519,212
                                                                  ----------        -----------    ------------
Net increase (decrease) in cash.............................       1,128,617           (589,014)     10,520,703

Cash at beginning of period.................................              --          1,128,617         539,603
                                                                  ----------        -----------    ------------
Cash at end of period.......................................      $1,128,617        $   539,603    $ 11,060,306
                                                                  ==========        ===========    ============

Supplemental data:
  Cash paid during the period for interest..................      $    1,431        $        81    $      5,227
  Cash paid during the period for taxes.....................              --        $     6,639    $     10,814
  Non-cash activity:
    Issuance of Series A Convertible Preferred Stock in
      exchange for notes payable............................      $  500,000                 --              --
    Issuance of warrants to non-employees recorded as a
      deferred charge.......................................              --                 --    $ 29,711,400
    Issuance of Series D Convertible Preferred Stock below
      fair value recorded as a deferred charge..............              --                 --    $ 43,000,000

    The accompanying notes are an integral part of the financial statements.

                                FAIRMARKET, INC.

                         NOTES TO FINANCIAL STATEMENTS

1. THE COMPANY:

     FairMarket, Inc. (the "Company" or "FairMarket") was formed as a Delaware corporation in February 1997 and is headquartered in Woburn, Massachusetts. From its inception through May 1998, the Company devoted substantially all of its efforts to its initial business model of matching buyers and sellers of computer products and peripherals utilizing the Company's own Internet auction web site. Product sales were transacted directly between the buyer and the seller, with the Company earning a transaction fee based on the dollar amount of completed sales and, beginning in May 1998, a fee for listing products on its auction site. In December 1998, the Company began to implement its current business model involving the offering of outsourced, private-label auction solutions.

     The Company has sustained losses and negative cash flows from operations since its inception and has a net capital deficiency. The Company's ability to meet its obligations in the ordinary course of business is dependent upon its ability to raise additional financing through public or private equity financings, establish profitable operations, enter into collaborative or other arrangements with corporate sources, or secure other sources of financing to fund operations.

     Without the proceeds of the contemplated initial public offering, the Company will be required to raise additional financing to support its operations and plans for growth for the next 12 months. Management has the intent, and believes it has the ability, to raise working capital through additional equity and/or debt financings. If anticipated financing transactions and operating results are not achieved, however, management has the intent and believes it has the ability to delay or reduce expenditures so as not to require additional financial resources, if such resources were not available on terms acceptable to the Company. Nevertheless, these matters raise substantial doubt about the Company's ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

     The Company has a single operating segment, providing outsourced, private-label auction solutions. The Company has no organizational structure dictated by product lines, geography or customer type. To date, revenue has primarily been derived from services provided to domestic companies.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

  USE OF ESTIMATES IN THE PREPARATION OF FINANCIAL STATEMENTS

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the dates of the financial statements and the reported amounts of revenue and expenses during the reporting periods. Actual results could materially differ from those estimates.

  CASH AND CASH EQUIVALENTS

     The Company considers all highly liquid investment instruments purchased with an original maturity of three months or less to be cash equivalents. Cash equivalents consists of cash placed in an overnight investment account, commercial paper and a money market account.

                                FAIRMARKET, INC.

  MARKETABLE SECURITIES

     The Company has classified its marketable securities as "available for sale." Marketable securities include commercial paper which matures in less than a year which can be readily purchased or sold using established markets. Marketable securities are stated at fair value. Net realized gains and losses on security transactions are determined on the specific identification basis. The market value of the Company's marketable securities at December 31, 1999 was not materially different from cost.

  CONCENTRATION OF CREDIT RISK

     The Company has no significant off-balance sheet concentration of credit risk such as foreign exchange contracts, option contracts or other foreign hedging arrangements. The Company maintains the majority of its cash balances with financial institutions. Financial instruments that potentially subject the Company to concentrations of credit risk primarily consist of cash and cash equivalents, marketable securities and trade accounts receivable. Management believes the Company places its cash, cash equivalents and marketable securities with high credit quality financial institutions.

  PROPERTY AND EQUIPMENT

     Property and equipment are carried at cost less accumulated depreciation. Costs of major additions and betterments are capitalized; maintenance and repairs which do not improve or extend the life of the respective assets are charged to operations. On disposal, the related accumulated depreciation or amortization is removed from the accounts and any resulting gain or loss is included in the results of operations. Depreciation is computed using the straight-line method over the estimated useful lives of the assets as follows:

                                                              ESTIMATED USEFUL LIFE
                                                             ------------------------
Computer equipment.........................................          3 years
Furniture and fixtures.....................................          5 years
Leasehold improvements.....................................  shorter of lease term or asset useful life

  REVENUE RECOGNITION

     From inception through May 1998, the Company earned revenue by charging buyers and sellers a transaction fee on transactions effected on the Company's former auction site. The Company recognized revenue when the seller shipped the auctioned merchandise to the buyer. From May 1998 through November 1998, the Company also charged sellers a listing fee and recognized this fee as revenue at the conclusion of the auction. In December 1998, the Company began offering an outsourced, private-label auction solution for business merchants and online web communities. The Company derives revenue in the form of service fees and network fees.

     Service fees consist of site implementation fees, operating fees and support fees. A site implementation fee is charged for the initial design, development and implementation of a customer's auction site in accordance with the terms of the contract. The site implementation fee is payable upon execution of the contract, recorded as deferred revenue and recognized as revenue, ratably, over the contract period. A monthly service fee covers hosting services, direct

                                FAIRMARKET, INC.

customer support services, end-user customer support services, services for online billing and collection of fees, and fraud protection services. Monthly service fees are recognized as revenue in the month that the service is provided.

     Network fees consist of the Company's share of transaction, listing and merchandising fees charged to our customers or their end-users. Merchant customers pay transaction fees at varying percentages of the gross proceeds from the sale of their listed products and services, whether sold on their sites or on other FairMarket Network sites. Community customers pay transaction fees based on the gross proceeds from the sale of the items that are listed through the community auction site and are sold either on their auction sites or on other FairMarket Network sites. The fee percentages vary by customer depending on the anticipated level of auction site activity on the customer's site and the level of the monthly service fees. Communities receive a percentage of the gross proceeds from the sale of items that are listed directly through other auction sites in the FairMarket Network and sold through the community auction site. The Company records revenue net of amounts shared with its customers. Transaction fees are invoiced and recognized as revenue at the completion of the auction period. Listing fees are amounts charged to community customers for the listing of items for auction on a community site. Listing fees are recognized as revenue at the completion of an auction. Merchandising fees are amounts charged to merchant customers who wish to highlight certain listings outside of the main auction activity area. A seller on a community site can choose from several merchandising options designed to highlight the seller or a specific listing. Merchandising fees are recognized at the completion of the period of the merchandising event.

     The Company's agreements with two of its customers provide that if the customers drive a minimum level of Internet traffic to the FairMarket Network through their portal sites, the Company guarantees the customers a minimum level of transaction fee revenue regardless of the level of actual revenue realized by the customer (also see Note 7). The Company defers its share of related transaction revenue for these two customers until either (i) the customer has earned the minimum level of transaction fee revenue or (ii) it is determined that the customer has not met the minimum traffic requirements.

  DEVELOPMENT AND ENGINEERING

     Development and engineering costs consist primarily of labor and related costs for the design, deployment, testing and enhancement of the Company's auction systems and are expensed as incurred.

     On January 1, 1999, the Company adopted American Institute of Certified Public Accountants Statement of Position 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use" ("SOP 98-1"). Accordingly, the Company's policy is to capitalize costs associated with the design and implementation of its operating systems, including internally and externally developed software. Expenditures for upgrades and significant enhancements which are at least probable to result in increased functionality of existing software, are capitalized. Year to date, costs incurred have related primarily to maintenance and enhancements of existing software and systems, and internal costs eligible for capitalization under SOP 98-1 were approximately $468,000. These costs are being amortized over 12 months, which is the expected useful life.

                                FAIRMARKET, INC.

  ADVERTISING COSTS

     Advertising costs are expensed as incurred. Advertising expenses of approximately $47,100, $8,200 and $4,781,568 were charged to sales and marketing expenses for the period from February 20, 1997 (date of inception) to December 31, 1997 and for the years ended December 31, 1998 and 1999, respectively.

  INCOME TAXES

     Deferred tax assets and liabilities are recognized for the expected future tax consequences, using current tax rates, of temporary differences between the financial statement carrying amounts and the income tax bases of assets and liabilities. A valuation allowance is applied against any net deferred tax asset if, based on the weighted available evidence, it is more likely than not that some or all of the deferred tax assets will not be realized.

  ACCOUNTING FOR STOCK-BASED COMPENSATION

     Statement of Financial Accounting Standards ("SFAS") No. 123, "Accounting for Stock-Based Compensation," encourages but does not require companies to record compensation costs for stock-based employee compensation at fair value. The Company has chosen to account for stock-based compensation granted to employees using the intrinsic value method prescribed in Accounting Principles Board Opinion ("APB") No. 25, "Accounting for Stock Issued to Employees," and related interpretations. Accordingly, compensation costs for stock options granted to employees is measured as the excess, if any, of the fair value of the Company's stock at the date of the grant over the amount that must be paid to acquire the stock. Stock-based compensation issued to non-employees is measured and recorded using the fair value method prescribed in SFAS No. 123.

  RECENT ACCOUNTING PRONOUNCEMENTS

     In June 1998, the Financial Accounting Standards Board issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities," which establishes accounting and reporting standards for derivative instruments and hedging activities. It requires that an entity recognize all derivatives as either assets or liabilities in the statement of financial position and measure those instruments at fair value. The Company, to date, has not engaged in derivative and hedging activities, and accordingly does not believe that the adoption of SFAS No. 133 will have a material impact on the financial reporting and related disclosures of the Company. The Company will adopt SFAS No. 133 as required by SFAS No. 137, "Deferral of the Effective Date of FASB Statement No. 133," in fiscal year 2000.

  PRO FORMA BALANCE SHEET (UNAUDITED)

     Upon the closing of the Company's initial public offering, all of the outstanding shares of the Company's Series A, B, C and D Convertible Preferred Stock will automatically convert on a 1-for-1 basis into shares (16,312,885 shares in the aggregate) of the Company's common stock, assuming an offering price of greater than $7.00 per share and $15,000,000 in the aggregate. Upon the closing of the Company's initial public offering, a put right for 2,500,000 shares of Series D Convertible Preferred Stock will expire. Upon the closing, Excite, Inc. is obligated to pay the Company $5,000,000 related to a subscription receivable (see Note 7).

                                FAIRMARKET, INC.

The pro forma presentation of the balance sheet has been prepared assuming the conversion of the convertible preferred stock into common stock, the expiration of the put right, and that the payment has been made by Excite at December 31, 1999.

3. NET LOSS PER SHARE AND UNAUDITED PRO FORMA LOSS PER SHARE:

     Basic loss per share is computed using the weighted average number of common shares outstanding during the period. Diluted loss per share is computed using the weighted average number of common shares outstanding during the period plus the effect of any dilutive potential common shares. Dilutive potential common shares consist of stock options, preferred stock and warrants. Potential common shares were excluded from the calculation of net loss per share for the periods presented since their inclusion would be antidilutive. At December 31, 1997, there were options to purchase 303,000 common shares and 1,924,603 shares of preferred stock convertible into 1,924,603 shares of common stock; at December 31, 1998, there were options to purchase 510,000 shares of common stock and 2,644,603 shares of preferred stock convertible into 2,644,603 shares of common stock; and at December 31, 1999, there were options to purchase 3,711,249 shares of common stock, 16,312,885 shares of preferred stock convertible into 16,312,885 shares of common stock and warrants to purchase 5,820,000 shares of common stock, all of which have been excluded from the calculation of diluted earnings per share.

     Pro forma basic and diluted loss per share have been calculated assuming the conversion of all outstanding shares of preferred stock into common stock, as if the shares had converted as of the date of issuance.

     The following is a calculation of pro forma net loss per share:

                                                              YEAR ENDED      YEAR ENDED
                                                             DECEMBER 31,    DECEMBER 31,
                                                                 1998            1999
                                                             ------------    -------------
Pro forma net loss.........................................  $(1,388,297)    $(16,509,209)
                                                             ===========     ============
Shares used in computing pro forma basic and diluted net
  loss per share:
     Weighted average number of common shares
       outstanding.........................................    4,571,428        5,009,646
     Weighted average impact of assumed conversion of
       preferred stock.....................................    2,192,876       10,439,121
                                                             -----------     ------------
Shares used in computing pro forma basic and diluted net
  loss per share...........................................    6,764,304       15,448,767
                                                             ===========     ============
Basic and diluted pro forma net loss per common share......  $     (0.21)    $      (1.07)
                                                             ===========     ============

4.  RESTRICTED CASH

     In accordance with an operating lease agreement for its headquarters facilities, the Company holds in deposit $1,800,000 with its bank to collateralize a conditional stand-by letter of credit in the name of the landlord (see Note 6). The letter of credit is redeemable only if the Company defaults on the lease under specific criteria. These funds are restricted from the Company's use during the lease period, although the Company is entitled to all interest earned on the funds.

                                FAIRMARKET, INC.

5. PROPERTY AND EQUIPMENT:

     Property and equipment consists of the following:

                                                                        DECEMBER 31,
                                                                  -------------------------
                                                                    1998          1999
                                                                  --------    -------------
Computer equipment..........................................      $230,866     $3,681,673
Furniture and fixtures......................................        26,790        145,986
Leasehold improvements......................................            --         88,399
                                                                  --------     ----------
                                                                   257,656      3,916,058
Less accumulated depreciation...............................       (58,574)      (481,079)
                                                                  --------     ----------
                                                                   199,082      3,434,979
Construction in progress....................................            --        642,160
                                                                  --------     ----------
Property and equipment, net.................................      $199,082     $4,077,139
                                                                  ========     ==========

     Depreciation expense was $8,709, $49,865 and $422,505 for the period from February 20, 1997 (date of inception) to December 31, 1997 and for the years ended December 31, 1998 and 1999, respectively.

6. COMMITMENTS AND CONTINGENCIES:

     In February 1998 and April 1999, the Company entered into long-term leases for office space expiring in 2001 and 2004, respectively.

     In November 1999, the Company entered into a five-year lease agreement for approximately 68,000 square feet of office space in Woburn, Massachusetts. The term of the lease begins on January 1, 2000. The Company will pay base rental obligations of $792,988 in the first year of the lease and $1,515,173 in each subsequent year for the remainder of the lease term. In connection with the lease, the Company paid the lessor a security deposit in the amount of $1,800,000 in the form of an irrevocable, freely transferable letter of credit which is recorded as restricted cash at December 31, 1999 (see Note 4).

     Future minimum lease payments under noncancelable operating leases at December 31, 1999 are as follows:

2000........................................................  $1,041,103
2001........................................................   1,729,907
2002........................................................   1,679,358
2003........................................................   1,679,358
Thereafter..................................................   1,530,756
                                                              ----------
Total.......................................................  $7,660,482
                                                              ==========

     Rental expense under operating leases amounted to $9,182, $80,114 and $201,440 for the period from February 20, 1997 (date of inception) to December 31, 1997 and for the years ended December 31, 1998 and 1999, respectively.

                                FAIRMARKET, INC.

     The Company is also a party to certain auction service agreements under which it has contingent commitments (see Note 7).

7. STOCKHOLDERS' EQUITY:

     At December 31, 1999, the authorized capital stock of the Company consisted of (i) 36,000,000 shares of voting Common Stock authorized for issuance with a par value of $0.001 and (ii) 20,000,000 shares of preferred stock with a par value of $0.001, of which 754,603 shares have been designated as Series A Convertible Preferred Stock ("Series A Preferred"), 1,890,000 shares have been designated as Series B Convertible Preferred Stock ("Series B Preferred"), 6,168,282 shares have been designated as Series C Convertible Preferred Stock ("Series C Preferred") and 10,000,000 shares have been designated as Series D Convertible Preferred Stock ("Series D Preferred") (collectively, the "Convertible Preferred Stock").

     The number of shares designated for each series may be increased or decreased by the Company's Board of Directors without a vote of the stockholders. The Board of Directors has the authority to determine the voting powers, designation, preferences, privileges and restrictions of the undesignated preferred shares.

     Each share of Convertible Preferred Stock is convertible, at the option of the holder, at any time after the date of issuance, into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing the original Series A issue price, the original Series B issue price, the original Series C issue price or the original Series D issue price, as the case may be, by the conversion price applicable to such share, as in effect on the date the share certificate is surrendered for conversion.

     Each share of Convertible Preferred Stock will automatically convert into shares of Common Stock, at the then-current conversion price, immediately upon the earlier of (i) the Company's sale of its Common Stock in a firm commitment underwritten public offering pursuant to a registration statement on Form S-1 or Form SB-2 under the Securities Act of 1933, as amended, the public offering price of which is not less than $7.00 per share (as adjusted for any stock splits, stock dividends, recapitalization or the like) and $15,000,000 in the aggregate or (ii) the date specified by written consent or agreement of the holders of a majority of the then outstanding shares of Convertible Preferred Stock (voting together as a single class and not as a separate series, and on an as-converted basis).

     No dividends or other distributions may be authorized, declared, paid or set apart on any shares of Common Stock or Preferred Stock unless at the same time (A) a dividend is declared or paid to the Series C Preferred stockholders and the Series D Preferred stockholders in an amount equal to the greater of (1) $0.137 per share per annum, in the case of the Series C Preferred, and $0.56 per share per annum, in the case of the Series D Preferred, or (2) the amount paid on any other outstanding shares of the Company (assuming conversion of the Series C Preferred and Series D Preferred as of the record date for the dividend) and (B) a dividend is declared or paid upon the shares of Series A Preferred and Series B Preferred in an amount equal to that paid on any other outstanding shares of the Company (assuming conversion of the Series A Preferred and Series B Preferred as of the record date for the dividend). Dividends are not cumulative. The preferred shares are not redeemable, except for certain shares of Series D Preferred that are subject to a put option (see below), and are restricted as to transferability. The holders of the preferred shares vote with the holders of the

                                FAIRMARKET, INC.

common shares on an as-converted basis. The holders of the Series B Preferred and Series C Preferred are, each as a class, entitled to elect one director to the Company's Board of Directors.

     The Series A Preferred, Series B Preferred, Series C Preferred and Series D Preferred shares have a preference in liquidation of $0.6626, $1.1111, $1.714, and $7.00, respectively, subject to the full payment of shares of stock of the Company ranking senior as to the liquidation rights of those preferred shares. If funds legally available for distribution upon liquidation are insufficient to pay the holders of the Series C Preferred and Series D Preferred their full preferential amounts, then amounts paid must be distributed ratably among the holders of the Series C Preferred and Series D Preferred in proportion to the preferential amount to which each holder would be otherwise entitled.

     If upon completion of the distribution to the Series C Preferred Stockholders and Series D Preferred stockholders, there are assets remaining in the Company, then the Series B Preferred shares will rank on parity with the Series A Preferred shares with respect to preference in liquidation. If funds legally available for distribution upon liquidation are insufficient to pay the holders of the Series A Preferred and Series B Preferred their full preferential amounts, then amounts paid shall be distributed ratably among the holders of the Series A Preferred and Series B Preferred in proportion to the preferential amount to which each holder would otherwise be entitled.

     If upon completion of the distribution to the Series A Preferred stockholders and Series B Preferred stockholders, there are remaining assets in the Company, then these remaining assets will be distributed among the holders of the Common Stock pro rata based on the number of shares of Common Stock held.

     The Company has reserved 16,312,885 shares of Common Stock for issuance upon the conversion of the Convertible Preferred Stock outstanding at December 31, 1999.

     On December 31, 1997, the Company issued 754,603 shares of Series A Preferred in exchange for notes in the principal amount of $500,000.

     The Company issued 1,170,000 and 720,000 shares of Series B Preferred during the period from February 20, 1997 (date of inception) to December 31, 1997 and during the year ended December 31, 1998, respectively. Cash proceeds of $1,287,849 and $795,066 from the sales were recorded net of issuance costs of $12,151 and $4,934, respectively.

     On February 8, 1999, the Company borrowed $2,000,000 pursuant to a convertible promissory note. Amounts borrowed under this note bore interest at the monthly "applicable federal rate" established by the Internal Revenue Service. The principal balance of the note plus interest in the amount of $5,227 was paid in full on March 12, 1999 with the proceeds from the sale of the Series C Preferred. On February 25, 1999, the Company sold 6,168,282 shares of Series C Preferred. Proceeds from the sale of $10,526,937 were recorded net of issuance costs of $45,498.

  AUCTION SERVICES AGREEMENTS WITH LYCOS, MICROSOFT, EXCITE AND TMCS

     On May 12, 1999, the Company entered into an Auction Services Agreement with Lycos, Inc. which has a three-year term (subject to renewal by mutual agreement). Under the

                                FAIRMARKET, INC.

agreement, the Company has agreed to provide auction services to several Lycos web sites in return for a share of the network fees charged on the Lycos sites.

     In connection with this agreement, Lycos received two warrants to purchase shares of the Company's Common Stock. The first is exercisable for 725,000 shares of the Company's Common Stock at an exercise price of $0.01 per share, and must be exercised before the closing of an initial public offering. The second is exercisable for up to 595,000 shares of the Company's Common Stock at an exercise price of $1.71 per share. The number of shares for which the second warrant may be exercised depends on Lycos meeting certain performance criteria. The second warrant is currently not exercisable. The second warrant will terminate on May 12, 2006 or earlier if FairMarket is sold to a third party. The Company estimated the value of the first warrant to be $1,235,400 using the Black-Scholes valuation model at the date of grant. The value of the warrant is being amortized over the term of the agreement. Related expense for the year ended December 31, 1999 was $274,533. Should the performance criteria on the second warrant be met, the fair value of the warrant will be estimated at the time the performance criteria are met.

     On July 26, 1999, the Company entered into an Auction Services Agreement with Microsoft Corporation which has a five-year initial term with an automatic renewal term of five years. Under the agreement, the Company has agreed to provide auction services to MSN.com and certain other web sites owned or operated by Microsoft, in return for monthly hosting fees and a share of the network fees charged on the Microsoft sites.

     The agreement with Microsoft provides that if Microsoft drives more than a specified number of Internet users to the FairMarket Network through its Internet portal site for each year of the contract's initial term, the Company will guarantee them a minimum level of transaction fee revenue regardless of actual transaction fee revenue earned by Microsoft. Minimum transaction fees guaranteed to Microsoft are $5.0 million, $10.0 million, $10.0 million, $15.0 million and $20.0 million for the first, second, third, fourth and fifth contract years, respectively. If Microsoft meets the minimum annual traffic guarantee but the increase in traffic does not produce sufficient revenue to meet the minimum guaranteed revenue, the Company will have a financial obligation to Microsoft. This obligation will be an amount equal to the difference between the minimum guaranteed payment and Microsoft's portion of fees actually collected. As of December 31, 1999, the traffic minimum has not been reached, it was not probable that the traffic minimum would be reached and, accordingly, no amounts have been accrued related to these contingent obligations.

     In connection with this agreement, Microsoft purchased 1,250,000 shares of the Series D Preferred for cash consideration of $8,750,000.

     The Company also issued warrants to Microsoft for the purchase of 4,500,000 shares of Common Stock at an exercise price of $1.71 per share. The warrants terminate upon closing of the sale of the Company. Following an initial public offering (IPO) of the Company, the warrants terminate on the earlier of two years after the consummation of the IPO, 30 days after the Company has sent written notice to the warrant holder that the IPO price of Common Stock equaled or exceeded $25 per share, or 30 days after the Company has sent written notice to the holder that the reported closing price of the Common Stock on the exchange or market on which the Common Stock is listed or traded equaled or exceeded $25.00 for 20 consecutive trading days. Unless earlier terminated as described above, the warrants terminate on August 20, 2004. The Company has estimated the fair value of the warrants to be $28,476,000 using the Black-Scholes valuation model. The value of the warrants is being amortized over five years, the initial term of the agreement. Related expense for the year ended

                                FAIRMARKET, INC.

December 31, 1999 was $1,898,400. During the year ended December 31, 1999, the Company recognized revenue of $300,000 from Microsoft for monthly service fees. At December 31, 1999, the Company had receivables totaling $60,000 from Microsoft.

     On August 23, 1999, the Company entered into an Auction Services Agreement with Excite, Inc. which has a five-year initial term. Under this agreement, the Company has agreed to provide auction services to Excite.com and certain other web sites owned or operated by Excite, Inc. in return for a share of the network fees charged by the Excite sites.

     The agreement with Excite provides that if Excite drives more than a specified number of Internet users to the FairMarket Network through its Internet portal site for each year of the contract's initial term, the Company will guarantee them a minimum level of transaction fee revenue regardless of actual transaction fee revenue earned by Excite. Minimum transaction fees guaranteed to Excite are $0.8 million, $2.1 million, $4.6 million, $7.0 million and $8.4 million for the first, second, third, fourth and fifth contract years, respectively. If Excite meets the minimum annual traffic guarantee but the increase in traffic does not produce sufficient revenue to meet the minimum guaranteed revenue, the Company will have a financial obligation to Excite. This obligation will be an amount equal to the difference between the minimum guaranteed payment and Excite's portion of fees actually collected. As of December 31, 1999, the traffic minimum has not been reached, it was not probable that the traffic minimum would be reached and, accordingly, no amounts have been accrued related to these contingent obligations.

     In addition, the Company committed to purchase from Excite online banner and other advertising services for $2.5 million per quarter during each of the first eight calendar quarters under the contract, for a total of $20.0 million. The Company recorded advertising expense of $2.5 million during the fourth quarter of 1999 related to this agreement.

     In connection with this agreement, Excite purchased 2,500,000 shares of Series D Preferred for cash consideration of $17,500,000. Under the stock purchase agreement, Excite withheld the $17,500,000 as a prepayment against the Company's obligation to purchase advertising as described above. This amount has been recorded as a subscription receivable in the stockholders' equity section of the accompanying balance sheet as of December 31, 1999. Upon completion of this offering, Excite is obligated to pay the Company $5,000,000 of such amount, but may retain the remainder against the Company's ongoing advertising obligations.

     For the period beginning December 15, 1999 through the date of the Company's initial public offering, Excite has the right to require the Company to buy back the shares of Series D Preferred (put option) for the original purchase price. Accordingly, these shares are presented above the equity section of the balance sheet as of December 31, 1999.

     The Company also issued to Excite 1,500,000 shares of Series D Preferred for no cash consideration. The Company may repurchase the shares for up to one year if Excite terminates the Auction Services Agreement. The Company has recorded the shares at fair value for a total of $10,500,000, as a deferred charge to be amortized over the term of the agreement. The related expense for the year ended December 31, 1999 was $700,000. The value of the shares will be remeasured and adjusted at each balance sheet date over the period during which the shares may be repurchased. At December 31, 1999, the Company remeasured the fair value and recorded an additional $4,500,000 as a deferred charge to be amortized over the remaining term of the contract.

     On September 15 1999, the Company entered into an Auction Services Agreement with TicketMaster Online-CitySearch, Inc. ("TMCS") which has a three-year initial term (subject to annual renewal unless terminated by either party). Under the agreement, the Company has

                                FAIRMARKET, INC.

agreed to provide auction services to certain web sites owned and controlled by TMCS in return for a share of the network fees charged by TMCS.

     In connection with this agreement, TMCS purchased 750,000 shares of Series D Preferred for proceeds of $5,250,000. The Company also issued 1,500,000 shares of Series D Preferred in exchange for one year of advertising and a license to certain technology. The Company has recorded the shares at fair value, for a total of $10,500,000, as a deferred charge to be amortized over three years, the term of the agreement. The related expense for the year ended December 31, 1999 was $875,000.

8. STOCK OPTION PLANS:

  1997 STOCK OPTION PLAN

     In March 1997, the Board of Directors and stockholders approved the Amended and Restated 1997 Stock Option Plan (the "1997 Plan") which provides for the issuance of up to 750,000 shares of Common Stock under incentive stock options ("ISOs") and nonstatutory stock options ("NSOs"). The 1997 Plan provides for the granting of ISOs to employees of the Company and NSOs to nonemployee directors of the Company and consultants. ISOs and NSOs granted under the 1997 Plan have a maximum term of 10 years from the date of grant, vest over four years and, in the case of ISOs, have an exercise price not less than fair value of the Common Stock at the date of grant.

  1999 STOCK OPTION PLAN

     In February 1999, the Board of Directors and stockholders approved the 1999 Stock Option Plan (the "1999 Plan"), which provides for the issuance of up to 3,421,237 shares of Common Stock under ISOs or NSOs or through the direct issuance or sale of common stock to officers, employees, directors and consultants of the Company.

     The Board of Directors determines the term of each option, the option price, the number of shares for which each option is granted and the rate at which each option is exercisable. For holders of 10% or more of the Company's outstanding Common Stock, ISOs may not be granted at less than 110% of the fair market value of the Common Stock at the date of grant.

     The following tables summarize information about stock options outstanding at December 31, 1999:

                         OPTIONS OUTSTANDING                             OPTIONS EXERCISABLE
                    -----------------------------                    ----------------------------
                                     REMAINING         WEIGHTED                       WEIGHTED
RANGE OF EXERCISE     NUMBER        CONTRACTUAL        AVERAGE         NUMBER         AVERAGE
 PRICE PER SHARE    OUTSTANDING   LIFE (IN YEARS)   EXERCISE PRICE   EXERCISABLE   EXERCISE PRICE
-----------------   -----------   ---------------   --------------   -----------   --------------
   $     0.10          422,249         8.76             $0.100         10,000          $0.100
         0.20        1,290,000         9.36              0.200             --              --
  0.50 - 1.50          954,500         9.57              0.812             --              --
  3.00 - 4.50          817,000         9.78              3.725             --              --
  6.00 - 7.50          227,500         9.91              6.478             --              --
                     ---------                                         ------
   $0.10-$7.50       3,711,249         9.47             $1.507         10,000          $0.100
                     =========                                         ======

                                FAIRMARKET, INC.

     Stock option activity for the period from February 20, 1997 (date of inception) to December 31, 1997 and for the years ended December 31, 1998 and 1999 is as follows:

                                      1997                    1998                    1999
                              ---------------------   ---------------------   ---------------------
                                          WEIGHTED                WEIGHTED                WEIGHTED
                                           AVERAGE                 AVERAGE                 AVERAGE
                                          EXERCISE                EXERCISE                EXERCISE
                               NUMBER     PRICE PER    NUMBER     PRICE PER    NUMBER     PRICE PER
                              OF SHARES     SHARE     OF SHARES     SHARE     OF SHARES     SHARE
                              ---------   ---------   ---------   ---------   ---------   ---------
Outstanding at beginning of
  period....................                           303,000     $0.043       510,000    $0.100
Granted.....................   303,000     $0.043      600,000      0.100     3,861,500     1.481
Exercised...................        --                 (48,750)     0.011      (222,751)    0.100
Canceled....................        --                (344,250)     0.061      (437,500)    0.356
                               -------                --------                ---------
Outstanding at end of
  period....................   303,000     $0.043      510,000     $0.100     3,711,249    $1.507
                               =======                ========                =========
Options exercisable at
  period-end................        --                  18,875     $0.100        10,000    $0.100
Weighted average fair value
  of options granted during
  the period................               $0.009                  $0.017                  $3.217

     There were 188,487 shares available for future option grants as of December 31, 1999.

     During the year ended December 31, 1999, the Company recorded unearned compensation of $10,137,092 for stock options granted to employees, which were subsequently determined to be below fair value. The Company is recognizing the compensation expense over the vesting period. For the year ended December 31, 1999, related expense recognized was $1,574,565.

     The Company follows the disclosure provisions of SFAS No. 123 and has applied APB Opinion No. 25 and related interpretations in accounting for its stock option plans. Had compensation cost for the Company's stock-based compensation plans been determined based on the fair value at the grant dates as calculated in accordance with SFAS No. 123, the Company's net loss for the years ended December 31, 1998 and 1999 and the period ended December 31, 1997 would have increased to the pro forma amounts indicated below:

                                                1997          1998            1999
                                              ---------    -----------    ------------
Net loss attributable to common stockholders
     As reported............................  $(601,575)   $(1,388,297)   $(16,509,209)
     Pro forma..............................  $(601,764)   $(1,389,195)   $(18,119,492)
Net loss per common share
     As reported............................  $   (0.15)   $     (0.30)   $      (3.30)
     Pro forma..............................  $   (0.15)   $     (0.30)   $      (3.62)

                                FAIRMARKET, INC.

     The fair value of each stock option is estimated on the date of grant using the Black-Scholes option-pricing model with the following assumptions:

                                                 1997       1998            1999
                                                -------    -------    -----------------
Expected dividend yield.......................       0%         0%                   0%
Expected stock price volatility...............       0%         0%              0%-100%
Risk free interest rate.......................    6.25%      5.06%           5.9%- 6.1%
Expected option term..........................  4 years    4 years              6 years

9. INCOME TAXES:

     The provision for income taxes consists of the following:

                                                               YEAR ENDED      YEAR ENDED
                                                              DECEMBER 31,    DECEMBER 31,
                                                                  1998            1999
                                                              ------------    ------------
Deferred tax benefit........................................   $(557,000)     $(6,000,000)
Valuation allowance.........................................     557,000        6,000,000
                                                               ---------      -----------
                                                               $      --      $        --
                                                               =========      ===========

     The Company's effective tax rate varies from the statutory rate as follows:

                                                               YEAR ENDED      YEAR ENDED
                                                              DECEMBER 31,    DECEMBER 31,
                                                                  1998            1999
                                                              ------------    ------------
U.S. federal income tax rate................................     (34.0)%         (34.0)%
State taxes.................................................      (6.4)           (5.6)
Deferred compensation amortization..........................        --             3.2
Other.......................................................      (0.6)            0.1
                                                                 -----           -----
                                                                 (41.0)          (36.3)
Valuation allowance.........................................      41.0            36.3
                                                                 -----           -----
                                                                    --              --
                                                                 =====           =====

                                FAIRMARKET, INC.

     Based on the Company's current financial status, realization of the Company's deferred tax assets does not meet the "more likely than not" criteria under SFAS No. 109, "Accounting for Income Taxes," and, accordingly, a valuation allowance for the entire deferred tax asset amount has been recorded. The components of the net deferred tax asset (liability) and the related valuation allowance are as follows:

                                                                1998          1999
                                                              ---------    -----------
Net operating loss carryforwards............................  $      --    $ 4,884,000
Capitalized start-up costs..................................    791,000        637,000
Deferred compensation.......................................         --        875,000
Depreciation................................................     10,000         40,000
Deferred revenue............................................         --        240,000
Other.......................................................      7,000        131,000
                                                              ---------    -----------
                                                                808,000      6,807,000
Valuation allowance.........................................   (808,000)    (6,807,000)
                                                              ---------    -----------
Net deferred tax assets.....................................  $      --    $        --
                                                              =========    ===========

     As of December 31, 1999, the Company has federal and state net operating loss carryforwards of $12,129,000 which begin to expire in 2020 and 2005, respectively. These net operating loss carryforwards may be used to offset future federal and state taxable income tax liabilities.

     Ownership changes resulting from the Company's issuance of capital stock may limit the amount of net operating loss and tax credit carryforwards that can be utilized annually to offset future taxable income. The amount of the annual limitation is determined based upon the Company's value immediately prior to the ownership change. Subsequent significant changes in ownership could further affect the limitation in future years.

10. EMPLOYEE BENEFIT PLAN:

     In January 1999, the Company established a savings plan for its employees which is designed to be qualified under Section 401(k) of the Internal Revenue Code. Eligible employees are permitted to contribute to the 401(k) plan through payroll deduction within statutory and plan limits.

Inside Back Cover Graphics

Text: How it works: (1) Merchandise is posted on an auction site, (2) Merchandise is automatically integrated into FairMarket's central operating system, (3) Merchandise is listed on other FairMarket Network auction sites.

[Photograph of a computer screen displaying the CompUSA auction site. Arrow pointing from the computer screen photograph to the FairMarket logo. Arrows point from the logo of FairMarket to multiple photographs of computer screens displaying FairMarket customer auction sites including MSN.com, Excite@Home and Lycos.com.]

Text: This graphic depicts the listing of a product on one of our merchant customers' auction sites and the display of that listing on the auction sites of some of our portal and community customers. Product listings can also originate on our portal and community customers' auction sites.

NO DEALER, SALESPERSON OR OTHER PERSON IS AUTHORIZED TO GIVE ANY INFORMATION OR TO REPRESENT ANYTHING NOT CONTAINED IN THIS PROSPECTUS. YOU MUST NOT RELY ON ANY UNAUTHORIZED INFORMATION OR REPRESENTATIONS. THIS PROSPECTUS IS AN OFFER TO SELL THE SHARES OFFERED HEREBY, BUT ONLY UNDER CIRCUMSTANCES AND IN JURISDICTIONS WHERE IT IS LAWFUL TO DO SO. THE INFORMATION CONTAINED IN THIS PROSPECTUS IS CURRENT ONLY AS OF ITS DATE.

                               TABLE OF CONTENTS

                                        PAGE
                                        ----
Prospectus Summary....................    1
Risk Factors..........................    4
Special Note Regarding Forward-
  Looking Statements..................   19
Use of Proceeds.......................   19
Dividend Policy.......................   19
Capitalization........................   20
Dilution..............................   21
Selected Financial Data...............   22
Management's Discussion and Analysis
  of Financial Condition and Results
  of Operations.......................   23
Business..............................   33
Management............................   43
Principal Stockholders................   50
Certain Transactions with Related
  Parties.............................   51
Description of Capital Stock..........   53
Shares Eligible For Future Sale.......   59
Underwriting..........................   61
Validity of Common Stock..............   63
Experts...............................   63
Where You Can Find More
  Information.........................   63
Index to Financial Statements.........  F-1

THROUGH AND INCLUDING                , 2000 (THE 25TH DAY AFTER THE DATE OF THIS
PROSPECTUS), ALL DEALERS EFFECTING TRANSACTIONS IN THESE SECURITIES, WHETHER OR NOT PARTICIPATING IN THIS OFFERING, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE DEALERS' OBLIGATION TO DELIVER A PROSPECTUS WHEN ACTING AS AN UNDERWRITER AND WITH RESPECT TO AN UNSOLD ALLOTMENT OR SUBSCRIPTION.

    [FAIRMARKET LOGO]

    FAIRMARKET, INC.

    5,000,000 SHARES

    COMMON STOCK
    DEUTSCHE BANC ALEX. BROWN

    ROBERTSON STEPHENS

    U.S. BANCORP PIPER JAFFRAY

    PROSPECTUS
                   , 2000

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The following table sets forth the estimated expenses payable by us in connection with the offering (excluding underwriting discounts and commissions):

NATURE OF EXPENSE


                                                                     AMOUNT
                                                                   ----------
     SEC registration fee........................................  $   22,770
     NASD filing fee.............................................       8,300
     Nasdaq National Market listing fee..........................      95,000
     Accounting fees and expenses................................     350,000
     Legal fees and expenses.....................................     500,000
     Printing expenses...........................................     250,000
     Blue sky qualification fees and expenses....................       7,500
     Transfer Agent's fee........................................      12,000
     Miscellaneous...............................................      54,430
                                                                   ----------
     Total.......................................................  $1,300,000
                                                                   ==========


     The amounts set forth above, except for the Securities and Exchange Commission, National Association of Securities Dealers, Inc. and Nasdaq National Market fees, are in each case estimated.

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS

     In accordance with Section 145 of the Delaware General Corporation Law,
Article VII of our amended and restated certificate of incorporation provides that no director of the Company shall be personally liable to the Company or our stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (1) for any breach of the director's duty of loyalty to the Company or our stockholders, (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) in respect of unlawful dividend payments or stock redemptions or repurchases, or
(4) for any transaction from which the director derived an improper personal benefit. In addition, our amended and restated certificate of incorporation provides that if the Delaware General Corporation Law is amended to authorize the further elimination or limitation of the liability of directors, then the liability of a director of the Company shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law, as so amended.

     Article V of our amended and restated by-laws provides for indemnification by the Company of our officers and certain non-officer employees under certain circumstances against expenses, including attorneys' fees, judgments, fines and amounts paid in settlement, reasonably incurred by those persons in connection with the defense or settlement of any threatened, pending or completed legal proceeding in which any such person is involved by reason of the fact that such person is or was an officer or employee of the Company if such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to criminal actions or proceedings, if such person had no reasonable cause to believe his or her conduct was unlawful.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES

     Since our incorporation in February 1997, we have sold and issued the following securities:

          (1) On February 20, 1997, we issued 4,000,000 shares of common stock to Scott Randall, our founder, for an aggregate consideration of $4,000. The issuance of securities described in this paragraph were deemed to be exempt from registration under the Securities Act of 1933 in reliance on Section 4(2) of the Securities Act as a transaction by an issuer not involving a public offering.

          (2) On December 31, 1997, we issued 754,603 shares of Series A Convertible Preferred Stock to Herman Becker for an aggregate consideration of $500,000. The issuance of securities described in this paragraph was deemed to be exempt from registration under the Securities Act in reliance on Section 4(2) of the Securities Act as a transaction by an issuer not involving a public offering.

          (3) From December 13, 1997 to August 22, 1998, we issued a total of 1,890,000 shares of Series B Convertible Preferred Stock for an aggregate consideration of $2,100,000 to the following persons:
              John C. Becker and Cheryl L. Becker, Randall Becker, Todd H. Becker, Byrne Defined Benefit Trust, Joanne M. Eldred, J. Scott Hefter, F. William Helming III, Jonathan C. McKay, Noreaster Research Partners, Naren M. Patel and Ila N. Patel, Charles R. Puliafico, Mark and Kathleen Puliafico, Edward J. Ruggeri, Robert & Jane Sylvester, Richard Y. Woo and Jania N. Woo, Robert and Lisa Anders, Arthur Remillard, RKG Associates, Sam S. Pappas, Surykant and Sarla Patel. The issuances of securities described in this paragraph were deemed to be exempt from registration under the Securities Act in reliance on Section 4(2) of the Securities Act as transactions by an issuer not involving a public offering.

          (4) On February 25, 1999, we issued 6,168,282 shares of Series C Convertible Preferred Stock for an aggregate consideration of $10,572,435 to the following persons: Sierra Ventures VII, L.P., Sierra Ventures Associates VII, L.L.C., Greg Shlopak, East River Ventures, L.P., Mercator Ventures Fund, Noreaster Research Partners, Richard Y. and Jania N. Woo, John C. and Cheryl L. Becker, Naren M. and Ila N. Patel, Mark and Kathleen Puliafico, Charles R. Puliafico, Edward J. Ruggieri, Robert J. and Lisa H. Anders, Arthur Remillard, Jr., Surykant and Sarla Patel, RKG Associates, Sam S. Pappas and William A. Sahlman. The issuances of securities described in this paragraph were deemed to be exempt from registration under the Securities Act in reliance on Section 4(2) of the Securities Act as transactions by an issuer not involving a public offering.

          (5) On May 12, 1999, we issued two warrants to Lycos, Inc. to purchase 1,320,000 shares of common stock (the first warrant is exercisable for 725,000 shares of common stock at an exercise price of $0.01 per share, and the second warrant is exercisable for up to 595,000 shares of common stock, at an exercise price of $1.71 per share). The issuances of securities described in this paragraph were deemed to be exempt from registration under the Securities Act in reliance on Section 4(2) of the Securities Act as transactions by an issuer not involving a public offering.

          (6) From August 23, 1999 to September 15, 1999, we issued a total of 7,500,000 shares of Series D Convertible Preferred Stock to Microsoft Corporation, Excite, Inc. and TicketMaster Online-CitySearch, Inc. for aggregate cash consideration of $31,500,000 (of which $17,500,000 is being credited against future obligations of FairMarket to Excite). The issuances of securities described in this paragraph were deemed to be exempt from registration under the Securities Act in reliance on Section 4(2) of the Securities Act as transactions by an issuer not involving a public offering.

          (7) On August 23,1999, we issued a warrant to purchase 4,500,000 shares of common stock to Microsoft Corporation at an exercise price of $1.71. The issuance of securities described in this paragraph was deemed to be exempt from registration under the Securities Act in reliance on Section 4(2) of the Securities Act as a transaction by an issuer not involving a public offering.

          (8) Since our incorporation and as of December 31, 1999, we have issued 971,725 shares of common stock and options to purchase an aggregate of 4,764,500 shares of common stock with exercise prices ranging from $0.01 to $7.50 per share. All sales of common stock were made upon exercise of options or for fair market value at the time of the sale. Since our incorporation and as of December 31, 1999, options to purchase 781,750 shares have been cancelled without exercise. The issuances of common stock are detailed below.

                                                  NUMBER              AGGREGATE
          DATE              PURCHASER            OF SHARES          CONSIDERATION
          ----              ---------            ---------          -------------
        04/26/97  Nanda Krish..................    50,000     $50
        12/01/97  Jonas Sylvester..............    75,000     Consulting services
                                                              valued at $7,500
        12/01/97  Leonard Vairo................    30,000     Consulting services
                                                              valued at $3,000
        12/01/97  Todd H. Becker...............   125,682     Consulting services
                                                              valued at $12,568.20
        01/22/98  Gail Alden...................    25,000     $2,500
        05/18/98  Christopher Caruso...........    18,750     $1,875
        05/27/98  Mercator Ventures, LLC.......    84,500     Consulting services
                                                              valued at $8,450
        05/27/98  Technology Solutions.........   150,000     Past services and release
                                                              of claims valued at
                                                              $10,000
        06/08/98  Beth Ann Robinson............     5,000     $500
        06/08/98  Jay Atlas....................     5,000     $500
        06/08/98  Eric Kim.....................     5,000     $500
        08/22/98  Mercator Ventures, LLC.......    50,000     Consulting services
                                                              valued at $5,000
        08/22/98  Todd H. Becker...............    70,000     Consulting services
                                                              valued at $7,000
        08/22/98  Collaborative................    10,000     Consulting services
                  Communications, Inc.                        valued at $1,000
        12/31/98  Collaborative................     7,500     Consulting services
                  Communications, Inc.                        valued at $750
        12/31/98  Kathy M. Boyce...............     5,000     Consulting services
                                                              valued at $500
        12/31/98  Kim Sutton...................     5,000     $500

                                                  NUMBER              AGGREGATE
          DATE              PURCHASER            OF SHARES          CONSIDERATION
          ----              ---------            ---------          -------------
        12/31/98  Mercator Ventures, LLC.......    43,250     Consulting services
                                                              valued at $4,325
        01/01/99  Caryl H. Hull................    11,000     Consulting services
                                                              valued at $1,100
        02/25/99  Larry Wexler.................   187,509     Consulting services
                                                              valued at $18,750.90
        02/25/99  GP Shlopak, Inc..............    26,254     Consulting services
                                                              valued at $2,625.40
        02/25/99  Richard Plutzer..............    15,000     Consulting services
                                                              valued at $3,000
        05/20/99  Jennifer L. Mozeiko..........     7,500     $750
        06/01/99  William R. Watt..............     6,250     $625
        06/09/99  Jack Littman Quinn...........     5,000     $2,500
        07/27/99  James Jin....................     8,750     $875
        08/04/99  William R. Watt..............     1,562     $156.20
        08/28/99  Jennifer L. Mozeiko..........     1,564     $156.40
        08/30/99  James Jin....................     8,438     $843.80
        09/08/99  Kathy M. Boyce...............     2,000     Consulting services
                                                              valued at $3,000
        09/08/99  Ellen Cantillon..............       100     $150
        09/17/99  Kathleen Pitcher.............     4,375     $437.50
        10/08/99  Mark Sutton..................    34,375     $3,437.50
        10/18/99  Jennifer L. Mozeiko..........     1,875     $187.50
        10/18/99  Kurt Steiner.................     8,188     $818.80
        11/09/99  William R. Watt..............     1,563     $156.30
        11/10/99  Jennifer L. Mozeiko..........       937     $93.70
        11/11/99  James Jin....................     3,750     $375
        11/12/99  Kathleen Pitcher.............     3,750     $375
        11/30/99  William Cornell..............     6,250     $625
        11/30/99  John Courtney................    20,000     $2,000
        12/08/99  Susan Zaney..................    75,000     $7,500
        12/14/99  Joseph Aparo.................    10,000     $1,000
        12/14/99  Mark Sutton..................    13,750     $1,375
        12/15/99  Kathleen Pitcher.............       938     $93.80
        12/18/99  Kurt Steiner.................     3,937     $393.70
        12/28/99  Egon Zehnder.................     8,929     Consulting services
                  International, Inc.                         valued at $62,500

     These issuances of securities were deemed to be exempt from registration under the Securities Act in reliance on Rule 701 under the Securities Act as transactions pursuant to compensatory benefit plans and contracts relating to compensation or as private placements under Section 4(2) of the Securities Act. The recipients of securities in each such transaction represented their intention to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof and appropriate legends were affixed to the share certificates and other instruments issued in such transactions. All recipients either received adequate information about FairMarket or had access, through employment or other relationships, to such information.

     There were no underwriters employed in connection with any of the transactions set forth in this item 15.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES


  + 1.1    Form of Underwriting Agreement.

  + 3.1    Amended and Restated Certificate of Incorporation of
           FairMarket, Inc. (the "Company")

  + 3.2    Form of Fourth Amended and Restated Certificate of
           Incorporation of the Company (to be filed with the Delaware
           Secretary of State immediately prior to the effectiveness of this registration statement)

  + 3.3    Form of Fifth Amended and Restated Certificate of
           Incorporation of the Company (to be filed with the Delaware
           Secretary of State immediately following the closing of this offering)

  + 3.4    Bylaws of the Company

  + 3.5    Form of Amended and Restated Bylaws of the Company (to be

           effective upon the closing of this offering)
  + 4.1    Form of Specimen Certificate for the Company's Common Stock

  + 4.2 Investors' Rights Agreement, dated February 25, 1999, between the Company and the stockholders named therein

  + 4.3    Amendment to Investors' Rights Agreement, dated August 23,
           1999, between the Company and the stockholders named therein

  + 4.4    Amendment to Investors' Rights Agreement, dated September
           15, 1999, between the Company and TicketMaster
           Online-CitySearch, Inc.

  + 5.1 Opinion of Goodwin, Procter & Hoar LLP regarding the legality of the securities being registered

  +10.1 Form of Indemnity Agreement entered into by the Company with each of its directors

  +10.2    Amended and Restated 1997 Stock Option Plan

  +10.3    1999 Stock Option Plan

  +10.4    2000 Stock Option and Incentive Plan

   10.5    Employee Stock Purchase Plan

  +10.6    Lease Agreement dated November 9, 1999, between DIV Unicorn,
           LLC and the Company

  +10.7    Sublease Agreement dated January 22, 1998, between Insignia
           Solutions, Inc. and the Company

  +10.8    Sublease Agreement dated April 5, 1999, between Indigo
           America, Inc. and the Company

  +10.9    Warrant to Purchase Common Stock between the Company and
           Lycos, Inc. dated as of May 12, 1999

 +10.10    Performance Warrant to Purchase Common Stock between the
           Company and Lycos, Inc., dated as of May 12, 1999

     +10.11  Warrant to Purchase Common Stock between the Company and Microsoft Corporation, dated as of August
             23, 1999
     +10.12  Siteharbor Services Agreement between the Company and NaviSite Services Corporation, dated as of
             October 30, 1998
     +10.13  Indemnification Agreement among the Company and Sierra Ventures VII, LP, and Sierra Ventures
             Associates VII, LLC, dated February 25, 1999.
     +10.14  Composite Auction Services Agreement, dated July 26, 1999, by and between the Company and Microsoft
             Corporation, as amended.
     +10.15  Auction Services Agreement, dated August 23, 1999, by and between the Company and Excite, Inc.
     +10.16  Auction Services Agreement, dated September 15, 1999, by and between the Company and Ticketmaster
             Online-CitySearch.
     +23.1   Consent of Goodwin, Procter & Hoar LLP (included in Exhibit 5.1 hereto)
      23.2   Consent of PricewaterhouseCoopers LLP
     +24.1   Powers of Attorney (included on the signature pages hereto)
     +27.1   Financial Data Schedule


------------------------
+  Previously filed.

(b) Financial Statement Schedules

     All schedules have been omitted because they are not required or because the required information is given in the financial statements or the notes to those statements.

ITEM 17. UNDERTAKINGS

     The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the Underwriting Agreement certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     The undersigned registrant hereby undertakes that:

     (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

     (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Amendment No. 6 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Boston, on March 10, 2000.


                               FairMarket, Inc.

                               By: /s/ SCOTT T. RANDALL
                                 -----------------------------------------------
                                   Scott T. Randall
                                   President and Chief Executive Officer


     Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 6 to the Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.



SIGNATURE                                                      TITLE                       DATE
---------                                                      -----                       ----

/s/ SCOTT T. RANDALL                                 President, Chief Executive       March 10, 2000
------------------------------------------------  Officer and Director (Principal
Scott T. Randall                                         Executive Officer)

/s/ JOHN BELCHERS                                     Chief Financial Officer         March 10, 2000
------------------------------------------------  (Principal Financial Officer and
John Belchers                                      Principal Accounting Officer)

*                                                             Director                March 10, 2000
------------------------------------------------
Jeffrey Drazan

*                                                             Director                March 10, 2000
------------------------------------------------
Nanda Krish

*                                                             Director                March 10, 2000
------------------------------------------------
Richard Pallan

* By: /s/ JOHN BELCHERS
-----------------------------------------------
       John Belchers
       Attorney-in-fact

EXHIBIT
NUMBER                             DESCRIPTION
-------                            -----------
   +1.1    Form of Underwriting Agreement
   +3.1    Amended and Restated Certificate of Incorporation of
           FairMarket, Inc. (the "Company")
   +3.2    Form of Fourth Amended and Restated Certificate of
           Incorporation of the Company (to be filed with the Delaware
           Secretary of State immediately prior to the effectiveness of this registration statement)
   +3.3    Form of Fifth Amended and Restated Certificate of
           Incorporation of the Company (to be filed with the Delaware
           Secretary of State immediately following the closing of this offering)
   +3.4    Bylaws of the Company
   +3.5    Form of Amended and Restated Bylaws of the Company (to be
           effective upon the closing of this offering)
   +4.1    Form of Specimen Certificate for the Company's Common Stock
   +4.2    Investors' Rights Agreement, dated February 25, 1999,
           between the Company and the stockholders named therein
   +4.3    Amendment to Investors' Rights Agreement, dated August 23,
           1999, between the Company and the stockholders named therein
   +4.4    Amendment to Investors' Rights Agreement, dated September
           15, 1999, between the Company and TicketMaster
           Online-CitySearch, Inc.
   +5.1    Opinion of Goodwin, Procter & Hoar LLP regarding the
           legality of the securities being registered
  +10.1    Form of Indemnity Agreement entered into by the Company with each of its directors
  +10.2    Amended and Restated 1997 Stock Option Plan
  +10.3    1999 Stock Option Plan
  +10.4    2000 Stock Option and Incentive Plan
   10.5    Employee Stock Purchase Plan
  +10.6    Lease Agreement dated November 9, 1999, between DIV Unicorn,
           LLC and the Company
  +10.7    Sublease Agreement dated January 22, 1998, between Insignia
           Solutions, Inc. and the Company
  +10.8    Sublease Agreement dated April 5, 1999, between Indigo
           America, Inc. and the Company
  +10.9    Warrant to Purchase Common Stock between the Company and
           Lycos, Inc. dated as of May 12, 1999
 +10.10    Performance Warrant to Purchase Common Stock between the
           Company and Lycos, Inc., dated as of May 12, 1999
 +10.11    Warrant to Purchase Common Stock between the Company and
           Microsoft Corporation, dated as of August 23, 1999
 +10.12    Siteharbor Services Agreement between the Company and
           NaviSite Services Corporation, dated as of October 30, 1998
 +10.13    Indemnification Agreement among the Company and Sierra
           Ventures VII, LP, and Sierra Ventures Associates VII, LLC,
           dated February 25, 1999.
 +10.14    Composite Auction Services Agreement, dated July 26, 1999, by and between the Company and Microsoft Corporation, as
           amended.
 +10.15    Auction Services Agreement, dated August 23, 1999, by and
           between the Company and Excite, Inc.

EXHIBIT
NUMBER                             DESCRIPTION
-------                            -----------
 +10.16    Auction Services Agreement, dated September 15, 1999, by and between the Company and Ticketmaster Online-CitySearch.
  +23.1    Consent of Goodwin, Procter & Hoar LLP (included in Exhibit
           5.1 hereto)
   23.2    Consent of PricewaterhouseCoopers LLP
  +24.1    Powers of Attorney (included on the signature pages hereto)
  +27.1    Financial Data Schedule


------------------------
+ Previously filed.